Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FORD MOTOR COMPANY,

VOLVO PERSONVAGNAR HOLDING AB,

MINTIME NORTH AMERICA, LLC

AND

GEELY SWEDEN AB

FOR THE SALE AND PURCHASE OF

VOLVO CAR CORPORATION

AND

VOLVO CARS OF NORTH AMERICA, LLC

March 28, 2010

Stock Purchase Agreement

EXECUTION VERSION

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
2.	SALE AND PURCHASE		1
	2.1	Sale and Purchase	1
	2.2	Delivery of Pre-Closing Estimates	2
	2.3	Payment of the Initial Purchase Price	3
	2.4	Discharge of Intra-Group Balances	3
	2.5	Closing Statement Adjustments to the Purchase Price	4
	2.6	Pension Adjustment to the Purchase Price	5
	2.7	Closing	5
	2.8	Goodwill Deposit	6
3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND SWEDEN SELLER		6
	3.1	Organization and Standing; Target Companies; Company Subsidiaries	6
	3.2	Authority and Capacity; No Conflicts; Binding Obligation; No Liquidation	7
	3.3	Governmental Approvals	8
	3.4	Formation Documents and Bylaws; Books and Records	9
	3.5	Capitalization	9
	3.6	Ownership and Transfer of the Sweden Company Shares and the U.S. Company Interest	10
	3.7	Directors and Officers	10
	3.8	Financial Statements and Liabilities	10
	3.9	Title to and Sufficiency of Assets	11
	3.10	Conduct of Business; Absence of Certain Changes or Events	12
	3.11	Material Contracts	12
	3.12	Taxes	15
	3.13	Real Property	18
	3.14	Intellectual Property	20
	3.15	Insurance	25
	3.16	Litigation	25
	3.17	Labor and Employment	26
	3.18	Employee Benefits	26
	3.19	Data Privacy	28
	3.20	Material Environmental Permits	28
	3.21	Environmental Site Assessments	28
	3.22	Contaminated Land	28
	3.23	Material Expenditure	29
	3.24	Product Recalls	29
	3.25	Product Liability	29
	3.26	Warranties	29
	3.27	Compliance with Law; Permits	29
	3.28	Information Technology and Functionality	30
	3.29	Suppliers	31
	3.30	JLR Agreements and AMLL Agreements	32
	3.31	NSC Reorganization	32
	3.32	Exclusivity of Representations and Warranties	32

Stock Purchase Agreement

i

EXECUTION VERSION

4.	REPRESENTATIONS AND WARRANTIES OF U.S. BUYER AND SWEDEN BUYER		32
	4.1	Organization and Standing; Capitalization	32
	4.2	Authority and Capacity; No Conflicts; Binding Obligation; No Liquidation	33
	4.3	Governmental Approvals	34
	4.4	Financial Capacity	34
	4.5	Investment Intent and Experience	35
	4.6	U.S. Dealers	35
5.	PRE-CLOSING COVENANTS		36
	5.1	Governmental Filings	36
	5.2	Consultation Obligations	38
	5.3	Conduct of Business	39
	5.4	Access to Company Information	43
	5.5	No Control of the Business	43
	5.6	Notification of Certain Matters; Supplemental Disclosure	44
	5.7	Contract Consents	44
	5.8	Termination of IP Intercompany Agreements; Termination of Powers of Attorney	45
	5.9	Information Barriers Protocol	45
	5.10	Benefit Plans in Canada	45
	5.11	Benefit Plans in the U.S.	46
	5.12	Defined Benefit Plan in the Netherlands	46
	5.13	Replacement of Insurance Policies	46
	5.14	IT Transition Plan	47
	5.15	Replacement Vehicle Finance Arrangements	47
	5.16	Leakage	47
	5.17	Non-solicitation	47
	5.18	Financing	48
	5.19	Retiree Medical Plans	49
	5.20	UK Pension Matters	49
	5.21	CFMA Payments	50
	5.22	Allocation of Special GHG Credits	51
	5.23	Patent License Agreement	51
	5.24	Working Capital Forecast	52
6.	ADDITIONAL AGREEMENTS		52
	6.1	U.S. Tax Treatment of the Sale and Purchase of the U.S. Company Interest	52
	6.2	Tax Liability	52
	6.3	Transfer Taxes	55
	6.4	Tax Returns	55
	6.5	Conduct of Tax Proceedings	60
	6.6	Group Relief and Tax Losses	63
	6.7	Tax Cooperation	64
	6.8	Group Arrangements	65
	6.9	BL3 Property	65
	6.10	Intercompany Accounts and Agreements	66
	6.11	Shared Contracts	66
	6.12	PZEV Credits	67

Stock Purchase Agreement

EXECUTION VERSION

	6.13	CAFE Filing	68
	6.14	GHG Allowances	68
	6.15	Information Barriers Protocol	69
	6.16	No Relevant Transfer	69
	6.17	Employment	69
	6.18	Maintenance of Employee Benefits Plan	70
	6.19	Equity Plan Awards	71
	6.20	Defined Contribution Plans Transfers	71
	6.21	Defined Benefit Plan in the U.S.	71
	6.22	Defined Benefit Plan in the Netherlands	72
	6.23	Defined Benefit Pension Plan in Japan	72
	6.24	Consent to Transfer; Consultation Obligations	73
	6.25	Non-Solicitation of Certain Employees	74
	6.26	Retained Company Name Changes	74
	6.27	Insurance Claims	74
	6.28	Directors and Officers Discharge of Liability; Indemnification	75
	6.29	Records and Assistance	75
	6.30	Releases	76
	6.31	Wrong Pockets	77
	6.32	Replacement Vehicle Finance Arrangements	78
	6.33	Further Actions	78
	6.34	Confidentiality	79
	6.35	News Releases; Public Announcements	79
	6.36	Assignment of PLA	80
	6.37	Maintenance of Back-to-Back Financing Commitment	80
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SWEDEN SELLER		81
	7.1	Representations and Warranties	81
	7.2	Governmental Approvals; Buyer Governmental Approvals	81
	7.3	Performance of Obligations	81
	7.4	No Law	81
	7.5	Buyers Officer’s Certificate	81
	7.6	Documents prior to or at Closing	82
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF U.S. BUYER AND SWEDEN BUYER		82
	8.1	Representations and Warranties	82
	8.2	Governmental Approvals; Buyer Governmental Approvals	82
	8.3	Performance of Obligations	82
	8.4	No Company Material Adverse Effect	83
	8.5	No Law	83
	8.6	Parent Officer’s Certificate	83
	8.7	Documents prior to or at Closing	83
	8.8	U.S. EPA GHG Credits	83
9.	CLOSING		84
	9.1	Deliveries by Parent and Sweden Seller	84
	9.2	Deliveries by U.S. Buyer and Sweden Buyer	85
10.	SURVIVAL OF CLAIMS; INDEMNIFICATION; REMEDIES		86
	10.1	Survival of Claims	86
	10.2	Indemnification by Parent	87

Stock Purchase Agreement

EXECUTION VERSION

	10.3	Limitations on Indemnification by Parent	88
	10.4	Indemnification by U.S. Buyer, Sweden Buyer	89
	10.5	Limitations on Indemnification by U.S. Buyer, Sweden Buyer	90
	10.6	Effect of Investigation; Waiver; No Target Company or Company Subsidiary Liability	90
	10.7	Third Party Claims	91
	10.8	Environmental Claims	93
	10.9	Adjustment of Losses	96
	10.10	Payments	97
	10.11	Treatment of Payments	97
	10.12	Mitigation; Exclusive Remedy	97
11.	TERMINATION		98
	11.1	Termination	98
	11.2	Effect of Termination	99
12.	MISCELLANEOUS		100
	12.1	Notices	100
	12.2	Amendment	101
	12.3	Waivers	102
	12.4	Successors and Assigns	102
	12.5	Payments	103
	12.6	Deductions from Payments; Gross-up	103
	12.7	Currency Indemnity	104
	12.8	Entire Agreement	105
	12.9	Schedules; Exhibits; Appendices Preamble; Recitals	105
	12.10	Headings; Interpretation; Governing Language	105
	12.11	Counterparts; Effectiveness	106
	12.12	Severability	106
	12.13	Specific Performance; Injunctive Relief	107
	12.14	Expenses	107
	12.15	No Brokers	108
	12.16	No Third Party Beneficiaries	108
	12.17	Representation by Counsel; Mutual Drafting	108
	12.18	Governing Law	108
	12.19	Dispute Resolution	108
	12.20	Waiver of Sovereign Immunity	110
	12.21	Waiver of Jury Trial	110

Stock Purchase Agreement

EXECUTION VERSION

LIST OF APPENDICES

Appendix 1                          Definitions

LIST OF SCHEDULES

Schedule A-1	Post-Closing Adjustments
Schedule A-2	Pension Adjustment Calculation
Schedule B	Disclosures
Schedule C	Governmental Approvals
Schedule D	Knowledge of Parent
Schedule E	Permitted Encumbrances
Schedule F	NSC Reorganization
Schedule G	Knowledge of Buyer
Schedule H	Operation of Business
Schedule I	Information Barriers Protocol
Schedule J	Ownership of Shanghai Holdco and Beijing Holdco
Schedule K	Surviving Contracts
Schedule L	PZEV Credits
Schedule M	Working Capital Facility Amount
Schedule N	Assurances
Schedule O	Brokers
Schedule P	Japan Defined Benefit Plan
Schedule Q	Statutory Audit Companies
Schedule R	Replacement Policies
Schedule S	Buyer Governmental Approvals
Schedule T	Target Companies IT System
Schedule U	Excepted Markets
Schedule V	Excess GHG Allowances
Schedule W	Parent IT System
Schedule X	Excluded Contracts
Schedule Y	Company Registered Intellectual Property
Schedule Z	Resigning Directors and Officers
Schedule AA	Company Financial Statements
Schedule BB	Transaction Financial Statements
Schedule CC	Reconciliation of Accounts
Schedule DD	Interim Financial Statements
Schedule EE	Collective Consultation Requirements
Schedule FF	Non-Controlled IP Knowledge of Parent
Schedule GG	Cycle Plan
Schedule HH	Business Plan

Stock Purchase Agreement

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EXECUTION VERSION
LIST OF EXHIBITS

Exhibit I	Binding Acquisition Financing Commitment Letters
Exhibit II	Form of LLC Interest Assignment and Assumption Agreement
Exhibit III	Form of Assignment and Assumption Agreement
Exhibit IV	Confidentiality Agreement
Exhibit V	Request for DB Asset Split
Exhibit VI	Form of Information Technology Transitional Services Agreement
Exhibit VII	Form of Dispute Resolution Agreement
Exhibit VIII	Form of Intellectual Property License Agreement
Exhibit IX	Form of Intellectual Property Assignment Agreement
Exhibit X	Form of Design, Development and Research Cooperation Agreement
Exhibit XI	Form of Engines and Stampings Supply Agreement (Parent to Sweden Company)
Exhibit XII	Form of Engines and Stampings Supply Agreement (Sweden Company to Parent)
Exhibit XIII	Form of Conrods and Brake Discs Supply Agreement (Floby)
Exhibit XIV	Form of DW 10b/c Supply Agreement
Exhibit XV	Form of Camshaft Supply Agreement
Exhibit XVI	Form of Tooling Agreement
Exhibit XVII	Forms of Secondment Agreements
Exhibit XVIII	Form of Transitional Services Agreement
Exhibit XIX	Form of NSC Transitional Services Agreement
Exhibit XX	Form of Vehicle Finance Separation Agreement
Exhibit XXI	Form of VAB Transitional Services Agreement
Exhibit XXII	BL3 Form Leases
Exhibit XXIII	Form of Ford Netherlands Pension Fund Transfer Agreement
Exhibit XXIV	Form of Letter Agreement regarding Allocation of GHG Credits
Exhibit XXV	Form of PLA Assignment and Assumption Agreement
Exhibit XXVI	Form of German IP Pledge Agreement
Exhibit XXVII	Back-to-Back Financing Commitment
Exhibit XXVIII	Seller Financing Agreement

Stock Purchase Agreement

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Stock Purchase Agreement”) is entered into as of March 28, 2010 by and among Ford Motor Company, a corporation organized under the Law of the State of Delaware (“Parent”), Volvo Personvagnar Holding AB, a corporation organized under the Law of Sweden (“Sweden Seller”), Mintime North America, LLC, a limited liability company organized under the Law of the State of Delaware (“U.S. Buyer”), and Geely Sweden AB, a corporation organized under the Law of Sweden (“Sweden Buyer,” together with U.S. Buyer “Buyers” and collectively with Parent and Sweden Seller, the “Parties”).

Recitals of the Parties

WHEREAS, Parent owns all of the issued and outstanding interests in U.S. Company (the “U.S. Company Interest”) and Sweden Seller owns all of the issued and outstanding shares of capital stock of the Sweden Company (the “Sweden Company Shares”);

WHEREAS, Parent desires to sell the U.S. Company Interest to U.S. Buyer, and Sweden Seller desires to sell the Sweden Company Shares to Sweden Buyer, and U.S. Buyer desires to acquire from Parent the U.S. Company Interest, and Sweden Buyer desires to acquire from Sweden Seller the Sweden Company Shares, at the price and upon the terms and subject to the conditions set forth in this Stock Purchase Agreement; and

WHEREAS, Parent desires to transfer, or to grant license of, certain Intellectual Property Rights (or to procure that certain of its Affiliates do so) to Sweden Company immediately following the acquisition by Buyers of the Sweden Company Shares and the U.S. Company Interest upon the terms and subject to the conditions set forth in the Intellectual Property Agreements;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements set forth in this Stock Purchase Agreement, and upon the terms and subject to the conditions set forth in this Stock Purchase Agreement, the Parties agree as follows:

1.     DEFINITIONS

For purposes of this Stock Purchase Agreement, capitalized terms used but not otherwise defined in this Stock Purchase Agreement shall have the meanings set forth in Appendix 1, except as otherwise expressly provided.

2.     SALE AND PURCHASE

2.1           Sale and Purchase

(a)           Upon the terms and subject to the conditions of this Stock Purchase Agreement, on the Closing Date:

Stock Purchase Agreement

EXECUTION VERSION

(i)           Parent shall sell, transfer and deliver the U.S. Company Interest to U.S. Buyer free and clear of Encumbrances;

(ii)          Sweden Seller shall sell, transfer and deliver the Sweden Company Shares to Sweden Buyer free and clear of Encumbrances;

(iii)         U.S. Buyer shall purchase the U.S. Company Interest from Parent;

(iv)         Sweden Buyer shall purchase the Sweden Company Shares from Sweden Seller; and, immediately thereafter,

(v)          Parent shall deliver the Intellectual Property Agreements duly executed by Parent, each of the other Ford Entities and Sweden Company,

in exchange for payment of the Purchase Price to Parent (acting on behalf of itself, Sweden Seller and Ford Global) by Sweden Buyer (acting on behalf of (A) itself, with respect to the Sweden Company Shares, (B) U.S. Buyer, with respect to the U.S. Company Interest and (C) Sweden Company, with respect to the Intellectual Property Rights transferred or licensed under the Intellectual Property Agreements).

(b)           The “Purchase Price” shall be equal to the Initial Purchase Price, as adjusted by: (i) the Intra-Group Balances Price Adjustment pursuant to Section 2.5(b)(i); (ii) the Net External Indebtedness Adjustment pursuant to Section 2.5(b)(ii); (iii) the Net Working Capital Adjustment pursuant to Section 2.5(b)(iii) and (iv) the Total Pension Adjustment pursuant to Section 2.6 and any special payment pursuant to paragraph 10 of Schedule A-2.

2.2           Delivery of Pre-Closing Estimates

(a)           Parent shall:

(i)           deliver to Buyers not less than six Business Days before Closing (or the anticipated Closing, as applicable) its good faith calculations of the Estimated Net External Indebtedness, Estimated Intra-Group Payables, Estimated Intra-Group Receivables, Estimated Net Working Capital and Estimated Pension Adjustment;

(ii)           consider in good faith any objections prepared by or on behalf of Buyers and delivered not less than four Business Days before Closing (or the anticipated Closing, as applicable), relating to any calculation provided pursuant to Section 2.2(a)(i) and, to the extent agreed by Parent in its sole discretion (acting in good faith), amend such calculations in light of any such objections; and

(iii)           deliver to Buyers not less than three Business Days before Closing any updated and finalized calculations of the Estimated Net External Indebtedness, Estimated Intra-Group Payables, Estimated Intra-Group Receivables, Estimated Net Working Capital and Estimated Pension Adjustment to the extent amended by Parent pursuant to Section 2.2(a)(ii).

Stock Purchase Agreement

EXECUTION VERSION

(b)           The information to be provided to Buyers as contemplated by Section 2.2(a) with respect to the aggregate of such Estimated Intra-Group Receivables and Estimated Intra-Group Payables shall include the amount estimated as payable to be paid pursuant to Section 2.4(a) and Section 2.4(b), together with a summary schedule of the previous calendar month actual intra-group balances identifying payables and receivables by business unit on which the estimates are based, and the adjustment for activity made to the previous calendar month actual intra-group balances in calculating the Estimated Intra-Group Balances.

(c)           In the event that following the delivery of the estimates described in this Section 2.2 the Closing does not occur on the first Business Day of the following calendar month, such estimates shall be deemed null and void for all purposes of this Stock Purchase Agreement.

2.3           Payment of the Initial Purchase Price

On the Closing Date, Sweden Buyer shall pay, or cause the payment of, the Initial Purchase Price less the Goodwill Deposit and the Seller Financing Amount (the “Net Initial Purchase Price”) by wire transfer in immediately available funds into a bank account of Parent (which account shall have been designated by Parent no later than two Business Days prior to the Closing Date).  Such amount shall be paid in accordance with Section 12.5.  The part of the Initial Purchase Price as is constituted by the Goodwill Deposit will be satisfied by release of the Goodwill Deposit to Parent by the Escrow Agent in accordance with Section 2.8(b) and the terms of the Escrow Agreement.  The part of the Initial Purchase Price as is constituted by the Seller Financing Amount will be satisfied by execution, delivery and performance of the Seller Financing Agreement.

2.4           Discharge of Intra-Group Balances

(a)           On the Closing Date:

(i)           Sweden Buyer (as agent for the relevant Target Company or Company Subsidiary owing the relevant Intra-Group Payables) shall pay an amount equal to the aggregate of the Estimated Intra-Group Payables (if any) to Parent (for itself or, as applicable, as agent for and on behalf of the relevant member of Parent Group to which the relevant Intra-Group Payables are owed); and

(ii)           Parent (for itself or, as applicable, as agent for and on behalf of the relevant member of Parent Group owing the relevant Intra-Group Receivables) shall pay an amount equal to the aggregate of the Estimated Intra-Group Receivables (if any) to Sweden Buyer (as agent for the relevant Target Company or Company Subsidiary to which the relevant Intra-Group Receivables are owed).

(b)           Five Business Days following issuance of the Final Closing Statement in accordance with Schedule A-1, the following payments shall be made in respect of any Intra-Group Payables and Intra-Group Receivables:

(i)           if the actual amount of the Intra-Group Payables is greater than the Estimated Intra-Group Payables or the amount of the Intra-Group Receivables is less than the Estimated Intra-Group Receivables, then Sweden Buyer (as agent for the relevant Target Company or Company Subsidiary) shall pay to Parent (for itself or, as applicable, as agent for and on behalf of the relevant member of Parent Group) an amount equal to the difference (less any amount already settled); and

Stock Purchase Agreement

EXECUTION VERSION

(ii)           if the actual amount of the Intra-Group Receivables is greater than the Estimated Intra-Group Receivables or the amount of the Intra-Group Payables is less than the Estimated Intra-Group Payables, then Parent (for itself or, as applicable, as agent for and on behalf of the relevant member of Parent Group) shall pay to Sweden Buyer (as agent for the relevant Target Company or Company Subsidiary) an amount equal to the difference (less any amount already settled), and the Intra-Group Payables and Intra-Group Receivables shall be treated as fully paid and discharged.

(c)           Any payment required to be made pursuant to Section 2.4(b) shall be paid by Parent or Sweden Buyer (as the case may be) together with (and in substitution for any interest accruing in accordance with the applicable terms and conditions of any Intra-Group Payable or Intra-Group Receivable) an amount equal to interest at the Applicable Rate, for the period from (but excluding) the Closing Date to (and including) the date of such payment, calculated on a daily basis.

(d)           Notwithstanding anything to the contrary in Section 12.6, any sums which Parent or Sweden Buyer is obliged to pay pursuant to Section 2.4(a) shall be aggregated and set-off against each other, and the sums which each is respectively obliged to pay one another pursuant to Section 2.4(b) shall be aggregated and set-off against each other.  Whichever of Sweden Buyer or Parent then remains with a payment obligation under Section 2.4(a), and separately under Section 2.4(b), shall, in each case, make the applicable payment only of the net amount payable with respect to each of Section 2.4(a) and Section 2.4(b).  Where net amounts are paid or received, the book entries made in the accounts of the relevant debtor and creditor shall reflect the gross payments being effected to reflect the discharge of Intra-Group Payables and Intra-Group Receivables.

(e)           If and to the extent that any of the mechanisms in this Stock Purchase Agreement for the settlement or discharge of any sums which Parent or Sweden Buyer is obliged to pay pursuant to this Section 2.4 would cause any person to breach exchange control or equivalent restrictions in any jurisdiction, or to violate any other Law, the Parties will co-operate in good faith to agree and implement an alternate mechanism which achieves the objectives of this Stock Purchase Agreement and avoids such breach or violation.

2.5           Closing Statement Adjustments to the Purchase Price

(a)           Following Closing, Parent and Sweden Buyer shall give effect to Schedule A-1.

(b)           Five Business Days following the issuance of the Final Closing Statement in accordance with Schedule A-1, adjustments to the Initial Purchase Price shall be made by Parent (for itself and on behalf of Sweden Seller) or, as applicable, by Sweden Buyer (for itself and on behalf of U.S. Buyer) as follows:

(i)           Sweden Buyer shall pay to Parent the amount equal to the aggregate amount by which the Intra-Group Balances is greater than the Estimated Intra-Group Balances, or, as applicable, Parent shall pay to Sweden Buyer the amount equal to the aggregate amount by which the Estimated Intra-Group Balances is greater than the Intra-Group Balances;

(ii)           Parent shall repay to Sweden Buyer an amount equal to the amount by which the Net External Indebtedness is greater than the Estimated Net External Indebtedness or, as applicable,

Stock Purchase Agreement

EXECUTION VERSION

Sweden Buyer shall pay to Parent an amount equal to the amount by which the Estimated Net External Indebtedness is greater than the Net External Indebtedness; and

(iii)           Sweden Buyer shall pay to Parent the amount equal to the amount by which the Net Working Capital is greater than the Estimated Net Working Capital or, as applicable, Parent shall pay to Sweden Buyer the amount equal to the amount by which the Estimated Net Working Capital is greater than the Net Working Capital, provided that, for the avoidance of doubt and in order to avoid duplication, no item shall be included in the calculation of more than one of (w) the Net External Indebtedness Adjustment, (x) the Net Working Capital Adjustment, (y) the Intra-Group Balances Price Adjustment or (z) the Total Pension Adjustment.

(c)           Any payment required to be made pursuant to Section 2.5(b) shall be paid by Parent or Sweden Buyer (as the case may be) together with an amount equal to interest on such payment at the Applicable Rate, for the period from (but excluding) the Closing Date, to (and including) the date of payment, calculated on a daily basis.

(d)           Notwithstanding anything to the contrary in Section 12.6, any sums which Parent and Sweden Buyer are obliged to pay to one another pursuant to this Section 2.5 shall be aggregated and set-off against each other and whichever of Parent or Sweden Buyer is left with any payment obligation shall make an applicable payment.

2.6           Pension Adjustment to the Purchase Price

(a)           Following Closing, Parent and Buyers shall give effect to Schedule A-2 to determine the Total Pension Adjustment and to give effect to any special payment under paragraph 10 of Schedule A-2.

(b)           Within five Business Days after the determination of the Total Pension Adjustment in accordance with Schedule A-2 (i) Parent (for itself and on behalf of Sweden Seller) shall repay to Sweden Buyer (for itself and on behalf of U.S. Buyer) the amount equal to the amount by which the Total Pension Adjustment is greater than the Estimated Pension Adjustment or (ii) Sweden Buyer (for itself and on behalf of U.S. Buyer) shall pay to Parent (for itself and on behalf of Sweden Seller) an amount equal to the amount by which the Estimated Pension Adjustment is greater than the Total Pension Adjustment.

(c)           Any payment required to be made pursuant to Section 2.6(b) shall be paid by Parent or Sweden Buyer (as the case may be) together with an amount equal to interest on such payment at the Applicable Rate, for the period from (but excluding) the Closing Date to (and including) the date of payment, calculated on a daily basis.

2.7           Closing

(a)           Closing shall occur at 9:00 a.m. London time on the first date that is (i) the first Business Day of a calendar month and (ii) on or after the third Business Day following the satisfaction or, to the extent permitted, written waiver, of each of the conditions set forth in Article 7 and Article 8 (other than those conditions that by their nature will be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date and time as the Parties may agree in writing (the “Closing Date”).

Stock Purchase Agreement

EXECUTION VERSION

(b)           Closing will occur at the offices of Hogan & Hartson in London, or at such other place as the Parties may agree in writing prior to the Closing Date.

2.8           Goodwill Deposit

(a)           Upon the date of this Stock Purchase Agreement, Sweden Buyer shall provide irrevocable instructions to deposit on March 29, 2010 with HSBC Holdings plc, London, (the “Escrow Agent”) the amount of $50,000,000 (the “Goodwill Deposit”).  The maintenance in escrow and release of the Goodwill Deposit shall be governed by the terms of the Escrow Agreement, in accordance with Section 2.8(b), Section 11.2(b) or Section 11.2(c), as applicable.

(b)           Upon Closing, Parent shall, and Sweden Buyer shall cause Beijing Holdco on behalf of Sweden Buyer to, promptly execute and deliver to Escrow Agent, in accordance with the terms of the Escrow Agreement, a joint instruction to immediately release (i) the Goodwill Deposit to Parent in part satisfaction of the Initial Purchase Price by wire transfer of immediately available funds, and (ii) any interest accrued on the Goodwill Deposit to Sweden Buyer by wire transfer of immediately available funds.

3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND SWEDEN SELLER

Except as disclosed to Buyers in Schedule B as delivered on the date of this Stock Purchase Agreement (without regard to any subsequent amendment) (it being understood that, in each case, (a) a disclosure against a specific representation or warranty shall be deemed a disclosure against any other representation or warranty in this Article 3 to which such disclosure may relate, if the applicability of a disclosure to such other representation or warranty is reasonably apparent, and (b) no reference to, or disclosure of, an item on Schedule B shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on Schedule B), Parent and Sweden Seller represent and warrant to U.S. Buyer and Sweden Buyer, as of the date of this Stock Purchase Agreement and as of Closing or at such time as is otherwise specified in any Section of this Article 3, as follows:

3.1           Organization and Standing; Target Companies; Company Subsidiaries

(a)           Each of Parent, Sweden Seller, U.S. Company and Sweden Company is duly organized, validly existing and in good standing under the Law of its respective jurisdiction of incorporation or formation, as applicable.  Each Target Company has the requisite corporate power and authority to own or lease and to operate its assets and to carry on its respective business as currently conducted.

(b)           Each Target Company is duly qualified to conduct business as a foreign company and is in good standing in each of the jurisdictions where the nature of the business conducted by such Target Company or the character of the assets owned, leased or otherwise held by such Target Company makes such qualification necessary, except to the extent the absence of such qualification or good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(c)           Schedule B Part 3.1(c) sets forth a true, complete and correct list of the Company Subsidiaries and sets forth with respect to each Company Subsidiary the jurisdiction of formation.

Stock Purchase Agreement

EXECUTION VERSION

(d)           The Target Companies and the Company Subsidiaries do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person, except for (i) passive holdings of less than 5% of the share capital in listed or non-listed entities, (ii) the Company Subsidiaries, and (iii) as set forth on Schedule B Part 3.1(d).

(e)           Except as set forth on Schedule B Part 3.1(e), each Company Subsidiary is duly organized, validly existing and in good standing under the Law of its respective jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own or lease and to operate its assets, and to carry on its respective business as currently conducted.

(f)           Except as set forth on Schedule B Part 3.1(e), each Company Subsidiary is duly qualified to conduct business as a foreign company and is in good standing in each of the jurisdictions where the nature of the business or the character of the assets owned, leased or otherwise held by such Company Subsidiary makes such qualification necessary, except to the extent the absence of such qualification or good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business.

3.2           Authority and Capacity; No Conflicts; Binding Obligation; No Liquidation

(a)           Each member of Parent Group has the requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

(b)           Subject to satisfaction of the Governmental Approvals and the Buyer Governmental Approvals, the execution, delivery and performance by each member of Parent Group of the Transaction Documents to which it is party, and the consummation by each member of Parent Group and Target Companies and Company Subsidiaries, as applicable, of the transactions contemplated by such Transaction Documents, have been duly authorized by all requisite action of the relevant member of Parent Group, Target Company and Company Subsidiary, with such authorization in full force and effect, and do not:

(i)           conflict with or violate (A) any material Law in any material respect or (B) a provision of the Formation Document or the Bylaws of any member of Parent Group, a Target Company or Company Subsidiary; or

(ii)          conflict with, result in a breach of, constitute a default under, give rise to a right of prepayment, termination, cancellation or acceleration of an obligation or loss of a material benefit or to increased, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of an Encumbrance upon assets under, any Material Contract, except to the extent that such conflict, breach, default, prepayment, termination, cancellation, acceleration of obligation, loss of material benefit, increase, acceleration or guaranty of rights or entitlements or creation of Encumbrance would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of a member of Parent Group to consummate the transactions contemplated by the Transaction Documents.

(c)           This Stock Purchase Agreement has been duly executed and delivered by Parent and Sweden Seller and, at Closing, each member of Parent Group will have duly executed and delivered each Separation Agreement to which it is a party.  Assuming the due authorization, execution and delivery by

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U.S. Buyer and Sweden Buyer of this Stock Purchase Agreement, this Stock Purchase Agreement constitutes, and the Separation Agreements when executed will constitute, legal, valid and binding obligations of each such member of Parent Group, enforceable against each such member of Parent Group, in each case in accordance with their respective terms, except as such enforceability may be subject to the effects of Law.

(d)           Except as set forth on Schedule B Part 3.2(d), since December 31, 2008, with respect to each of Parent, Sweden Seller, each Target Company and each Company Subsidiary:

(i)           to the Knowledge of Parent, no order, whether executive, legislative or judicial, judgment, ruling, award, decree, directive, writ, injunction, investigation or proceedings by a Governmental Entity (an “Order”) has been entered, no resolution has been adopted, and no petition has been presented to a court of competent jurisdiction for the purpose of its winding up or liquidation;

(ii)          no provisional liquidator, manager, administrator, conservator or administrative receiver, or equivalent in its jurisdiction of incorporation or formation, has been appointed, including with respect to all or substantially all of its assets, and, to the Knowledge of Parent, no petition or application for such appointment has been filed or presented to a court of competent jurisdiction;

(iii)         no assignment of all or substantially all of its assets has been made in favor of its creditors; and

(iv)         to the Knowledge of Parent, no proceeding under bankruptcy, insolvency, reorganization, moratorium or other similar Law has been initiated.

3.3           Governmental Approvals

(a)           Other than the approvals, consents, authorizations, filings, waiting periods terminations or expirations and notices set forth on Schedule C (the “Governmental Approvals”), no approval, consent, authorization or Permit from, or filing or notice to, a Governmental Entity, and no expiration or termination of a mandatory waiting period by a Governmental Entity, is required in connection with the execution and delivery by Parent and Sweden Seller of this Stock Purchase Agreement or the execution by the relevant members of Parent Group, the Target Companies and Company Subsidiaries of the Separation Agreements to which each is a party or the consummation by the relevant members of Parent Group, the Target Companies and Company Subsidiaries of the transactions contemplated by the Transaction Documents, except for such approvals, consents, authorizations, Permits, filings, notices, or expirations or terminations (i) the failure of which to obtain, make, submit or occur would not be material, or (ii) as are identified by U.S. Buyer and Sweden Buyer on Schedule S (the “Buyer Governmental Approvals”).

(b)           To the Knowledge of Parent, there is no fact or circumstance related to any member of Parent Group, the Target Companies or Company Subsidiaries that would reasonably be expected to delay the receipt or satisfaction of the Governmental Approvals or the expiration or termination of any waiting periods required under any of the Governmental Approvals.

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3.4           Formation Documents and Bylaws; Books and Records

(a)           Except as set forth on Schedule B Part 3.4(a), Parent and Sweden Seller have made available to Buyers copies of: (a) the Formation Document of each Target Company and each Company Subsidiary, as in effect on the date of this Stock Purchase Agreement; and (b) to the extent applicable, the Bylaws of each Target Company and each Company Subsidiary, as in effect on the date of this Stock Purchase Agreement.

(b)           The stock certificate and the shareholders’ register of Sweden Company, the board and shareholders’ meeting minutes and written board and shareholders’ resolutions of Sweden Company for the period since January 1, 2006, and the board meeting minutes and written board and members’ resolutions of U.S. Company for the period since January 1, 2004 (copies of the material terms which have been made available to Buyers) are true, complete and correct in all material respects.

3.5           Capitalization

(a)           The share capital of Sweden Company is registered to be at least SEK 500,000,000 divided into 500,000 shares of capital stock and at most SEK 2,000,000,000 divided into 2,000,000 shares of capital stock.  The Sweden Company Shares consist of 723,530 shares of capital stock with quota value of SEK 1,000 per share all of which are duly authorized, have been validly issued, are fully paid and are owned beneficially and of record by Sweden Seller.

(b)           The capital stock of U.S. Company consists of one membership interest, which is duly authorized, has been validly issued, is fully paid and non-assessable, and is owned beneficially and of record by Parent.

(c)           All of the Sweden Company Shares were, and the U.S. Company Interest was, issued in compliance with Law.  Sweden Company Shares are and were, and the U.S. Company Interest is and was, not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or similar right, Order, the Formation Document of the relevant Target Company or any Agreement to which Parent, Sweden Seller or a Target Company is party or is otherwise bound.

(d)           Schedule B Part 3.1(c) sets forth a true, complete and correct list with respect to each Company Subsidiary of the authorized and outstanding shares of capital stock, membership interest or other interest that confers the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity of such Company Subsidiary and the owner(s) of record of such interests of the Company Subsidiaries.  All of the issued and outstanding shares of capital stock, membership interests, joint venture interests and other equity interests of each Company Subsidiary directly or indirectly owned beneficially and of record by a Target Company, are owned free and clear of Encumbrances, and all such interests have been duly authorized and validly issued and are fully paid and, as applicable, non-assessable.

(e)           No shares of capital stock, membership interests, joint venture interests or other equity interests of a Target Company or Company Subsidiary have been reserved.  There are no outstanding securities convertible into, or exchangeable for, such interests of a Target Company or Company Subsidiary, and no outstanding options, warrants, purchase rights, subscription rights or similar equity instruments or Agreements to purchase or to subscribe for such interests or would otherwise require a Target Company or Company Subsidiary to issue, sell or otherwise cause such interests to become outstanding.  No Target Company or Company Subsidiary has outstanding or authorized any stock

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appreciation, phantom stock, profit participation or similar rights.  No Target Company or Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into, or exercisable or exchange for, securities or interests having the same right to vote) on any matter.  No Target Company or Company Subsidiary has entered into a legally binding obligation to sell or issue convertible securities, options, rights, warrants, purchase rights, subscription rights or similar equity instruments, except as contemplated by this Stock Purchase Agreement.  There are no Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of capital stock, membership interests, joint venture interests or other equity interests of a Target Company or Company Subsidiary.

3.6           Ownership and Transfer of the Sweden Company Shares and the U.S. Company Interest

Except as set forth on Schedule B Part 3.6, Parent has good, valid and marketable title, free and clear of Encumbrances, to the U.S. Company Interest, with full right and lawful authority to sell, transfer, assign and deliver the U.S. Company Interest to U.S. Buyer pursuant to this Stock Purchase Agreement.  Sweden Seller has good, valid and marketable title, free and clear of Encumbrances, to the Sweden Company Shares, with full right and lawful authority to sell, transfer, assign and deliver the Sweden Company Shares to Sweden Buyer pursuant to this Stock Purchase Agreement.  Upon delivery of and payment for the U.S. Company Interest and the Sweden Company Shares at Closing pursuant to this Stock Purchase Agreement, U.S. Buyer and Sweden Buyer will acquire good, valid and marketable title to the U.S. Company Interest and the Sweden Company Shares respectively, free and clear of Encumbrances, other than Encumbrances arising solely as a result of actions by U.S. Buyer or Sweden Buyer or as a result of a breach of any of Buyers’ representations and warranties set forth in Article 4.

3.7           Directors and Officers

A true, complete and correct list of the current directors and officers, or as applicable, senior management, of each Target Company and each Company Subsidiary is set forth on Schedule B Part 3.7, including each such person’s name and position(s).

3.8           Financial Statements and Liabilities

(a)           Set forth on Schedule AA are complete and correct copies of: (i) the audited consolidated balance sheet of Target Companies and Company Subsidiaries as of December 31, 2007 and December 31, 2008 (the balance sheet as of December 31, 2008 only, the “Company Balance Sheet”), (ii) the audited consolidated income statements of Target Companies and Company Subsidiaries for each of the three years in the period ended December 31, 2008 and (iii) the audited consolidated cash flow statements of Target Companies and Company Subsidiaries for each of the three years in the period ended December 31, 2008, together with all notes thereto, and an opinion or report of the independent auditors to the Volvo Automotive Combined Operating Group, certifying such financial statements (collectively, the “Company Financial Statements” and to the extent such financial statements are as of December 31, 2008 or for the one year ended December 31, 2008, the “2008 Financial Statements”).

(b)           The Target Companies’ and Company Subsidiaries’ system of internal controls over the financial reporting for the Business is sufficient, in all material respects, to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with U.S. GAAP.

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(c)           The Company Financial Statements (i) have been prepared in accordance with the books and records of each Target Company and each Company Subsidiary and (ii) present fairly, in all material respects, the financial position on a consolidated basis as of December 31, 2007 and December 31, 2008 and the results of operations and cash flows of Target Companies and Company Subsidiaries on a consolidated basis for each of the three years in the period ended December 31, 2008 in conformity with U.S. GAAP.

(d)           Schedule CC sets forth, in all material respects, a list of specified adjustments made to the 2008 Financial Statements in the preparation of the Transaction Financial Statements.

(e)           The Interim Financial Statements have been prepared on the same basis and using the accounting principles, policies, procedures and practices consistently applied, including in relation to accounting discretion and judgment, as used in the Transaction Financial Statements.

(f)           Each of the audited statutory accounts for the Statutory Audit Companies for the period ended December 31, 2008 (copies of which have been made available to Buyers) (i) has been prepared in all material respects in accordance with applicable Local GAAP and Law on a basis consistent with the prior period and (ii) presents fairly, in all material respects, the financial position of the relevant entity as of December 31, 2008 and of its profits and losses for the period ended December 31, 2008.

(g)           The Target Companies and Company Subsidiaries do not have any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except (i) as disclosed, reflected or reserved against in the Company Balance Sheet and (ii) for Liabilities and obligations that are not individually or in the aggregate material to the Business and were incurred in the Ordinary Course of Business since December 31, 2008.

(h)           The Target Companies and Company Subsidiaries do not have, and for the 18 months following the Closing Date will not have, any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with U.S. GAAP (including accruals) relating to any business conducted by a Target Company or Company Subsidiary which business has been sold or discontinued in the five-year period prior to the date of this Stock Purchase Agreement (a “Discontinued Business Liability”), except as disclosed, reflected or reserved against in the Company Balance Sheet.  For the purposes of this Section 3.8(h), whether a Discontinued Business Liability is of a nature required to be reflected on a balance sheet prepared in accordance with U.S. GAAP shall be determined with reference to the financial position of the Business immediately prior to Closing.

3.9           Title to and Sufficiency of Assets

(a)           Excluding for the purposes of this Section 3.9(a) all Owned Real Property, Leased Real Property, and Real Property Leases and Intellectual Property Rights: (i) a Target Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in, the Assets free and clear of all Encumbrances except for Permitted Encumbrances; (ii) all leases with respect to leasehold interests are in full force and effect and constitute valid and binding obligations of each other party thereto and none of the Target Companies, the Company Subsidiaries or any other party thereto is in breach of any of the terms of such lease; and (iii) all leased personal property used by, or in connection with, the Business is in the condition required of such property by the terms of the applicable lease Agreement.

(b)           To the Knowledge of Parent, the Material Real Property Improvements and all items of tangible personal property which are owned, leased or used by the Target Companies and the Company

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Subsidiaries and are material to the Business are structurally sound, free from material defect (subject to normal wear and tear given the use and age of such assets), have been maintained in all material respects in accordance with generally accepted industry practice and are usable in the Ordinary Course of Business.

(c)           Assuming receipt of all of the Governmental Approvals and Buyer Governmental Approvals, the rights, properties and assets (including Intellectual Property Rights, real property, IT Applications and IT Infrastructure and Permits) of the Target Companies and Company Subsidiaries and the facilities, services and Intellectual Property Rights, IT Applications and IT Infrastructure to which the Target Companies and Company Subsidiaries have a contractual right, including pursuant to the Transaction Documents, together include all rights, properties, assets, facilities and services that are necessary for Target Companies and Company Subsidiaries to carry on the Business immediately after Closing in all material respects in the manner in which it is carried on as of the date of this Stock Purchase Agreement.

3.10        Conduct of Business; Absence of Certain Changes or Events

Except as contemplated by this Stock Purchase Agreement, as required by Law or as set forth on Schedule B Part 3.10, since the date of the Interim Financial Statements through the date of this Stock Purchase Agreement:

(a)           each Target Company and each Company Subsidiary has conducted its respective business only in the Ordinary Course of Business;

(b)           there has not been any Company Material Adverse Effect that is continuing; and

(c)           no action has been taken by Parent, Sweden Seller, any Target Company or any Company Subsidiary that would, if taken after the date of this Stock Purchase Agreement, constitute a breach of Section 5.3.

3.11        Material Contracts

(a)           The term “Material Contracts” shall mean each of the following Agreements, excluding the IP Contracts, to which a Target Company or Company Subsidiary is a party (except as otherwise provided in this Section 3.11):

(i)           Purchasing Agreements;

(ii)           Agreements (other than Intercompany Agreements) under which such Target Company or Company Subsidiary has directly or indirectly, other than in the Ordinary Course of Business (A) borrowed, or agreed to borrow, money from, or issued, or agreed to issue, any note, bond, debenture or similar instrument or otherwise incurred any indebtedness to, any Person (other than a Target Company or Company Subsidiary), with an aggregate liability in excess of $3,000,000, or (B) made, or agreed to make, any advance, loan, extension of credit or capital contribution to, or other investment of debt or equity in, any Person (other than a Target Company or Company Subsidiary) for any Agreement under which a Target Company or Company Subsidiary has an aggregate liability in excess of $3,000,000;

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(iii)           Agreements for any joint venture, partnership or similar arrangement or an Agreement relating to holding, voting or transferring any securities or other interest by a Target Company or Company Subsidiary (including any stockholders’ or members’ agreement);

(iv)          Agreements relating to an acquisition to be made by such Target Company or Company Subsidiary of an operating business or the capital stock, membership interest, joint venture interest or other equity interest of another Person, in each case for consideration in excess of $3,000,000;

(v)           Agreements relating to the sale or purchase of fixed assets or real estate having a value individually in excess of $5,000,000, under which such sale or purchase has not been consummated;

(vi)          employment Agreements that have an aggregate annual future liability in excess of $1,000,000, except any Agreement relating to the employment of any Designated Employee identified in schedule A to the Secondment Agreements;

(vii)         Local Collective Agreements;

(viii)        covenants not to compete or other covenants restricting the development, manufacture, marketing or distribution of the products and services of a Target Company or Company Subsidiary which restrictions adversely and materially affect the Business, or any Agreement containing non-solicitation provisions or otherwise limiting or prohibiting a Target Company or Company Subsidiary from conducting the Business;

(ix)          Agreements with any current or former officer, director (or nominee for director) or employee (other than indemnification, employment or employment-related Agreements);

(x)           Surviving Contracts which are not Transaction Documents;

(xi)           leases, subleases or similar Agreements with any Person (other than a Target Company or Company Subsidiary) under which such Target Company or Company Subsidiary is a lessor or sublessor of, or makes available for use to any Person, any Owned Real Property, Leased Local Real Property or Leased Foreign Real Property or any portion of any premises otherwise occupied by such Target Company or Company Subsidiary, in each case that are material to the operation of the Business;

(xii)          Agreements under which (A) any Person (other than a Target Company or Company Subsidiary) has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of a Target Company or Company Subsidiary or (B) any Target Company or Company Subsidiary has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of any Person (other than a Target Company or Company Subsidiary), for each Agreement under which the aggregate liability is in excess of $3,000,000;

(xiii)         Agreements granting an Encumbrance (other than a Permitted Encumbrance) upon any Asset the aggregate value of which exceeds $5,000,000;

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(xiv)         without duplication of any other subsection of this Section 3.11(a), Agreements providing for indemnification by any Target Company or Company Subsidiary to any Person except for any Agreement related to, or arising out of, a commercial arrangement consistent with past practice and entered into in the Ordinary Course of Business, in each case that are material to the operation of the Business;

(xv)          confidentiality or non-disclosure Agreements (other than confidentiality Agreements or provisions included in standard employment, contractor or consultancy Agreements or standard terms and conditions, inclusive of standard purchase order terms and conditions, of a Target Company or Company Subsidiary), in each case that are material to the operation of the Business;

(xvi)         without duplication of Section 3.11(a)(v), Agreements for the sale of any asset of a Target Company or Company Subsidiary (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset (including any discounted purchase price) or requiring the consent of any Person to transfer thereof, in any such case involving assets the aggregate value of which exceeds $5,000,000;

(xvii)        hedging or factoring Agreements to which Sweden Company is a party related to currency exchange, interest rates, commodity prices or similar Agreement;

(xviii)       without duplication of the provisions in Section 3.11(a)(i) to Section 3.11(a)(xvii), Agreements involving expected aggregate annual payments by or to any Target Company or Company Subsidiary of more than $3,000,000, except for any Agreement related to, or arising out of, a commercial arrangement consistent with past practice and entered into in the Ordinary Course of Business; and

(xix)          Agreements other than as set forth above to which any Target Company or Company Subsidiary is a party pursuant to which a Target Company or Company Subsidiary receives a benefit or has an obligation to perform that is (A) material to the Business, including any such Agreements between a Target Company or Company Subsidiary and CFMA, or (B) if breached, terminated or not renewed would reasonably be expected to materially impair the operation of the Business.

(b)           Except as set forth on Schedule B Part 3.11(b), each of the Production Agreements is governed by the Production Purchasing Global Terms and Conditions.

(c)           (1)           Schedule B Part 3.11(c)(i) sets forth a true, complete and correct list of the Shared Contracts which are Material Contracts to which a member of Parent Group is a party and pursuant to which a Target Company or Company Subsidiary is a party or receives a benefit or has an obligation to perform;

(ii)           Schedule B Part 3.11(c)(ii) sets forth a true, complete and correct list of the Shared Contracts which are Material Contracts to which a Target Company or Company Subsidiary is a party and pursuant to which a member of Parent Group is a party or receives a benefit or has an obligation to perform.

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(d)           All Material Contracts are valid, binding and in full force and effect and are enforceable by the applicable Target Company or Company Subsidiary in accordance with their respective terms, except as such enforceability may be subject to the effects of Law.  The applicable Target Company or Company Subsidiary that is a party to each Material Contract has performed in all material respects all obligations required to be performed by it to date under such Material Contract and neither it nor, to the Knowledge of Parent, any other party to any Material Contract (with or without the lapse of time or the giving of notice, or both) is in default or breach in any material respect of any Material Contract.  Except as set forth on Schedule B Part 3.11(d), to the Knowledge of Parent, since December 31, 2008, no Target Company or Company Subsidiary has received written notice of termination or non-renewal, or intention to terminate or to not renew from any other party to a Material Contract.  The material terms of the Material Contracts as in effect on the date of this Stock Purchase Agreement, together with all amendments thereto, have been made available to Buyers.

3.12        Taxes

Except as set forth on Schedule B Part 3.12:

(a)           All Tax Returns required to have been filed by, or with respect to, a Target Company or Company Subsidiary have been timely filed, taking into account any extension of time to file that has been granted or obtained, and all such Tax Returns have been duly, completely and accurately prepared in all material respects.  All Taxes shown to be due and payable on such Tax Returns have been paid.  All material records required to be maintained for Tax purposes by or with respect to a Target Company or Company Subsidiary have been maintained.

(b)           Each Target Company and each Company Subsidiary has paid all material Taxes due and payable by each of them.

(c)           No Tax on any Target Company or Company Subsidiary arose in respect of, by reference to or in consequence of the Reorganization that has not been paid prior to the date of this Stock Purchase Agreement.

(d)           Each Target Company and each Company Subsidiary has withheld and has timely paid to the appropriate Governmental Entity all material Taxes required to have been withheld.

(e)           No material deficiency or material Claim for Tax has been asserted or assessed by a Governmental Entity against or with respect to a Target Company or Company Subsidiary that has not been satisfied by payment, settled (such settlement having been satisfied by payment) or withdrawn.

(f)           There are no Tax liens on the assets of a Target Company or Company Subsidiary, except for Permitted Encumbrances.

(g)           To the Knowledge of Parent, there are no outstanding waivers or Agreements extending the statute of limitations for any period with respect to Taxes to which a Target Company or Company Subsidiary may be subject.

(h)           To the Knowledge of Parent, no Target Company or Company Subsidiary is the beneficiary of an extension of time within which to file a Tax Return.

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(i)           The accruals for deferred Taxes and reserves for Taxes are accurately reflected on the Company Financial Statements in accordance with U.S. GAAP as of December 31, 2008.

(j)           Except with respect to the Reorganization, since December 31, 2008, no Target Company or Company Subsidiary has been involved in any transaction which has given or would reasonably be expected to give rise to a liability to Tax on any Target Company or Company Subsidiary (or would have given or would reasonably be expected to give rise to such a liability but for the availability of any Relief) other than Tax arising from transactions entered into by it in the Ordinary Course of Business.

(k)          No Target Company or Company Subsidiary has a material legal or contractual obligation that will be binding on such Target Company or Company Subsidiary following Closing to pay the Taxes of any other Person, other than a Target Company or a Company Subsidiary.

(l)           No Target Company or Company Subsidiary has received a Tax ruling or entered into a Tax agreement with a Governmental Entity which ruling or agreement is, by its terms, applicable to Tax periods following Closing and binding upon such Target Company or such Company Subsidiary on the Closing Date.

(m)           To the Knowledge of Parent, no Target Company or Company Subsidiary is, or has, since January 1, 2005, been subject to an examination or audit by any Tax Authority (including any formal enquiry under a statutory procedure comparable to that which is conducted in the United Kingdom by Her Majesty’s Revenue and Customs), other administrative proceeding, dispute or litigation with respect to the determination of any Tax liability.  To the Knowledge of Parent, no Tax Authority has provided notice that it will institute an examination or audit of a Target Company or Company Subsidiary that has not yet commenced.

(n)           No transaction in respect of which any consent, ruling, confirmation or clearance (for purposes of this Section 3.12(n), each a “ruling”) was required or sought from any Tax Authority has been entered into or carried out by any Target Company or Company Subsidiary without such ruling having first been properly obtained.  All information supplied to any Tax Authority in connection with any such ruling fully and accurately disclosed all facts and circumstances material to the giving of such ruling.  Any transaction for which such ruling was obtained has been carried out in accordance with the terms of such ruling and the application on which the ruling was based and at a time when such ruling was valid and effective.  No facts or circumstances have arisen since any such ruling was obtained which would cause the ruling to become invalid or ineffective.

(o)           No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Target Company’s or Company Subsidiary’s affairs which arrangement has or would be reasonably expected to  have a material impact on the tax liabilities of, or tax practices or policies of, a Target Company or Company Subsidiary.

(p)           Each Target Company or Company Subsidiary is and has at all times been resident for Tax purposes in the country pursuant to the Laws of which (or the Laws of a political subdivision of which) it has been formed,  and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any double taxation arrangement).  No Target Company or Company Subsidiary is subject to Tax in any country other than the country pursuant to the Laws of which (or the Laws of a political subdivision of which) it has been formed by virtue of having a permanent establishment or other place of business in that country.

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(q)           No Target Company or Company Subsidiary is liable for any Tax as the agent of any other Person or business or constitutes a permanent establishment of any other Person, business or enterprise for any Tax purpose.

(r)           Each Target Company or Company Subsidiary:

(i)           to the extent required by VAT legislation, is registered for the purposes of VAT in its jurisdiction of incorporation and in any other jurisdiction and has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority;

(ii)          has complied in all material respects with the terms of VAT legislation;

(iii)         is not, and has not been treated as, a member of a group that includes a Person that is neither a Target Company nor a Company Subsidiary for the purposes of VAT legislation, and has not applied for such treatment;

(iv)         has not been required to provide any security in respect of any amount of VAT; and

(v)          has maintained and obtained at all times and in all material respects complete, correct and up-to-date records, invoices and other documents (as the case may be) requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation.

(s)           Each Target Company or Company Subsidiary:

(i)           has complied in all material respects with the terms of Customs Duties legislation, including any applicable registration procedures;

(ii)           has maintained and obtained at all times and in all material respects complete, correct and up-to-date records, invoices and other documents (as the case may be) requisite for the purposes of Customs Duties legislation and has preserved such records, invoices and other documents in such form and for such period as are required by Customs Duties legislation;

(iii)          has not been required to provide any security in respect of any amount of Customs Duties, beyond customary postings of a surety bond or similar security with respect to customary import activities as may be required by a Governmental Entity with jurisdiction over importation activities.

(t)           All material VAT and Customs Duties payable by any Target Company or Company Subsidiary upon the supply, acquisition, use or importation of any assets imported or owned by such Target Company or Company Subsidiary, or any services supplied to or by it, has been paid in full.

(u)           In respect of all documents which establish or are necessary to establish the title of any Target Company or Company Subsidiary to any asset, or by virtue of which any Target Company or Company Subsidiary has any right, all applicable stamp duties or registration charges or similar duties or charges have been duly paid.

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(v)           Since the finalization of the 2008 Financial Statements, no intentional action has been taken by Parent or Parent Group for the principal purpose of reducing the net operating loss carryforwards for Swedish Tax purposes of a Target Company or Company Subsidiary; provided, however, that notwithstanding the foregoing, none of the following shall be a breach of this Section 3.12(v): (A) tax-deductible group contributions by Parent Group to Sweden Company in an aggregate amount of no more than SEK 150,000,000 subsequent to the finalization of the 2008 Financial Statements, (B) actions taken by any Target Company or Company Subsidiary in the Ordinary Course of Business (provided that any tax-deductible group contributions entered into between Parent Group and any Target Company or Company Subsidiary shall not be considered to be in the Ordinary Course of Business for the purposes of this Section 3.12(v)), (C) actions taken by Parent or Parent Group in connection with the NSC Reorganization or (D) actions taken as contemplated by the Transaction Documents.

(w)           U.S. Company is disregarded as an entity separate from Parent for U.S. federal income tax purposes.

3.13        Real Property

(a)           Schedule B Part 3.13(a) sets forth a true, complete and correct list of the Owned Real Property.

(b)           Schedule B Part 3.13(b) sets forth a true, complete and correct list of the Local Real Property Leases, the properties to which the Local Real Property Leases relate (the portion of such properties demised under the Local Real Property Leases, the “Leased Local Real Property”), the Foreign Real Property Leases, and the properties to which the Foreign Real Property Leases relate (the portion of such properties demised under the Foreign Real Property Leases, the “Leased Foreign Real Property”).

(c)           Except as set forth on Schedule B Part 3.13(c), (i) each Target Company or Company Subsidiary has good and marketable fee simple title, registration of ownership in the applicable land register (or has equivalent applicable evidence of ownership) to the Owned Real Property and owns the Material Real Property Improvements located thereon, free and clear of Encumbrances, except for Permitted Encumbrances; (ii) no Person other than a Target Company or Company Subsidiary has a right, other than pursuant to a Permitted Encumbrance, to use, occupy or lease all or any portion of the Owned Real Property, except as would not materially impair the ability of the applicable Target Company or Company Subsidiary to use such Owned Real Property in the operation of the Business immediately after Closing; (iii) to the Knowledge of Parent, none of the Material Real Property Improvements encroaches in any material respect on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property in any way which would materially impair the current use of the relevant Owned Real Property; (iv) to the Knowledge of Parent, no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach in any material respect onto the Owned Real Property in any way which would materially impair the current use of the relevant Owned Real Property; (v) to the Knowledge of Parent, Parent or Sweden Seller has delivered to Buyers true, complete and correct copies of all of the deeds and other instruments in possession of Parent, Sweden Seller, a Target Company or Company Subsidiary relating to the Owned Real Property including the deed by which a Target Company or Company Subsidiary acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in possession of Parent, Sweden Seller, a Target Company or Company Subsidiary; and (vi) there are no outstanding options or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

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(d)           Except as set forth on Schedule B Part 3.13(d), true, complete and correct copies of the Real Property Leases have been made available to Buyers.  Except as set forth on Schedule B Part 3.13(d), and otherwise in accordance with the terms and conditions of the applicable Real Property Leases: (i) a Target Company or Company Subsidiary has a valid lease or leasehold interest, or an equivalent applicable interest, to the Leased Real Property, free and clear of Encumbrances, except for Permitted Encumbrances; (ii) to the Knowledge of Parent, no structures, facilities or other improvements on any parcel adjacent to the Leased Real Property encroach in any material respect onto the Leased Real Property in any way which would materially impair the current use by the relevant Target Company or Company Subsidiary of the relevant Leased Real Property; (iii) to the Knowledge of Parent, Target Company or Company Subsidiary has registration of ownership in the applicable land register (or has equivalent applicable evidence of ownership) in relation to the Leased Real Property located in Belgium; and (iv) no Person other than a Target Company or Company Subsidiary has a right, other than pursuant to a Permitted Encumbrance, to use, occupy or lease all or any portion of the Leased Real Property, except as would not materially impair the ability of the applicable Target Company or Company Subsidiary to use such Leased Real Property in the operation of the Business.

(e)           Other than pursuant to a Permitted Encumbrance, to the Knowledge of Parent, no Target Company or Company Subsidiary has served or received written notice of any subsisting default or breach in any material respect of any Real Property Lease, except as would not materially impair the current use and/or occupation of the relevant Leased Real Property.  Other than pursuant to a Permitted Encumbrance, no Target Company or Company Subsidiary has assigned its interest under a Real Property Lease, or subleased all or a portion of the space demised thereby, to a third party.

(f)           There is no pending or, to the Knowledge of Parent, threatened in writing, condemnation of any portion of the Owned Real Property or the Leased Real Property by a Governmental Entity, except as would not materially impair the ability to use and/or occupy such Owned Real Property or Leased Real Property in the operation of the Business.  Except as set forth on Schedule B Part 3.13(f), there is no pending or, to the Knowledge of Parent, threatened in writing fire, health, safety, building, zoning or other land use regulatory proceeding relating to any portion of the Owned Real Property or Leased Real Property by a Governmental Entity, except as would not materially impair the ability to use and/or own such Owned Real Property or Leased Real Property in the operation of the Business.  No Governmental Entity having the power of eminent domain over the Owned Real Property and Leased Real Property has commenced, or to the Knowledge of Parent, intends to exercise the power of eminent domain or similar power with respect to all or any part of the Owned Real Property or Leased Real Property, except as would not materially impair the ability to use and/or own such Owned Real Property or Leased Real Property.

(g)           Except as set forth on Schedule B Part 3.13(g), the Owned Real Property and Leased Real Property have adequate rights of way and access to public ways and public utilities and such other access rights as are necessary for the operation of the Business at such Owned Real Property and Leased Real Property.

(h)           All water, sewer, gas, electric, drainage and other utilities required by the use and operation of the Owned Real Property and the Leased Real Property in the conduct of the businesses of the Target Companies and the Company Subsidiaries are installed, are fully operable and are adequate to service the Owned Real Property and the Leased Real Property and, to the Knowledge of Parent, there are no disputes, actions or violations that would reasonably be expected to result in termination of such services, in each case except as would not materially impair the ability to use and/or own such Owned Real Property or Leased Real Property in the conduct of the Business.  To the Knowledge of Parent, there are no disputes, actions or violations that would reasonably be expected to result in termination or

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material reduction in the current access from the Owned Real Property or Leased Real Property to existing roads or to utility services presently serving the Owned Real Property and Leased Real Property, except as would not materially impair the ability to use and/or own such Owned Real Property or Leased Real Property in the conduct of the Business.

3.14        Intellectual Property

(a)           Schedule Y sets forth a true, complete and correct list of all material Company Registered Intellectual Property and the registered owner(s) of each such Intellectual Property Right.

(b)           A member of Parent Group owns all rights and interests in, and has title to, the Parent Assigned Intellectual Property and the Parent Licensed Intellectual Property, except  (i)  as set forth in Schedule B Part 3.14(g) and Schedule B Part 3.14(v), and (ii) to the extent any Parent Assigned Intellectual Property or Parent Licensed Intellectual Property is jointly owned by a third party.  Schedule B Part 3.14(b) lists joint owners of the material Parent Assigned Intellectual Property.

(c)           As of the Closing Date, the Ford Entities are entitled to assign, or procure the assignment by a member of Parent Group of, the Parent Assigned Intellectual Property in accordance with the Intellectual Property Assignment Agreement and to grant the rights to use the Parent Licensed Intellectual Property in accordance with the Intellectual Property License Agreement.

(d)           A Target Company or Company Subsidiary owns all of the rights and interests in, and has title to, the Company Intellectual Property (excluding the Non-Controlled IP), and a Non-Controlled Company owns all of the rights and interest in and has title to the Non-Controlled IP, in each case except (i) as set forth in Schedule B Part 3.14(g) and Schedule B Part 3.14(v), (ii) with respect to any Non-Controlled IP (other than the Non-Controlled Volvo Brand IP), where the failure to have such rights and interest would not reasonably be expected to have a material adverse effect on the Business; and (iii) to the extent any Company Intellectual Property is jointly owned by a third party.  Schedule Y lists joint owners of the material Company Registered Intellectual Property.

(e)           The Intellectual Property Rights to be licensed to Buyer Group under the Intellectual Property License Agreement constitute all of the Intellectual Property Rights that are owned by members of Parent Group or, with respect to the Gemini Engine IP, the PSA Group, with respect to the technologies specified in the Documented Plans.

(f)            As of the Closing Date, Target Company, Company Subsidiary, a member of Parent Group, or a Non-Controlled Company has paid all application, filing, registration, maintenance and renewal fees due in respect of: (i) the Company Registered Intellectual Property and the Non-Controlled Volvo Brand IP; (ii) to the Non-Controlled IP Knowledge of Parent, the registered Non-Controlled IP (other than the Non-Controlled Volvo Brand IP); (iii) the registered Parent Assigned Intellectual Property; and (iv) the registered Parent Licensed Intellectual Property, except in each case, to the extent that such Target Company, Company Subsidiary, member of Parent Group or a Non-Controlled Company has determined not to prosecute, maintain or renew, any Intellectual Property Rights which are not material to the Business.

(g)           Except as set forth on Schedule B Part 3.14(g), to the Knowledge of Parent and, with respect to the Non-Controlled IP, to the Non-Controlled IP Knowledge of Parent, there is no Claim (including opposition, cancellation and reexamination proceedings) filed with a Governmental Entity and pending against a Target Company, Company Subsidiary, Non-Controlled Company or member of Parent

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Group challenging the registrability, validity or enforceability of: (i) any Company Registered Intellectual Property or registered Non-Controlled IP; (ii) any registered Parent Assigned Intellectual Property; or (iii) any registered Parent Licensed Intellectual Property.  Neither the Target Companies, the Company Subsidiaries, any member of Parent Group, nor any Non-Controlled Company has received a written notice since the date that is 24 months prior to the date of this Stock Purchase Agreement that remains unresolved challenging the registrability, validity or enforceability of: (i) any Company Registered Intellectual Property; (ii) any registered Non-Controlled Volvo Brand IP, or to the Non-Controlled IP Knowledge of Parent, any other registered Non-Controlled IP; (iii) any registered Parent Assigned Intellectual Property; or (iv) any registered Parent Licensed Intellectual Property that is material to the Business, in each case except as set forth on Schedule B Part 3.14(g).

(h)           Schedule B Part 3.14(h) sets forth a list of all Material Third Party Licenses In.

(i)           Schedule B Part 3.14(i) sets forth a list of all Material Third Party Licenses Out.

(j)           The Material Third Party Licenses In and the Material Third Party Licenses Out are valid, binding and in full force and effect in accordance with their terms.  No member of Parent Group, no Target Company and no Company Subsidiary that is a party to a Material Third Party License In or a Material Third Party License Out nor, to the Knowledge of Parent, any other party to a Material Third Party License In or Material Third Party License Out, is in default or breach in any material respect of any such Material Third Party License In or Material Third Party License Out.

(k)           No member of Parent Group, no Target Company and no Company Subsidiary has received written notice of any pending Claims filed with a Governmental Entity in connection with, and neither the Target Companies, the Company Subsidiaries nor any member of Parent Group has given, nor to the Knowledge of Parent received, written notice since the date that is 24 months prior to the date of this Stock Purchase Agreement of an alleged breach that remains unresolved of any Material Third Party License In or Material Third Party License Out, except as set forth on Schedule B Part 3.14(k).

(l)           No member of Parent Group, no Target Company and no Company Subsidiary that is a party to a Material Third Party License In or Material Third Party License Out has given to any other party to such agreement, or has received, written notice of termination or non-renewal, or intention to terminate or not renew any Material Third Party License In or Material Third Party License Out.  Except as set forth on Schedule B Part 3.14(l), the Target Companies and Company Subsidiaries will not lose any of their respective rights under any Material Third Party License In to use any Intellectual Property Rights of third parties (i) that are used, by such Target Companies or Company Subsidiaries, or (ii) with respect to the technologies specified in the Documented Plans, in each case as a result of the execution of this Stock Purchase Agreement or the Separation Agreements or the consummation of the transactions contemplated by the Transaction Documents.

(m)           Sweden Company is not in default or breach of the Volvo Trademark Holding Shareholders’ Agreement in any material respect.  To the Knowledge of Parent, no other party to such Agreement is in default or breach of it in any material respect.

(n)           No member of Parent Group, no Target Company and no Company Subsidiary has received notice of any pending Claims filed with a Governmental Entity in connection with any alleged breach of the Volvo Trademark Holding Shareholders’ Agreement.  To the Knowledge of Parent, no party to the Volvo Trademark Holding Shareholders’ Agreement has given written notice since the date that is 24 months prior to the date of this Stock Purchase Agreement of any alleged breach of such Agreement that remains unresolved.

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(o)           To the Knowledge of Parent, no party to the AB Volvo License Agreement is in default or breach of that Agreement in any material respect.  Neither Target Company, Company Subsidiary nor any member of Parent Group has given notice in writing to AB Volvo alleging that AB Volvo is in breach of the Volvo Trademark Holding Shareholders’ Agreement or the AB Volvo License Agreement.

(p)           Schedule B Part 3.14(p)(1) sets forth a true and accurate list of mailing and merchandising catalogues used by AB Volvo and Parent Group as of March 31, 1999 (copies of which have been made available to Sweden Buyer) that, together with the merchandise products identified in Schedule B Part 3.14(p)(2), identify substantially all of the merchandise products on and in relation to which Sweden Company is licensed under the Volvo Trademark Holding License Agreement to use the Volvo Cars Licensed Trademarks (as defined in the Volvo Trademark Holding License Agreement).

(q)           All Agreements settling Claims or proceedings, covenants not to sue and release agreements (i) to which a Target Company or Company Subsidiary is a party or (ii) to which a member of Parent Group is party and pursuant to which Target Company or a Company Subsidiary receives a license or other benefit, in each case with respect to Intellectual Property Rights used in the Business or with respect to the technologies specified in  the Documented Plans (“IP Settlement Agreements”) are valid, binding and in full force and effect and are enforceable by the applicable Target Company or Company Subsidiary on their respective terms, except as such enforceability may be subject to the effects of Law.  No member of Parent Group, Target Company or Company Subsidiary, nor to the Knowledge of Parent, any other party to any IP Settlement Agreement, is in default or breach in any material respect of such IP Settlement Agreement.  No member of Parent Group, no Target Company and no Company Subsidiary that is a party to any such IP Settlement Agreement has received written notice of termination or non-renewal, or intention to terminate or not renew, from any other party to such IP Settlement Agreement.  To the Knowledge of Parent, there are no grounds on which any Target Company or Company Subsidiary will lose the benefit of any IP Settlement Agreement as a result of the execution of this Stock Purchase Agreement or the Separation Agreement or the consummation of the transactions contemplated by the Transaction Documents, except as set forth in Schedule B Part 3.14(q).

(r)           No Compulsory Licenses have been granted and remain in effect:

(i)           for any Company Intellectual Property (excluding the Non-Controlled IP);

(ii)          to the Non-Controlled IP Knowledge of Parent, for any Non-Controlled IP;

(iii)         for any Parent Assigned Intellectual Property; or

(iv)         for any Parent Licensed Intellectual Property, to the extent such Compulsory Licenses would reasonably be expected to prevent, restrict or otherwise adversely affect the rights of Buyer Group to disclose, use, exploit or sublicense the Parent Licensed Intellectual Property in accordance with the terms of the Intellectual Property License Agreement.

(s)           Except for non-exclusive licenses granted in the Ordinary Course of Business, the (i) Company Intellectual Property (excluding the Non-Controlled IP) and the Parent Assigned Intellectual Property, and (ii) the Non-Controlled Volvo Brand IP, and to the Non-Controlled IP Knowledge of Parent, any other Non-Controlled IP, in each case, are free and clear of Encumbrances.

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(t)           Except for non-exclusive licenses granted in the Ordinary Course of Business, the Parent Licensed Intellectual Property is free and clear of Encumbrances that would reasonably be expected to prevent, restrict or otherwise adversely affect the rights of Buyer Group to disclose, use, exploit or sublicense the Parent Licensed Intellectual Property in accordance with the terms of the Intellectual Property License Agreement.

(u)           The Intellectual Property Rights (i) owned by or licensed to the Target Companies and the Company Subsidiaries, (ii) the Parent Assigned Intellectual Property and (iii) the licenses of Intellectual Property Rights to be granted to Buyer Group under the Intellectual Property License Agreement, together comprise all the Intellectual Property Rights existing as of the Closing Date required for the Target Companies and the Company Subsidiaries to:

(i)           fulfill their obligations under, and receive the benefit of, all the Separation Agreements and, if applicable, the Gemini Agreements (as defined in the Intellectual Property License Agreement); and

(ii)          fulfill their obligations under the JLR Agreements and the AMLL Agreements (each as defined in the Intellectual Property License Agreement) and all other material agreements with third parties.

(v)           Except as set forth on Schedule B Part 3.14(v): (i) to the Knowledge of Parent, none of the operations of the Target Companies nor the Company Subsidiaries as currently conducted infringe the Intellectual Property Rights of a third party; (ii) no member of Parent Group, no Target Company and no Company Subsidiary has received written notice of any pending Claim that has been filed with a Governmental Entity against a Target Company, Company Subsidiary or member of Parent Group asserting that the operations of the Target Companies or the Company Subsidiaries as currently conducted infringe the Intellectual Property Rights of a third party; and (iii) neither a Target Company, Company Subsidiary nor a member of Parent Group has received written notice from a third party since the date that is 24 months prior to the date of this Stock Purchase Agreement that remains unresolved alleging that the operations of the Target Companies or the Company Subsidiaries infringe the Intellectual Property Rights of a third party or otherwise disputing the rights of the Target Companies or the Company Subsidiaries to use any Intellectual Property Rights owned or used by them.

(w)           Except as set forth on Schedule B Part 3.14(w): (i) to the Knowledge of Parent (except with respect to the Non-Controlled IP, to the Non-Controlled IP Knowledge of Parent), no third party is infringing any Company Intellectual Property, any Parent Assigned Intellectual Property, or any Parent Licensed Intellectual Property that is material to the Business; (ii) there are no pending Claims filed with a Governmental Entity (A) by a Target Company, Company Subsidiary or member of Parent Group asserting infringement by a third party of any Company Intellectual Property (excluding the Non-Controlled IP), any Parent Assigned Intellectual Property, or any Parent Licensed Intellectual Property that is material to the Business; or (B) by a Non-Controlled Company asserting infringement by a third party of any Non-Controlled IP; and (iii) none of a Target Company, Company Subsidiary nor a member of Parent Group, nor, to the Non-Controlled IP Knowledge of Parent, a Non-Controlled Company, has sent written notice to a third party since the date that is 24 months prior to the date of this Stock Purchase Agreement that remains unresolved alleging that the third party is infringing any Company Intellectual Property, any Parent Assigned Intellectual Property, or any Parent Licensed Intellectual Property that is material to the Business.

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(x)           To the Knowledge of Parent, transactions relating to Company Registered Intellectual Property and registered Parent Assigned Intellectual Property that are material to the Business have been registered with appropriate Governmental Entities within applicable time limits as required by Law.

(y)           The Target Companies and Company Subsidiaries have implemented and maintained industry-standard confidentiality policies and procedures to protect against unauthorized disclosure of material confidential information.  The Target Companies, Company Subsidiaries and members of Parent Group have used commercially reasonable efforts but no less than a reasonable degree of care to maintain all confidential information of or used by the Target Companies and Company Subsidiaries as confidential and to limit disclosure thereof, except disclosure to third parties subject to written confidentiality obligations.  To the Knowledge of Parent, there have been no disclosures of material confidential information of or used by the Target Companies and Company Subsidiaries other than in the Ordinary Course of Business and subject to written confidentiality obligations.

(z)           Except as set forth on Schedule B Part 3.14(z), there are no written Agreements or, to the Knowledge of Parent, oral agreements that prevent, restrict or otherwise adversely affect (i) the disclosure, use, exploitation, sublicensing or assignment of the Company Intellectual Property or Parent Assigned Intellectual Property by Buyer Group, or (ii) the disclosure, use, exploitation or sublicensing of the Parent Licensed Intellectual Property by Buyer Group in accordance with the terms of the Intellectual Property License Agreement.

(aa)           The Target Companies and the Company Subsidiaries own or have a license to use in the Business (on terms that will allow (i) the Business to be conducted in the manner in which it is conducted as at the date of this Stock Purchase Agreement and (ii) the Documented Plans to be carried out) any Intellectual Property Rights created, developed or invented by each current or former Employee and individual contractor of a Target Company, Company Subsidiary, which Intellectual Property Rights are used in the Business or with respect to technologies specified in the Documented Plans.

(bb)           Except as set forth on Schedule B Part 3.14(bb), to the Knowledge of Parent, there are no pending Claims from any current or former Employees of a Target Company or Company Subsidiary in any jurisdiction for compensation or remuneration for patentable inventions invented or copyright works or design rights created, as used by any Target Company or Company Subsidiary.

(cc)           Records for all Company Registered Intellectual Property (except for registered Non-Controlled IP) and Parent Assigned Intellectual Property have been maintained in the Ordinary Course of Business and are within the possession or control of, or are accessible to, a Target Company or Company Subsidiary.  To the Non-Controlled IP Knowledge of Parent, records for all registered Non-Controlled IP have been maintained in the Ordinary Course of Business and are within the possession or control of, or are accessible to, a Target Company, Company Subsidiary or a Non-Controlled Company.  Copies of all Material Third Party Licenses In and Material Third Party Licenses Out have been maintained in the Ordinary Course of Business.  Such copies are within the possession or control of, a Target Company or Company Subsidiary.

(dd)           To the Knowledge of Parent, there are no pending Claims filed with a Governmental Entity against a Target Company, Company Subsidiary or member of Parent Group (in relation to the operation of the Business) asserting a violation of moral rights or rights of a similar nature, and neither the Target Companies, the Company Subsidiaries nor any member of Parent Group has received written notice of any such Claim that remains unresolved since the date that is 24 months prior to the date of this Stock Purchase Agreement which would reasonably be expected to adversely affect: (i) the use by the Target Companies and Company Subsidiaries of the Company Intellectual Property or Parent Assigned

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Intellectual Property; or (ii) the use in accordance with the terms of the Intellectual Property License Agreement of the Parent Licensed Intellectual Property.

(ee)           Target Group members and their authorized sublicensees can use the Ford Broad License Vehicle IP (as such term is defined in the Intellectual Property License Agreement) and use and sell Products (as such term is defined in the Intellectual Property License Agreement) based on, incorporating or using the Ford Broad License Vehicle IP without using the Ford Business Materials (as such term is defined in the Intellectual Property License Agreement).

(ff)           None of any of Target Company’s or Company Subsidiary’s current Associated Companies (as such term is defined in the Intellectual Property License Agreement) uses the Ford Limited License Vehicle IP (as such term is defined in the Intellectual Property License Agreement) or the Ford Limited License IT, except as set forth in Schedule B Part 3.14(ff).

3.15        Insurance

(a)           The Replacement Policies are (or, if not yet in effect, shall be from the applicable effective date) maintained in such amounts, with such deductibles and against such risks and losses as are (i) reasonable for the Business consistent with the operation of the Business in the 12 months prior to  the date of this Stock Purchase Agreement as if the Business had been operated independent of Parent Group and (ii) required by Law and Agreements to which a Target Company or Company Subsidiary is a party.

(b)           Schedule B Part 3.15(b) sets forth a true, complete and correct list of all pending claims and claims history under the Ford Excess (Umbrella) Liability Insurance Program for the Target Companies and Company Subsidiaries (i) in relation to product liability claims, since the date that is 24 months prior to the date of this Stock Purchase Agreement, and (ii) in relation to all other claims, since January 1, 2006.

(c)           To the Knowledge of Parent, all Insurance Policies are in full force and effect and are enforceable in accordance with their terms.  All premiums due and payable thereon have been paid.  Except in connection with the arrangement of the Replacement Policies, no notice of cancellation or termination has been received with respect to any Insurance Policy as such policy applies to a Target Company or Company Subsidiary.

(d)           To the Knowledge of Parent, (i) no Target Company or Company Subsidiary has done or omitted to do anything that has rendered, or would reasonably be expected to render, an Insurance Policy void or voidable and (ii) all events that have occurred and are known by Parent that would reasonably be expected to lead to a material future claim by a Target Company or Company Subsidiary on an Insurance Policy have been duly notified.

3.16        Litigation

(a)           Except as set forth on Schedule B Part 3.16(a), there is no Claim (i) related to product liability or (ii) in any individual case or instance seeking damages in excess of $500,000, or, to the Knowledge of Parent, that has been threatened in writing since the date that is 24 months prior to the date of this Stock Purchase Agreement, which Claim has not been withdrawn, terminated, settled or otherwise closed, against a Target Company or Company Subsidiary or any of its material assets.  Except as identified on Schedule B Part 3.16(a), none of the Claims required to be listed in Schedule B Part 3.16(a),

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if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           There is no pending Claim against any current or, to Knowledge of Parent, former director or officer of a Target Company or Company Subsidiary for actions taken in the role of director or officer and with respect to which the Target Company or Company Subsidiary has or would reasonably be expected to have an indemnification obligation.

(c)           Except as set forth on Schedule B Part 3.16(c), there is no unsatisfied material Order or material penalty against or affecting the Target Companies or Company Subsidiaries or any of their properties or assets, and there is no Order to which the Target Companies or Company Subsidiaries or any of their respective properties or assets are subject, or under which the Target Companies or Company Subsidiaries are in default.

3.17        Labor and Employment

(a)           To the Knowledge of Parent, there are no pending or threatened Industrial Actions relating to Employees.

(b)           Except as set forth on Schedule B Part 3.17(b), (i) to the Knowledge of Parent, there are no locations at which the Employees are represented by labor unions or work councils at the local level (any such represented employees, “Represented Employees”) and (ii) there are no material local collective Agreements applicable to Represented Employees (any such local collective Agreements, “Local Collective Agreements”).

(c)           To the Knowledge of Parent, each Target Company and each Company Subsidiary is in material compliance with all Local Collective Agreements.

(d)           Parent has made available in the Legal Data Room a list of the Employees (on an anonymous basis), setting forth salary, age, length of service and notice period required for termination of service (each as of the dates specified on such lists), which list, to the Knowledge of Parent, is true, complete and correct in all material respects.

3.18        Employee Benefits

(a)           Schedule B Part 3.18(a) sets forth (i) to the Knowledge of Parent, a list of all material Plans required by Law and (ii) a list of all other material Plans (including any employment Agreement with respect to any Employee whose salary grade is at or above that of a Leadership Level 3 Employee, except any Designated Employee as identified in schedule A to the Ford Secondment Agreement) and any arrangement for the provision of material Retirement Benefits in which any Target Company or Company Subsidiary has ever participated and under which the Target Company or Company Subsidiary has any Liability after Closing.

(b)           Except as set forth on Schedule B Part 3.18(b), all Plans are in material compliance with Law and have been operated in all material respects in accordance with their terms and, to the Knowledge of Parent, there are no circumstances which would reasonably be expected to result in material non-compliance with any Law.

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(c)           Except (i) as set forth on Schedule B Part 3.18(c), (ii) for Plans required by Law and (iii) for Plans that are publicly available, Parent and Sweden Seller have made available to Buyers copies, or written descriptions where no written Plan exists, of all material governing documentation of all material Plans, including any amendments to such Plans, and, to the Knowledge of Parent, have made available to Buyers the most recent actuarial valuation, and all such documentation is true, complete and correct in all material respects.

(d)           All contributions required to be made by Law or pursuant to the terms of a Plan have been timely made and the funded status of the Plans (assets and obligations) have been appropriately valued on the 2008 Financial Statements as of December 31, 2008 based on U.S. GAAP.  Except as set forth on Schedule B Part 3.18(d), to the Knowledge of Parent, and except as required by Law or a Local Collective Agreement, there is no proposal to materially increase contribution rates to material Plans in any jurisdiction.

(e)           Other than routine claims for benefits, there are no material Claims (or Claims which when aggregated with other Claims dealing with the same Plan would be material) pending or, to the Knowledge of Parent, threatened in writing since the date that is 12 months prior to the date of this Stock Purchase Agreement by or on behalf of any of the Plans, by or in respect of a current or former Employee or agent of a current or former Employee involving such Plan or the assets of such Plan with an aggregate value of more than $500,000, and there are no circumstances which would reasonably be expected to give rise to any such Claim.

(f)           To the Knowledge of Parent, and except as required by Law or a Local Collective Agreement, no proposal has been announced and no written promise, assurance or guarantee has been given to or in respect of any Employee or former Employee to continue or make any discretionary increases to any defined benefit Retirement Benefits (whether provided for under the Plans or otherwise).

(g)           To the Knowledge of Parent, each Plan that is operated in the European Union satisfies the requirements to provide equal benefits and equal access for men and women to the extent required by article 141 of the Treaty Establishing the European Community (as amended by the Treaty of Amsterdam, dated October 2, 1997), including any additional requirements of local Law relating to such requirements in each country within the European Union.

(h)           Except as set forth on Schedule B Part 3.18(h), no debt under sections 75 or 75A of the UK Pensions Act 1995 has become due to any of the Plans and is unpaid and, to Parent’s Knowledge, no such debt has become due from any Target Company or Company Subsidiary to any other retirement benefit arrangement and is unpaid and, as of the date of this Stock Purchase Agreement, there are no circumstances which would reasonably be expected to give rise to such debt becoming due on, before or with effect from the Closing Date and remaining unpaid either from any Target Company or Company Subsidiary.  To Parent’s Knowledge, no financial support direction or contribution notice under sections 38 to 51 of the UK Pensions Act has been issued to any Target Company or Company Subsidiary (and, to the Knowledge of Parent, there is no investigation pending as of the date of this Stock Purchase Agreement by the UK Pensions Regulator that would reasonably be expected to lead to such a financial support direction or contribution notice being issued) in relation to any of the Plans and any other retirement benefit arrangement in relation to which Target Company or Company Subsidiary is an associate or connected person of an employer (for the purposes of the UK Pensions Act).  To the Knowledge of Parent, no Target Company or Company Subsidiary has, since April 27, 2004, been a party to or given knowing assistance to an act or deliberate failure to act, that would reasonably be expected to enable the UK Pensions Regulator to issue a contribution notice under section 38 of the UK Pensions Act.

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3.19        Data Privacy

(a)           Each Target Company and each Company Subsidiary has complied in all material respects with Parent’s global policies on personal data privacy, except as otherwise required by Law.

(b)           Except as set forth on Schedule B Part 3.19, since the date that is 24 months prior to the date of this Stock Purchase Agreement, no Target Company or Company Subsidiary has received, or is continuing to administer (i) a written enforcement notice of non-compliance with the EU Data Protection Directive from a Governmental Entity or regulatory authority; (ii) to the Knowledge of Parent, a Claim for compensation by an individual whose personal data is processed by a Target Company or Company Subsidiary for breach of the EU Data Protection Directive; or (iii) to the Knowledge of Parent, any other notice alleging that a Target Company or Company Subsidiary has not complied with the EU Data Protection Directive.

3.20        Material Environmental Permits

(a)           Schedule B Part 3.20 sets forth a true, complete and correct list of the Material Environmental Permits.  The Material Environmental Permits have been duly issued to, and maintained and complied with in all material respects by, each Target Company and Company Subsidiary.

(b)           To the Knowledge of Parent, no action has been taken by a Governmental Entity to revoke, withdraw, terminate, cancel, modify, suspend or to cause failure to renew a Material Environmental Permit, and no circumstances exist, including the execution of this Stock Purchase Agreement or the Separation Agreements or the consummation of the transactions contemplated hereby and thereby, which would reasonably be expected to give rise to such action, except where the consequence of such action would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Business.

3.21        Environmental Site Assessments

Each of Parent, Sweden Seller each Target Company and each Company Subsidiary has provided to the Environmental Consultants all material information and data requested by the Environmental Consultants for the purposes of carrying out their site investigations and audits with respect to producing the Phase I Environmental Site Assessments, and there are no material omissions from such information or data provided.

3.22        Contaminated Land

Except as set forth on Schedule B Part 3.22, there is no contamination of soil or groundwater by Hazardous Materials at, on, under, within or migrating from a facility or site owned, used or occupied by a Target Company or Company Subsidiary as of the date of this Stock Purchase Agreement (or to the Knowledge of Parent, owned, used or occupied by a Target Company or Company Subsidiary during the five-year period prior to the date of this Stock Purchase Agreement), which contamination requires investigation, remediation, or other response or action pursuant to Environmental Law, except for such remediation or response as would not, individually or in the aggregate, be likely to result in expenditure in excess of $500,000.

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3.23        Material Expenditure

Except as set forth on Schedule B Part 3.23, to the Knowledge of Parent, no material expenditure is required in the 36 months following the date of this Stock Purchase Agreement, in order to upgrade, modify, replace or improve any Site as required under any Environmental Law or Material Environmental Permit.

3.24        Product Recalls

As of the date of this Stock Purchase Agreement, Schedule B Part 3.24 sets forth a true, complete and correct list of mandatory or voluntary Product Recalls by a Target Company, Company Subsidiary or member of Parent Group with respect to Vehicles supplied within the seven years prior to the date of this Stock Purchase Agreement.

3.25        Product Liability

(a)           Except as set forth on Schedule B Part 3.25, to the Knowledge of Parent, no Target Company or Company Subsidiary has, and, with respect to the Business, none of Parent, Sweden Seller or their respective Affiliates has, received any written notice since the date that is two years prior to the date of this Stock Purchase Agreement relating to any Claim involving use of any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by a Target Company or Company Subsidiary, including for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, or from any alleged breach of implied warranties or representations, or any alleged non-compliance with any applicable Law pertaining to product liability matters.

(b)           All Vehicles being sold by a Target Company, Company Subsidiary or member of Parent Group in the European Union, and to the Knowledge of Parent, in any other territory, comply in all material respects with the relevant Product Regulatory Requirements as in effect on the date of this Stock Purchase Agreement for the relevant country in which such Vehicles are sold.

3.26        Warranties

Schedule B Part 3.26 sets forth a true, complete and correct list of the forms of written manufacturer (a) warranties, (b) extended warranties, (c) extended service plans, (d) indemnification obligations, (e) guarantees and (f) warranty policies, in each case issued by Sweden Company on behalf of the Target Group for the 36 months prior to the date of this Stock Purchase Agreement in respect of any products and services of each Target Company and Company Subsidiary, which are in effect as of December 11, 2009.

3.27        Compliance with Law; Permits

(a)           Except as set forth on Schedule B Part 3.27(a), to the Knowledge of Parent, the Business currently is, and since the date that is 36 months prior to the date of this Stock Purchase Agreement has been, in all material respects operated in compliance with Law.

(b)           Except as set forth on Schedule B Part 3.27(b), since the date that is 36 months prior to the date of this Stock Purchase Agreement, no Target Company or Company Subsidiary has received

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written notice from a Governmental Entity of an actual or alleged material violation of, or failure to comply with, Law.

(c)           All material Permits (other than Material Environmental Permits) issued or granted to a Target Company or Company Subsidiary (“Material Non-Environmental Permits”) are validly held by a Target Company or Company Subsidiary and are in full force and effect, and the applicable Target Company or Company Subsidiary has complied in all material respects with all terms and conditions of such Material Non-Environmental Permits.  Since the date that is 12 months prior to the date of this Stock Purchase Agreement, none of Parent, Sweden Seller, the Target Companies or Company Subsidiaries has received notice of any Claim relating to revocation, withdrawal, termination, cancellation, suspension or modification of any such Permit.  Except as set forth on Schedule B Part 3.27(c), no Material Non-Environmental Permits will be subject to revocation, withdrawal, termination, cancellation, suspension, modification, or non-renewal as a result of the execution and delivery of this Stock Purchase Agreement or the Separation Agreements or the consummation of the transactions contemplated by the Transaction Documents.

3.28        Information Technology and Functionality

(a)           All IT Applications and IT Infrastructure used by a Target Company or a Company Subsidiary as of the date of this Stock Purchase Agreement are either (i) owned by a Target Company or a Company Subsidiary, or (ii) licensed or leased to a Target Company or a Company Subsidiary under a written Third Party IT Agreement, or (iii) to the Knowledge of Parent, form part of the Parent IT System.  Copies of all material Third Party IT Agreements entered into by a Target Company as of the date of this Stock Purchase Agreement and on terms other than Sweden Company’s or Parent’s standard terms and conditions or supplements have been made available to Buyers.

(b)           All IT Applications and IT Infrastructure used by a Target Company or a Company Subsidiary as of the Closing Date will be either (i) owned by a Target Company or a Company Subsidiary, or (ii) licensed or leased to a Target Company or a Company Subsidiary under a written Third Party IT Agreement, or (iii) form part of the Parent IT System (taking into account any updates on or after the Closing Date as contemplated by section 16 of the IT Agreement).

(c)           To the Knowledge of Parent, the list of IT Applications and IT Infrastructure identified at Schedule W comprises all of the IT Applications and IT Infrastructure (i) owned by a member of Parent Group or provided to a member of Parent Group or to a Target Company or a Company Subsidiary pursuant to a third party agreement to which a member of Parent Group is a party, and (ii) used by a Target Company or Company Subsidiary (or any of their respective suppliers, dealers or customers in or in relation to one or more Vehicles), in each case as of the date of this Stock Purchase Agreement.

(d)           The list of IT Applications and IT Infrastructure identified at Schedule W comprises all of the IT Applications and IT Infrastructure (i) owned by a member of Parent Group or provided to a member of Parent Group or to a Target Company or a Company Subsidiary pursuant to a third party agreement to which a member of Parent Group is a party, and (ii) used by a Target Company or Company Subsidiary (or any of their respective suppliers, dealers or customers in or in relation to one or more Vehicles), in each case as of the Closing Date, except in either case, as such list may be updated in accordance with section 16 of the IT Agreement.

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(e)           The IT Applications and IT Infrastructure of the Target Companies IT System that are owned by a Target Company or Company Subsidiary are free and clear from all Encumbrances, except for IT Permitted Encumbrances.

(f)           To the Knowledge of Parent, no member of Parent Group, no Target Company or Company Subsidiary that is a party to a Third Party IT Agreement, nor, to the Knowledge of Parent, any counterparty to it, is in default or breach of such Agreement in any material respect, or is in default or breach of such Agreement in any respect which gives rise to an entitlement to another party to such Agreement to terminate or suspend such Agreement.

(g)           To the Knowledge of Parent, no member of Parent Group, Target Company or Company Subsidiary that is party to a Third Party IT Agreement has received written notice of termination or non-renewal, or intention to terminate or not renew, from any counterparty to such Agreement, except as would not reasonably be expected to materially impair the operation of the Target Companies IT System.

(h)           Except as set forth in Schedule B Part 3.28(h), since the date that is 12 months prior to the date of this Stock Purchase Agreement, the IT Systems have not:

(i)           been the cause of a material disruption to the production of Vehicles by a Target Company or Company Subsidiary or otherwise materially impaired the operation of the Business;

(ii)           been infected by a software virus, bug, logic bomb, Trojan horse or any other extraneous program, script or executable code that distorts their proper functioning, permits unauthorized access or disables them without the consent of the user thereof, except as has not materially impaired the operation of the Business; or

(iii)           to the Knowledge of Parent, been accessed by an unauthorized Person, except to the extent such access has been detected and controlled in the Ordinary Course of Business through security practices established to control unauthorized access of such IT Systems.

(i)           Parent, Sweden Seller, the Target Companies and Company Subsidiaries maintain in respect of their respective businesses and consistent with Parent’s “Information Technology Policy Manual”, “Global Information Standard I”, and “Global Information Standard II” corporate policies, data back-ups, information technology disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of occurrence of any disruption, infection or access referred to in Section 3.28(h), and copies of all such policies have been made available to Buyers.

3.29        Suppliers

Schedule B Part 3.29 sets forth a true, complete and correct list of the top 20 (as measured by annual spend by the Target Companies and Company Subsidiaries) production or non-production suppliers of goods and services to the Target Companies and Company Subsidiaries as of December 31, 2009 and for the year ended December 31, 2008.  Except as set forth on Schedule B Part 3.29, since the date of the Interim Financial Statements, there has not been (a) any material adverse change in the business relationship of any Target Company with any supplier of merchandise named in Schedule B Part 3.29 or (b) any adverse change in any material term (including credit terms, other than temporary changes that are no longer in place) of the supply agreements or related Agreements with any such supplier.

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3.30        JLR Agreements and AMLL Agreements

(a)           Schedule B Part 3.30(a) sets forth a true, complete and correct list of the JLR Agreements.

(b)           Schedule B Part 3.30(b) sets forth a true, complete and correct list of the AMLL Agreements.

3.31        NSC Reorganization

The NSC Reorganization has been completed by Parent prior to the date of this Stock Purchase Agreement.

3.32        Exclusivity of Representations and Warranties

Except for the representations and warranties contained in the Separation Agreements or in this Article 3 (as modified by Schedule B delivered on the date of this Stock Purchase Agreement), none of Parent, Sweden Seller or any other Person makes any express or implied representation or warranty with respect to Parent, Sweden Seller, a Target Company, a Company Subsidiary or any of their respective Affiliates, the Business or Assets, or the transactions contemplated by this Stock Purchase Agreement or the Separation Agreements, and Parent and Sweden Seller disclaim all other representations or warranties, whether made by Parent, Sweden Seller or any of their respective Affiliates, directors, employees, agents or representatives, whether included in the Due Diligence Materials or otherwise made orally or in writing to any member of Buyer Group or Geely Group or their respective representatives.  Notwithstanding anything to the contrary in this Section 3.32, neither the scope of the representations and warranties set forth in the Separation Agreements or in this Stock Purchase Agreement, nor the absence of any representation or warranty from this Stock Purchase Agreement or any Separation Agreement, shall (or shall be deemed to) limit, modify or otherwise affect, any Claim based on actual fraud or willful misconduct.

4.     REPRESENTATIONS AND WARRANTIES OF U.S. BUYER AND SWEDEN BUYER

U.S. Buyer and Sweden Buyer represent and warrant to Parent and Sweden Seller, as of the date of this Stock Purchase Agreement and as of Closing or at such time as is otherwise specified in any Section of this Article 4, as follows:

4.1           Organization and Standing; Capitalization

(a)           Each of U.S. Buyer and Sweden Buyer is duly organized, validly existing and in good standing under the Law of its respective jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own or lease and to operate its assets and to carry on its respective business as currently conducted.

(b)           Beijing Holdco Controls Sweden Buyer and indirectly owns a majority of the issued and outstanding shares of capital stock of Sweden Buyer and Sweden Buyer owns the sole membership interest of U.S. Buyer.

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(c)           Schedule J sets forth a true, complete and correct list, with respect to each of Shanghai Holdco and Beijing Holdco, of the authorized and outstanding shares of capital stock, membership interest or other interest that confers the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity of each company and the owner(s) of record of such interests of each of Shanghai Holdco and Beijing Holdco.

(d)           Zhejiang Geely Holding Group Co., Ltd. Controls each of Beijing Holdco, Shanghai Holdco, Sweden Buyer and U.S. Buyer.  Except for between members of Geely Group, there are no Agreements with respect to Control of Beijing Holdco, Shanghai Holdco, Sweden Buyer, U.S. Buyer, Sweden Company, U.S. Company or the Project Companies, or otherwise granting operational control, including with respect to the current or future Intellectual Property Rights of Sweden Company, over any such Person.

4.2           Authority and Capacity; No Conflicts; Binding Obligation; No Liquidation

(a)           Each member of Buyer Group has the requisite corporate power and authority to enter into the Transaction Documents to which it is party and to consummate the transactions contemplated by the Transaction Documents.

(b)           Subject to satisfaction of the Governmental Approvals and the Buyer Governmental Approvals, the execution, delivery and performance by each member of Buyer Group of this Stock Purchase Agreement, and the consummation of the transactions contemplated by this Stock Purchase Agreement, have been duly authorized by all requisite actions of U.S. Buyer and Sweden Buyer, with such authorization in full force and effect, and do not:

(i)           conflict with or violate (A) any material Law in any material respect or (B) a provision of the Formation Document or the Bylaws of U.S. Buyer or Sweden Buyer; or

(ii)           conflict with, result in a breach of, constitute a default under, give rise to a right of prepayment, termination, cancellation or acceleration of an obligation or loss of material benefit or to increased, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of an Encumbrance upon assets under, any Agreement to which a member of Buyer Group is a party or by which their respective properties or assets are bound, except to the extent that such conflict, breach, default, prepayments, termination, cancellation, acceleration of obligation, loss of material benefit, increase or acceleration or guaranty of rights or entitlements or creation of Encumbrance would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of U.S. Buyer or Sweden Buyer to consummate the transactions contemplated by the Transaction Documents.

(c)           This Stock Purchase Agreement has been duly executed and delivered by U.S. Buyer and Sweden Buyer.  Assuming the due authorization, execution and delivery by Parent and Sweden Seller of this Stock Purchase Agreement, this Stock Purchase Agreement constitutes a legal, valid and binding obligations of U.S. Buyer and Sweden Buyer, enforceable against U.S. Buyer and Sweden Buyer in accordance with its terms, except as such enforceability may be subject to the effects of Law.

(d)           With respect to each of U.S. Buyer and Sweden Buyer:

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(i)           to the Knowledge of Buyer, no Order has been entered, no resolution has been adopted, and no petition has been presented to a court of competent jurisdiction for the purpose of its winding up or liquidation;

(ii)           no provisional liquidator, manager, administrator, conservator or administrative receiver, or equivalent in its jurisdiction of incorporation or formation, has been appointed, including with respect to all or substantially all of its assets, and, to the Knowledge of Buyer, no petition or application for such appointment has been filed or presented to a court of competent jurisdiction;

(iii)           no assignment of all or substantially all of its assets has been made in favor of its creditors; and

(iv)           to the Knowledge of Buyer, no proceeding under bankruptcy, insolvency, reorganization, moratorium or other similar Law has been initiated.

4.3           Governmental Approvals

(a)           Buyers and their Affiliates have made or obtained, as applicable, all approvals, consents, authorizations, filings, waiting periods terminations or expirations and notices to or from a Governmental Entity that are required by Law for Buyers to execute, deliver and perform the Escrow Agreement.

(b)           Other than the Governmental Approvals and the Buyer Governmental Approvals, no approval, consent, authorization or Permit from, or filing or notice to, a Governmental Entity, and no expiration or termination of a mandatory waiting period by a Governmental Entity, is required in connection with the execution and delivery by U.S. Buyer and Sweden Buyer of this Stock Purchase Agreement or the execution by the relevant members of Buyer Group of the Separation Agreements to which each is a party or the consummation by the relevant members of Buyer Group of the transactions contemplated by the Transaction Documents, except for such approvals, consents, authorizations, Permits, filings, notices, or expirations or terminations the failure of which to obtain, make, submit or occur would not be material.

(c)           To the Knowledge of Buyer, there is no fact or circumstance related to any member of Buyer Group that would reasonably be expected to delay the receipt or satisfaction of the Governmental Approvals or the Buyer Governmental Approvals or the expiration or termination of any waiting periods required under any of the Governmental Approvals or the Buyer Governmental Approvals.

4.4           Financial Capacity

(a)           At or prior to the date of this Stock Purchase Agreement, Buyers have delivered a copy of the executed commitment letter and framework agreements, attached to this Stock Purchase Agreement as Exhibit I (the “Binding Acquisition Financing Commitment Letters”), from Daqing State-owned Assets Operating Co., Ltd. and Shanghai Jiding Industrial Area Development (Group) Co., Ltd. to provide financing in an aggregate amount of RMB 4,000,000,000 to Buyers to fund the Purchase Price (the “Acquisition Financing”). The Acquisition Financing, when funded in accordance with the Binding Acquisition Financing Commitment Letters, will, together with cash on hand held by Buyers, provide financing sufficient to pay the Purchase Price as well as all other amounts required to be paid by Buyers under this Stock Purchase Agreement.  The Binding Acquisition Financing Commitment Letters are valid

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and in full force and effect and have not been modified or rescinded, in whole or in part, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyers under any term or condition of the Binding Acquisition Financing Commitment Letters.  Except as described in, or provided for in, the Binding Acquisition Financing Commitment Letters, there are no (i) conditions precedent to the obligations of Daqing State-owned Assets Operating Co., Ltd and Shanghai Jiading Industrial Development (Group) Co., Ltd. to fund the Acquisition Financing or (ii) causes of termination of the Binding Acquisition Financing Commitment Letters, the Acquisition Financing or any material commitment thereunder.  All approvals, consents, authorizations or Permits from, or filings or notices to, a Governmental Entity which are required for Daqing State-owned Assets Operating Co. and Shanghai Jiading Industrial Area Development (Group) Co., Ltd. to provide the Acquisition Financing, including approvals from the relevant State-owned assets supervisory and regulatory authority, have been obtained.  To the Knowledge of Buyer, there is no fact or circumstance that would reasonably be expected to prevent or delay the satisfaction of any term or condition of the Binding Acquisition Financing Commitment Letters or that would permit Daqing State-owned Assets Operating Co., Ltd or Shanghai Jiading Industrial Development (Group) Co., Ltd. to reduce the total amount of the Acquisition Financing or impose any additional conditions precedent to the availability of the Acquisition Financing.

(b)           Notwithstanding the provisions of Section 4.4(a) and Section 4.4(b), the obligations of U.S. Buyer and Sweden Buyer under this Stock Purchase Agreement, including the obligation to proceed with Closing subject only to satisfaction, or waiver, of the conditions precedent set forth in Article 8 of this Stock Purchase Agreement, are not subject to the availability to U.S. Buyer or Sweden Buyer on the Closing Date of sufficient financing to fund payment of the Purchase Price.

4.5           Investment Intent and Experience

U.S. Buyer is acquiring the U.S. Company Interest, and Sweden Buyer is acquiring the Sweden Company Shares, for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, distribution thereof in violation of U.S. federal or state securities Laws, or the securities Laws of other jurisdictions.  U.S. Buyer has not agreed to, and is under no obligation to, transfer the U.S. Company Interest, or to grant any rights in the U.S. Company Interest to any other Person, and Sweden Buyer has not agreed to, and is under no obligation to, transfer the Sweden Company Shares to, or to grant any rights in the Sweden Company Shares to, any other Person except in each case in compliance with U.S. federal or state securities Laws, or the securities Laws of other jurisdictions.  Buyers (a) have knowledge and experience in investments of the type contemplated by this Stock Purchase Agreement, (b) are capable of evaluating the merits and risks of this investment and (c) can bear the economic risks of this investment and can afford the complete loss of such investment.  Buyers understand that the exemptions from registration under the U.S. federal and state securities of blue sky Law relied upon by Parent in connection with the sale of the U.S. Company Interest pursuant to this Stock Purchase Agreement are based in part on the representations and warranties provided in this Section 4.5.

4.6           U.S. Dealers

U.S. Buyer and Sweden Buyer acknowledge that the U.S. Dealer Agreements are subject to certain U.S. dealer franchise protection statutes that limit the ability of U.S. Company to terminate or modify the U.S. Dealer Agreements, and that the change in ownership of U.S. Company contemplated by this Stock Purchase Agreement does not by itself provide grounds or occasion to terminate or modify the U.S. Dealer Agreements.

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5.     PRE-CLOSING COVENANTS

5.1           Governmental Filings

(a)           As soon as practicable after the execution and delivery by the Parties of this Stock Purchase Agreement (but in no event later than 20 Business Days from the date of this Stock Purchase Agreement (the “Filing Deadline”)):

(i)           each of Parent, Sweden Seller, and Buyers shall separately make, or shall cause their respective Affiliates to make, the filings required by each of them relating to the Governmental Approval set forth on Schedule C Part 1;

(ii)           Buyers shall provide all notices and make all filings relating to the Governmental Approvals set forth on Schedule C Part 2A and Schedule C Part 3 and shall make, or shall cause their respective Affiliates to make, the filings relating to the Buyer Governmental Approvals set forth on Schedule S Part 1, in each case to the extent not already made prior to the date of this Stock Purchase Agreement, and provided, however, that to the extent Buyers, after exercising commercially reasonable efforts, are unable to collect by the Filing Deadline the requisite information and documentation necessary for submission of such filings from Persons outside of Buyers’ control, Buyers shall make any such filings as soon as practicable and in any event will use all commercially reasonable efforts to make such filings no later than 30 Business Days from the date of this Stock Purchase Agreement (the “Extended Deadline”); and

(iii)           Buyers shall collect all information necessary to determine, in good faith consultation with the competition regulatory counsel to Parent, whether any approval, consent, authorization of Permit from, or filing or notice to, or expiration or termination of a mandatory waiting period by, a Governmental Entity in addition to the Governmental Approvals or the Buyer Governmental Approvals are required under applicable Law (which shall include for the purposes of this clause any antitrust or merger control law) (any such approvals, consents, authorizations, Permits, filings, notices, or expirations or terminations, the “Additional Governmental Approvals”), and provide written notice of the Additional Governmental Approvals to Parent and Sweden Seller.

(b)           No later than three Business Days following receipt of the Buyer Governmental Approvals set forth on Schedule S Part 1, Buyers shall make or cause to be made all filings relating to the Buyer Governmental Approvals set forth on Schedule S Part 2.

(c)           Buyers shall make the filings relating to the Governmental Approval set forth on Schedule C Part 2B1a no later than five Business Days after the European Commission takes jurisdiction under Article 4(5) of the EC Merger Regulation, or, in the event that the European Commission does not accept such filings within five Business Days after taking jurisdiction under Article 4(5) of the EC Merger Regulation, no later than one Business Day after the European Commission’s agreement to accept the filings relating to the Governmental Approval set forth on Schedule C Part 2B1a  (“European Commission Filing Deadline”), provided, however, that to the extent Buyers, after exercising commercially reasonable efforts, are unable to collect by the European Commission Filing Deadline the requisite information and documentation necessary for submission of such filings from Persons outside of Buyers’ control, Buyers shall make the filings relating to the Governmental Approval set forth on Schedule C Part 2B1a as soon as practicable and in any event will use all commercially reasonable efforts to make such filings no later than the Extended Deadline.  If the European Commission has not taken

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jurisdiction under Article 4(5) of the EC Merger Regulation, Buyers shall make the filings relating to the Governmental Approvals set forth on Schedule C Part 2B1b no later than 20 Business Days from the date of Buyer being informed by the European Commission that it has not taken jurisdiction under Article 4(5) of the EC Merger Regulation (“Member State Filing Deadline”), provided, however, that to the extent Buyers, after exercising commercially reasonable efforts, are unable to collect by the Member State Filing Deadline the requisite information and documentation necessary for submission of such filings from Persons outside of Buyers’ control, Buyers shall make the filings relating to the Governmental Approval set forth on Schedule C Part 2B1b as soon as practicable and in any event will use all commercially reasonable efforts to make such filings no later than the Extended Deadline.

(d)           No later than 30 Business Days from the date of this Stock Purchase Agreement, Buyers shall make the filings, if any relating to the Additional Governmental Approvals (“Additional Governmental Approvals Filing Deadline”) provided, however, that to the extent Buyers, after exercising commercially reasonable efforts, are unable to collect by the Additional Governmental Approvals Filing Deadline the requisite information and documentation necessary for submission of such filings from Persons outside of Buyers’ control, Buyers shall make such filings as soon as practicable and in any event will use all commercially reasonable efforts to make such filings no later than the Extended Deadline.

(e)           Subject to restrictions imposed by Law, each of Parent and Sweden Seller on the one hand, and Buyers on the other hand shall, and shall cause their respective affiliates to:

(i)           promptly supply the other with any information that may be reasonably required in order to make any notices or filings to be made pursuant to Section 5.1(a) or Section 5.1(b);

(ii)           promptly notify the other of the occurrence of any event that is required to be set forth in an amendment or supplement to any notices or filings made pursuant to Section 5.1(a) or Section 5.1(b) and cooperate with each other in filing promptly with the relevant Governmental Entity such amendment or supplement;

(iii)           promptly notify the other upon the receipt of any relevant comments, questions or requests, including requests for the production of any documents or information or the amendment or supplement of any filing, from a Governmental Entity relating to the transactions contemplated by this Stock Purchase Agreement;

(iv)           use commercially reasonable efforts to consult in advance and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals to be made or submitted by or on behalf of any Party to a Governmental Entity relating to the transactions contemplated by this Stock Purchase Agreement; and

(v)           except to the extent such disclosure is prohibited by Law, provide, upon the request of the other Party, copies of all correspondence between itself or its Affiliates and any Governmental Entity relating to the transactions contemplated by this Stock Purchase Agreement, it being understood that the Parties may designate any competitively sensitive materials provided to the other under this Section 5.1(c)(v) as “Outside Counsel Only” with such materials and the information contained therein to be provided only to the outside legal counsel of the receiving Party and not to be disclosed by

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such outside legal counsel to employees, officers or directors of the receiving Party without the prior written consent of the Party providing such materials.

(f)           Subject to Section 5.1(e), each Party shall be responsible for its own costs and expenses, including legal fees and disbursements, incurred by it in respect of making its own filings that are required and as set forth in this Section 5.1, provided that where the Parties agree to appoint joint counsel in respect of any filing that is required pursuant to this Section 5.1, at Closing, Parent shall reimburse Buyers for 50% of all legal fees and disbursements paid by Buyers to such local counsel, and Buyers shall reimburse Parent for 50% of all legal fees and disbursements paid by Parent to such local counsel, in each case to the extent not already reimbursed prior to Closing.

(g)           Buyers shall, or shall cause their respective Affiliates to, promptly pay all filing fees required in connection with any Governmental Approval and any Buyer Governmental Approval, provided that Parent shall, at Closing, reimburse Buyers for 50% of all such fees paid by Buyers to the extent not already reimbursed prior to Closing.

(h)           From the date of this Stock Purchase Agreement until Closing, Buyers shall not, and shall use commercially reasonable efforts to cause each member of Geely Group not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive Agreement relating to, or the consummation of, such acquisition would reasonably be expected to: (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Entity necessary to consummate the transactions contemplated by this Stock Purchase Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of a Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Stock Purchase Agreement; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise  prevent or delay the consummation of the transactions contemplated by this Stock Purchase Agreement.

(i)           Notwithstanding any provision to the contrary in this Stock Purchase Agreement, Buyers and members of Buyer Group shall not be required hereunder to (i) enter into any settlement, undertaking, consent decree, stipulation or other Agreement (collectively, “Undertakings”) with any Governmental Entity in connection with this Stock Purchase Agreement, any Transaction Document or any other agreements contemplated hereby or (ii)  divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to the subsidiaries, businesses, assets or properties of the Target Companies, Buyers or members of Buyer Group (collectively, “Divestitures”), except to the extent such Undertakings or Divestitures are not material to the combined operations of the Buyer Group and Target Companies and the Company Subsidiaries.

5.2           Consultation Obligations

(a)           From the date of this Stock Purchase Agreement until Closing, Parent shall, and shall cause each Target Company and each Company Subsidiary to (i) comply with their respective Collective Consultation Requirements in Sweden and (ii) use commercially reasonable efforts to comply with their respective Collective Consultation Requirements as set forth in Schedule EE.

(b)           Subject to restrictions imposed by Law, Buyers shall use commercially reasonable efforts to cooperate with Parent to comply with Parent’s obligations in Section 5.2(a).

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5.3           Conduct of Business

Except as expressly contemplated by this Stock Purchase Agreement, as set forth on Schedule H, as otherwise directed or consented to in writing by U.S. Buyer or Sweden Buyer, which consent may not be unreasonably withheld, conditioned or delayed (it being understood that U.S. Buyer’s or Sweden Buyer’s failure to respond to a properly delivered request for such consent within five Business Days shall be deemed consent for the purposes of this Section 5.3 to all matters to which such request relates), as required pursuant to a legally binding obligation in existence on the date of this Stock Purchase Agreement or as required by Law, from the date of this Stock Purchase Agreement until Closing:

(a)           Subject to Section 5.3(b), Parent shall conduct and operate the Business, and shall cause Sweden Seller, each Target Company and each Company Subsidiary to cause the Business to be conducted and operated, only in the Ordinary Course of Business; and

(b)           Parent shall (with respect to the Business), and shall cause Sweden Seller, each Target Company and each Company Subsidiary to:

(i)            use commercially reasonable efforts to:

(A)           keep available the services of the Employees and preserve the relationships of the Target Companies and Company Subsidiaries with customers, suppliers, licensors, licensees, and distributors;

(B)           maintain the Assets in the same state of repair, order and condition as the Assets are in on the date of this Stock Purchase Agreement (except for normal wear and tear); and

(C)           maintain in full force and effect all material Permits;

(ii)           maintain its books and records, including any Company Records, in accordance with past practice;

(iii)          not take any action that would reasonably be expected to, result in any of the conditions set forth in Article 7 or Article 8 not being satisfied;

(iv)          not amend or otherwise modify in any respect, or propose an amendment or modification in any respect to, its Formation Document or its Bylaws;

(v)           not (A) issue, sell, pledge, grant, transfer or otherwise dispose of (or authorize the issuance, sale, pledge, grant, transfer or other disposition) of any Equity Interests, (B) create, permit, allow or suffer to exist any Encumbrance in respect of any Equity Interests, or (C) redeem, purchase or otherwise acquire any Equity Interest, directly or indirectly, or effect a split, reclassification or other change in, or of, any Equity Interest;

(vi)          not declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any equity or debt securities or interests;

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(vii)         not make a loan or advance to an Employee or a member of its board of directors, or equivalent;

(viii)        not grant an increase in the compensation or benefits, or otherwise increase the compensation or benefits payable, or to become payable to a member of the board of directors of Sweden Company or a member of the Sweden Company Management Team, by more than 2% per annum except such increases as may generally apply to salaried employees of Parent or grant any rights to retention, severance or termination pay to, or, except in the Ordinary Course of Business, enter into any new (or amend any existing) employment, retention, severance or other Agreement with, any such Person;

(ix)           not enter into, materially amend or exercise a discretion (in each case which would reasonably be expected to have a material impact) under any existing Plan (or any plan, arrangement or other Agreement that would reasonably be expected to be a Plan if so adopted or amended) for an Employee or a member of their respective boards of directors, or equivalent, but excluding amendments or modifications as may generally apply to salaried employees of Parent or amending or modifying the period (from that currently provided for) of exercisability of options granted under any Plan or authorizing cash payments in exchange for any options to acquire securities or other interests in Parent;

(x)           not hire or terminate the employment of any Employee whose salary grade is at or above that of a Leadership Level 3 Employee, except (A) as required to fill any positions that are Leadership Level 3 or higher and become vacant after the date of this Stock Purchase Agreement, or (B) any termination for cause;

(xi)           except as required by Law or by the provisions of a Local Collective Agreement, not grant an increase in the aggregate compensation or benefits payable by the Target Companies or Company Subsidiaries by more than 1.5% in the aggregate calculated by reference to the aggregate wages, salaries, other remunerations and social security expenses (including pensions) payable for employees of Sweden Company and its subsidiaries, as reported in accordance with Swedish GAAP in the Ford VHC AB Annual Report for 2008 for Ford VHC AB and its subsidiaries on the date of the Company Balance Sheet;

(xii)          not enter into any commitment to make future capital expenditures that are in the aggregate greater than $10,000,000, or that in any individual case is greater than $2,000,000, except in accordance with the forecasts and plans, copies of which have been made available to Buyers;

(xiii)         not assume, guarantee or endorse the obligations of, any Person in an individual amount in excess of $3,000,000;

(xiv)         not incur a Liability that individually calls for payment by a Target Company or Company Subsidiary of an amount in excess of $3,000,000 except for (A) contributions to Plans made in the Ordinary Course of Business or (B) subject to Section 5.3(xx), entering into Agreements relating to, or arising out of, a commercial arrangement consistent with past practice and entered into in the Ordinary Course of Business;

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(xv)          except for inventory sold or leased, not sell, transfer, lease, pledge or license on an exclusive basis to a third party, or place an Encumbrance (other than a Permitted Encumbrance) upon an Asset of a Target Company or Company Subsidiary with an original purchase price or cost basis exceeding $5,000,000;

(xvi)         not acquire (including by merger or consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof;

(xvii)        not make, revoke or change any Tax election, adopt or change any Tax accounting method, practice or period, grant or request a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax, file any amended Tax Return or settle or compromise any contested Tax liability;

(xviii)       not change its methods of accounting or accounting practices, policies, principles or procedures, including revenue recognition procedures except as required by U.S. GAAP, Swedish GAAP or Law (which required changes will be provided to U.S. Buyer and Sweden Buyer in writing prior to any such change being made);

(xix)         not settle a Claim, in any individual case or instance in excess of $1,000,000, against a Target Company or Company Subsidiary in connection with the Business or the assets of such Target Company or Company Subsidiary;

(xx)          not amend or modify in any material respect terminate, cancel or request any material modification or material amendment to any Material Contract, or enter into any Agreement that would, if entered into as of the date of this Stock Purchase Agreement, be a Material Contract;

(xxi)         with respect to the Owned Real Property or Leased Real Property, not enter into, modify or amend in any material respect, terminate, or renew any material lease of, or reciprocal easement Agreement, operating Agreement or other material Agreement relating to, any such real property;

(xxii)        except as permitted under Section 5.3(b)(xxvi), not sell or transfer or otherwise dispose of title to or ownership of any Company Intellectual Property, Parent Assigned Intellectual Property or Parent Licensed Intellectual Property;

(xxiii)       not grant any licenses of, or other rights to use, other than non-exclusive licenses or rights to use granted in the Ordinary Course of Business:

(A)           any Company Intellectual Property, Parent Assigned Intellectual Property or Sweden Company’s rights under the Volvo Trademark Holding License Agreement; or

(B)           any Parent Licensed Intellectual Property that would prevent, restrict or otherwise adversely affect Buyer Group’s ability to disclose, use, exploit or sublicense that Parent Licensed Intellectual Property in accordance with the Intellectual Property License Agreement;

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(xxiv)       not place any new Encumbrances, other than non-exclusive licenses or rights to use granted in the Ordinary Course of Business, over the:

(A)           Company Intellectual Property, Parent Assigned Intellectual Property or Sweden Company’s rights under the Volvo Trademark Holding License Agreement; or

(B)           Parent Licensed Intellectual Property, other than Encumbrances that will not prevent, restrict or otherwise adversely affect Sweden Company’s ability to disclose, use, exploit or sublicense such Parent Licensed Intellectual Property in accordance with the Intellectual Property License Agreement;

(xxv)        not amend or modify in a manner that would materially adversely affect the rights that a Target Company or Company Subsidiary, as applicable, has to use Intellectual Property Rights under, or terminate, cancel or request any such modification or amendment to or in respect of:

(A)           any Material Third Party License In or Material Third Party License Out;

(B)           any IP Settlement Agreement;

(C)           other than in the Ordinary Course of Business, any Third Party IT Agreement; or

(D)           the Volvo Trademark Holding Shareholders’ Agreement or AB Volvo License Agreement;

(xxvi)       pay all application, filing, registration, maintenance and renewal fees due in respect of, and take all other actions required to maintain, any Company Registered Intellectual Property, the registered Parent Assigned Intellectual Property or the registered Parent Licensed Intellectual Property, except to the extent that a Target Company, Company Subsidiary or member of Parent Group determines not to prosecute, maintain or renew, any Intellectual Property Rights which are not material to the Business;

(xxvii)      not make any admission or take any action in respect of, or settle, any material Claim that relates to any of the following:

(A)           Company Intellectual Property or Parent Assigned Intellectual Property; or

(B)           Parent Licensed Intellectual Property, except to the extent that such admission, action or settlement would not prevent, restrict or adversely affect Buyer Group’s ability to use such Parent Licensed Intellectual Property in accordance with the Intellectual Property License Agreement;

(xxviii)     use commercially reasonable efforts to procure that Volvo Trademark Holding AB reasonably undertakes and/or continues ongoing administrative actions, including countering oppositions against its own applications and lodging oppositions in respect of third party applications, which Volvo Trademark Holding AB determines are reasonably required to safeguard Volvo Trademark
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Holding AB’s (and its licensees’) use of the VOLVO mark (and transliterations of such mark) in all relevant territories and classes;

(xxix)        not vote, or otherwise exercise any rights, in favor of causing any Non-Controlled Company to act contrary to the covenants in Section 5.3(b)(xxii) to Section 5.3(b)(xxvii) in respect of any Non-Controlled IP; and

(xxx)         not authorize or enter into any Agreement or otherwise make any legally enforceable commitment to do any of the foregoing.

For the avoidance of doubt, without prejudice to Section 5.3(b)(xxix), any actions of the type set forth in this Section 5.3 taken by a Non-Controlled Company with respect to Non-Controlled IP shall not be deemed actions taken by Parent, Sweden Seller, a Target Company or any Company Subsidiary.

5.4           Access to Company Information

From the date of this Stock Purchase Agreement until Closing, except as otherwise prohibited by Law or the terms of an Agreement entered into prior to the date of this Stock Purchase Agreement, or as would be reasonably expected to violate the attorney-client privilege of Parent, Sweden Seller, Target Companies or Company Subsidiaries with their respective legal counsel, Parent and Sweden Seller shall provide, and Parent shall cause the Target Companies and Company Subsidiaries to provide, to Buyers or representatives of Buyers reasonable access upon reasonable prior written notice, during normal business hours, to the offices, books, records, working papers, Tax returns, members of the boards of directors, Employees, consultants and contractors of each Target Company and each Company Subsidiary, and shall furnish representatives of Buyers with such financial and operating data and other information with respect to the Business and Assets, including the reports of the IT Steering Committee (which will include any updates to the IT Transition Plan), as Buyers may reasonably request, so long as such access shall not result in an unreasonable interference with the operation of the Business.  For the avoidance of doubt, this Section 5.4 shall not apply to any information, data or materials related to the design, development or manufacture of any vehicles or components, any vehicle technology or cycle plans other than the Documented Plans.

5.5           No Control of the Business

(a)           U.S. Buyer and Sweden Buyer acknowledge and agree that nothing contained in this Stock Purchase Agreement shall give U.S. Buyer or Sweden Buyer, directly or indirectly, the right to control or direct the operations of a Target Company or Company Subsidiary prior to Closing.

(b)           Prior to Closing, Parent shall cause the Target Companies to exercise, consistent with the terms and conditions of this Stock Purchase Agreement, complete control and supervision over their respective operations, and the operations of their respective Subsidiaries as exercised on the date of this Stock Purchase Agreement.  Notwithstanding any provision to the contrary in this Stock Purchase Agreement, no consent of U.S. Buyer or Sweden Buyer shall be required with respect to any matter set forth in Section 5.3 or elsewhere in this Stock Purchase Agreement to the extent requiring such consent would violate Law.

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5.6           Notification of Certain Matters; Supplemental Disclosure

(a)           Parent and Sweden Seller shall have the continuing obligation, from the date of this Stock Purchase Agreement until Closing, reasonably promptly to notify Buyers in writing with respect to any matter arising subsequent to the date of this Stock Purchase Agreement that would reasonably be expected to prevent the satisfaction of the conditions precedent in Section 8.1, provided that (i) no such notification nor updates and revisions to Schedule B shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 8 and (ii) no such notification nor revision to Schedule B shall have effect with respect to any entitlement to indemnification as set forth in Section 10.2.

(b)           Parent shall reasonably promptly provide to Buyers any information Buyers may reasonably request with respect to any matter of which Buyers are notified pursuant to Section 5.6(a).

5.7           Contract Consents

(a)           From the date of this Stock Purchase Agreement until Closing, Parent shall use commercially reasonable efforts at Parent’s cost to procure third party consents required:

(i)           with respect to Third Party IT Agreements, to enable Parent to perform the Parent IT Transition Services and each Target Company to perform the Target Companies IT Transition Services; and

(ii)          with respect to any other Material Contracts and IP Contracts (other than the Third Party IT Agreements which are the subject of Section 5.7(a)(i)), in each case to which a Target Company or Company Subsidiary is a party, to allow the Target Companies and Company Subsidiaries to continue to benefit from such Material Contracts and IP Contracts on the same terms following Closing.

(b)           If and to the extent that any Intellectual Property Rights (x) used by a Target Company or Company Subsidiary or (y) with respect to the technologies specified in the Documented Plans, are licensed under a Consent Contract and cannot be used by the applicable Target Company or Company Subsidiary after Closing without obtaining a consent, approval, waiver or the like from a third party, from the date of this Stock Purchase Agreement until Closing, Parent shall, or shall cause the relevant member of Parent Group to, use commercially reasonable efforts at its own cost to, either:

(i)           obtain such third party consent, approval, waiver or the like; or

(ii)          to the extent permitted under the relevant Consent Contract, grant a sublicense to the applicable Target Company or Company Subsidiary to use, in substantially the same manner as used or permitted to be used prior to Closing, the Intellectual Property Rights licensed under such Consent Contract.

(c)           Parent shall not, and shall cause the relevant member of Parent Group not to, terminate or amend any Consent Contract in any way that might prevent, restrict or otherwise adversely affect the use of any Intellectual Property Rights by the applicable Target Company or Company Subsidiary, without the prior written consent of such Target Company or Company Subsidiary.

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(d)           Buyers shall use commercially reasonable efforts, at Parent’s request, to cooperate with Parent in connection with Parent’s obligations in Section 5.7(a) and Section 5.7(b).

(e)           For the avoidance of doubt, nothing in this Stock Purchase Agreement shall require Parent or Buyers directly or indirectly to pay any amounts to third parties in order to procure the consents described in this Section 5.7.

5.8           Termination of IP Intercompany Agreements; Termination of Powers of Attorney

(a)           Prior to the Closing Date, Parent shall, or shall procure that the relevant members of Parent Group shall use commercially reasonable efforts to (a) execute a deed of termination with effect as of Closing for each Intercompany Agreement under which Intellectual Property Rights are licensed (excluding any Surviving Contracts, Shared Contracts or Excluded Contracts) and (b) deliver to Buyers copies of all such deeds of termination.  If, notwithstanding compliance with this Section 5.8(a), a deed of termination is not executed for any such Intercompany Agreement prior to Closing, Parent shall, or shall cause the relevant member of Parent Group to, continue to use commercially reasonable efforts after Closing to (a) execute promptly a deed of termination in respect of such Intercompany Agreements, to take effect retroactively as of Closing, and (b) deliver to Buyers copies of such deeds of termination.

(b)           Prior to the Closing Date, to the extent Buyers request in writing that Parent and Sweden Seller terminate any specific powers of attorney with effect as of Closing, Parent and Sweden Seller shall, and shall cause Target Companies and Company Subsidiaries to, use commercially reasonable efforts to terminate any such powers of attorney and deliver copies of any such terminations to Buyers.

5.9           Information Barriers Protocol

Prior to the Closing Date, Parent shall, and shall cause the Target Companies and Company Subsidiaries to provide written notification to each of the Relevant Employees of Parent Group and Target Companies and Company Subsidiaries, which notification shall advise of the existence and purpose of the Information Barriers Protocol set forth on Schedule I.

5.10        Benefit Plans in Canada

(a)           At or prior to Closing, Parent shall, and shall cause Ford Motor Company of Canada, Limited, to procure that benefit accruals applicable to each Employee participating in Ford Motor Company of Canada, Limited Pension Plan #3 (“Pension Plan #3”) or the Ford Motor Company of Canada Excess Plan shall cease and each such Employee shall be fully vested in the Employee’s accrued benefit under such Plan.

(b)           At or prior to Closing, Parent shall, and shall cause the Company Subsidiary in Canada to, use commercially reasonable efforts to (i) adopt and establish two new defined contribution plans, and, where required by Law, related trusts, (the “Replacement Canada Defined Contribution Plans”) with terms and conditions that are comparable to the terms and conditions of the Ford Motor Company of Canada, Limited Pension Plan #6 (“Pension Plan #6”) and the Ford Savings and Stock Investment Program (the “SSIP”), respectively; (ii) make the applications and filings to obtain any approvals from a Governmental Entity that are required by Law for each such Replacement Canada Defined Contribution Plan to operate as a retirement plan in Canada; and (iii) procure that, at or prior to Closing, any Employee who is participating in Pension Plan #3, Pension Plan #6 or the SSIP no longer participates as an active

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participant accruing benefits in such plans and commences participation in the Replacement Canada Defined Contribution Plans.

5.11        Benefit Plans in the U.S.

(a)           At or prior to Closing, Parent shall, and shall cause the relevant member of Parent Group to, procure that benefit accruals applicable to each Employee participating in the Ford General Retirement Plan or Ford UAW Retirement Plan (collectively, the “U.S. Employee Pensions Plans,” and such Employees, the “U.S. Employee Pension Participants”) shall cease and that each such U.S. Employee Pension Participant who is not a U.S. Hourly Employee Pension Participant shall be fully vested in the Employee’s accrued benefit under the Plan.

(b)           At or prior to Closing, Parent shall use commercially reasonable efforts to amend the Pension Plan of Volvo Cars of North America (the “Volvo U.S. Defined Benefit Plan”) to provide for the participation of the U.S. Employee Pension Participants to whom a Local Collective Agreement applies (the “U.S. Hourly Employee Pension Participants”) pursuant to such Local Collective Agreements.

(c)           At or prior to Closing, Parent shall, and shall cause the Company Subsidiary in the United States to, use commercially reasonable efforts to (i) adopt and establish a new defined contribution plan, and, where required by Law, a related trust (the “Replacement U.S. Defined Contribution Plan”), with terms and conditions that are comparable to the terms and conditions of the Ford Retirement Plan (the “FRP”); (ii) make the applications and filings to obtain any approvals from a Governmental Entity that are required by Law for such Replacement U.S. Defined Contribution Plan to operate as a retirement plan in the United States; and (iii) procure that, at or prior to Closing, any Employee who is participating in the FRP no longer participates as an active participant accruing benefits in such plan and commences participation in the Replacement U.S. Defined Contribution Plan.

(d)           At or prior to Closing, Parent shall use commercially reasonable efforts to procure that any U.S. Employee Pension Participant who is not a U.S. Hourly Employee Pension Participant shall commence participation in the Replacement U.S. Defined Contribution Plan.

5.12        Defined Benefit Plan in the Netherlands

Parent shall, and shall cause the applicable Company Subsidiary in the Netherlands to, use commercially reasonable efforts to:

(a)           prior to Closing, adopt and establish a new funding vehicle (the “Volvo Netherlands Funding Vehicle”) to finance the future benefit accruals of Employees resident in the Netherlands who participate in the Volvo Netherlands Pension Plan (the “Volvo Netherlands Defined Benefit Plan”); and

(b)           prior to Closing, make the applications and filings to obtain any approvals from a Governmental Entity that are required by Law for the Volvo Netherlands Funding Vehicle to operate in the Netherlands.

5.13        Replacement of Insurance Policies

(a)           Parent shall arrange for the separate insurance policies in respect of the Target Companies and the Company Subsidiaries and their respective businesses, assets, directors and

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employees set forth on Schedule R (the “Replacement Policies”) to take effect on the dates specified in Schedule R.

(b)           For the avoidance of doubt, nothing contained in this Stock Purchase Agreement shall extinguish, limit or otherwise affect or be deemed to affect any obligation on the part of any insurer under any policy of insurance that provides cover to any member of Parent Group on or before the Closing Date.

5.14        IT Transition Plan

From the date of this Stock Purchase Agreement until Closing, Parent, Target Companies and Company Subsidiaries shall use commercially reasonable efforts to comply in all material respects with their respective obligations to implement section 5.1.2, section 5.1.3, section 5.1.4 and section 12.10 of the Form of Information Technology Transitional Services Agreement attached as Exhibit VI (giving effect to all definitions used in such sections and the interpretations set forth in section 1.2.1 thereof), as if such Agreement were in full force and effect between Parent and Sweden Company for the purpose of this Section 5.14.

5.15        Replacement Vehicle Finance Arrangements

From the date of this Stock Purchase Agreement until Closing, Parent shall cause Sweden Company to use commercially reasonable efforts to implement replacement Vehicle Finance Arrangements in all Markets (the “Replacement Vehicle Finance Arrangements”).

5.16        Leakage

From the Measuring Time until Closing, Parent and Sweden Seller shall not permit, and Parent shall procure that the Target Companies and Company Subsidiaries and each of their respective directors, officers, employees and Affiliates shall not permit, there to be (a) any transaction with (whether an acquisition, disposal, transaction at undervalue or overvalue, or otherwise), payment or gift to, guarantee of any obligation of, any member of Parent Group or related party by a Target Company or Company Subsidiary, (b) payment (or declaration) of any dividends, incurrence of management fees, charges or liabilities (including transaction bonuses and transaction related costs), or granting of indemnities or guarantees or redemption, repurchase or reductions in share capital, by a Target Company or Company Subsidiary in favor of any member of Parent Group or related party or (c) any Agreement or arrangement to do any of the foregoing and any Tax, or social security, relating to any of the foregoing, provided that Target Companies and Company Subsidiaries shall be permitted to engage in transactions and arrangements for goods and services consistent with past practice.  For the purposes of this Section 5.16, “related party” shall mean any Person with respect to whom any member of Parent Group is (x) entitled to exercise or control the exercise of 10% or more of the total combined voting power of all classes of shares entitled to vote or (y) the owner of an interest of 10% or more in the capital or profits of such Person.

5.17        Non-solicitation

Until this Stock Purchase Agreement shall have been terminated pursuant to its terms, Parent and Sweden Seller will not, and will cause the Target Companies and Company Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any

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investment banking, legal or accounting firm retained by any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to, directly or indirectly: (a) initiate, knowingly solicit or seek any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or members or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving the Target Companies or Company Subsidiaries, or any purchase of all or any substantial portion of the assets that would be material to the operation of the Business as conducted as of the date of this Stock Purchase Agreement, or of the securities or interests of the Target Companies or Company Subsidiaries, regardless of the form of transaction (a “Proposal”) (b) engage in any negotiations concerning, or provide any confidential or non-public information or data to, or have any substantive discussions with, any Person relating to a Proposal, (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (d) enter into an Agreement with any Person, other than Buyers or their Affiliates, relating to a Proposal.  Parent shall not directly or indirectly release any Persons other than U.S. Buyer or Sweden Buyer from any confidentiality or standstill provisions or Agreements relating to any transaction of the kind contemplated by this Section 5.17.

5.18        Financing

From the date of this Stock Purchase Agreement until Closing:

(a)           Buyers shall (i) maintain in effect the Binding Acquisition Financing Commitment Letters, (ii) use commercially reasonable efforts to negotiate definitive Agreements with respect thereto on terms and conditions contemplated by the Binding Acquisition Financing Commitment Letters and execute and deliver to Parent a copy thereof promptly following such execution, (iii) use commercially reasonable efforts to satisfy on a timely basis all conditions applicable to Buyers in the Binding Acquisition Financing Commitment Letters that are within the control of a member of Buyer Group and comply with all obligations of a member of Buyer Group thereunder and (iv) enforce the rights of each member of Buyer Group under the Binding Acquisition Financing Commitment Letters in the event of a breach by the financing sources, including seeking specific performance of the parties thereunder.

(b)           In the event that all conditions to the Binding Acquisition Financing Commitment Letters have been satisfied, or upon funding will be satisfied, Buyers shall use their commercially reasonable efforts to cause the Persons providing such Acquisition Financing to fund on the Closing Date the Acquisition Financing (together with funds from other funding sources) necessary to consummate the Closing, and to fund, when applicable, any portion of the Acquisition Financing required to satisfy any obligations of Buyers in connection with this Stock Purchase Agreement, in each case, including by Buyers taking enforcement action (including seeking specific performance) to cause such Persons to fund such Acquisition Financing.

(c)           If any portion of the Acquisition Financing becomes unavailable, or Buyers become aware of any event or circumstance that makes any portion of the Acquisition Financing unavailable on the terms and conditions contemplated in the Binding Acquisition Financing Commitment Letters, Buyers shall use their commercially reasonable efforts to arrange and obtain alternative financing from alternative financing sources in an equivalent amount upon conditions no less favorable than those in the Binding Acquisition Financing Commitment Letters as promptly as practicable following the occurrence of such event.  Buyers shall give Parent prompt notice of any material breach by any party to the Binding Acquisition Financing Commitment Letters or of any condition in any such letter not likely to be satisfied, in each case, of which Buyers become aware, or any termination of the Binding Acquisition Financing Commitment Letters.

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(d)           Buyers shall use commercially reasonable efforts to secure a working capital facility (other than the Entrustment Loan Agreement) from a bank prior to Closing for the operation of Sweden Company which (i) is in an amount equal to or greater than the amount set forth in Schedule M Part 1, (ii) is on terms and conditions that, when taken together, are customary for such working capital facilities and consistent with the reasonable requirements of the Business and (iii) permits all available funds to be disbursed and used outside the PRC (the “Working Capital Facility”) provided, however, that entry into any Working Capital Facility shall be at the absolute discretion of Buyers.

(e)           Buyers shall keep Parent reasonably informed on a reasonably current basis of the status of its efforts to arrange the Acquisition Financing and the Working Capital Facility.

(f)           Parent shall cause the Target Companies to provide reasonable cooperation and assistance to Buyers in connection with the arrangement of the Acquisition Financing and the Working Capital Facility, so long as such cooperation and assistance would not result in an unreasonable interference with the operation of the Business, provided that nothing in this Section 5.18 shall require Parent to prepare or provide any financial statements or financial or operating reports not otherwise included in the Due Diligence Materials or prepared in the Ordinary Course of Business.

5.19        Retiree Medical Plans

Parent shall, and shall cause U.S. Company to, use commercially reasonable efforts to:

(a)           prior to Closing, adopt and establish a new retiree medical program for Employees resident in the United States (other than for those Represented Employees employed in Suwannee, Georgia and Ontario, California); and

(b)           on or prior to Closing, provide that Employees resident in the United States will no longer be eligible to receive benefits pursuant to the retiree medical program under the Ford Motor Company Health Care Plan for Salaried Employees (the “Ford Retiree Medical Program”), except for such Employees who are fully eligible to commence receiving benefits pursuant to such plan as of Closing , which Employees shall be eligible to commence receiving benefits pursuant to such plan (on the same basis as other employees of Parent retiring at the same time with similar eligibility characteristics) effective as of their retirement from U.S. Company.

For the avoidance of doubt, Buyers are not assuming any Liability under the Ford Retiree Medical Program and, except to the extent required under the terms of a Local Collective Agreement for Represented Employees, no accrued service under the Ford Retiree Medical Program will be credited to the new retiree medical program established pursuant to Section 5.19(a).

5.20        UK Pension Matters

(a)           From the date of this Stock Purchase Agreement until Closing, Parent may at its option make an application (and may at any time withdraw or abandon such application) for clearance statements under sections 42 and 46 of the UK Pensions Act (the “Clearance Statements”) in relation to the Volvo Car UK Pension Scheme and the transactions under or referred to in the Transaction Documents and the Buyers’ associated financing of these transactions.  If Parent elects not to make such an application or withdraws or abandons such application, Buyers may, at Buyers’ option, make or continue with such an application in favor of Buyers and such other Buyer Affiliates as shall be specified by Buyers, on the terms set out in this Section 5.20.  The application for the Clearance Statements shall be:

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(i)           in a form agreed between Parent and the Buyers;

(ii)          where the application is made by Parent, in favor of Parent, Target Companies and Company Subsidiaries and such of Parent’s Affiliates and their respective directors and officers as Parent shall determine to be appropriate and, at Buyers' option (but in respect only of such of the Clearance Statements as are issued under section 42 of the UK Pensions Act, if the UK Pensions Regulator so determines), in favor of Buyers and such other Buyer Affiliates as shall be specified by Buyers; and

(iii)         on terms that include a contribution to the Volvo Car UK Pension Scheme from the Company Subsidiary in the United Kingdom at or prior to Closing of an amount determined by Parent in its sole discretion.

(b)           Parent and the Buyers agree that each of them (to the extent permitted by Law):

(i)           shall cooperate in the preparation and submission to the UK Pensions Regulator of the application for the Clearance Statements;

(ii)          shall promptly provide the other with information relevant to the application for the Clearance Statements which information shall be complete and accurate in all material respects and shall respond reasonably and promptly to any questions arising;

(iii)         shall not make representations about the other to the trustees of the Volvo Car UK Pension Scheme or to the UK Pensions Regulator without either the prior approval of the other or the other being present at any telephone call or meeting at which such representation is made;

(iv)         hereby consents to disclosure of the information provided under Section 5.20(b)(ii) above to the UK Pensions Regulator and to the trustees of the Volvo Car UK Pension Scheme (subject to such confidentiality undertakings from the trustees as Parent and the Buyers shall reasonably require); and

(v)          shall be given the opportunity on reasonable notice to attend any meeting or telephone call with the trustees of the Volvo Car UK Pension Scheme or the UK Pensions Regulator in connection with the application for the Clearance Statements.

5.21        CFMA Payments

Parent shall cause Sweden Company to cause CFMA, with effect from and after Closing, to make the following technology licensing payments to Sweden Company for the Volvo branded products manufactured by CFMA: (a) the “Licensing Fee” payable to Ford Global following the Closing Date pursuant to article 4.2.1 of the S40 TLC, and (b) the “Recurring Royalty” payable to Ford Global following the Closing Date pursuant to article 4.2.1 of the S80 TLC.  The Parties acknowledge and agree that all other terms and conditions of the S40 TLC and S80 TLC shall remain unchanged and in full force and effect.

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5.22        Allocation of Special GHG Credits

(a)           At or prior to Closing, Parent shall allocate to Sweden Company pursuant to the form of letter agreement between Parent and Sweden Company attached hereto as Exhibit XXIV the following GHG Credits (the “Special GHG Credits”):

(i)           all 2009 MY Volvo Credits and 2010 MY Volvo Credits, and

(ii)          an amount of Ford Credits equal to 200,000 tons of GHG Credits, reduced by the aggregate amount of 2009 MY Volvo Credits and 2010 MY Volvo Credits allocated by Parent to Sweden Company pursuant to clause (i).

(b)           Buyers and Parent agree to take any and all actions reasonably necessary under the EPA GHG Emissions Regulations to give effect to the allocation of Special GHG Credits under this Section 5.22.

5.23        Patent License Agreement

(a)           Prior to Closing, Parent may enter into a Patent License Agreement with Ford Global (the “PLA”) pursuant to which Ford Global grants a license to Ford and its current Affiliates with respect to the Volvo Assigned Patents (excluding the SPA Platform Patents and the VED and VEP Patents) provided that such license must be on the following terms (the “Required Terms”): equivalent terms to those terms in the Intellectual Property License Agreement that will apply to the Volvo Limited License Vehicle IP upon the Intellectual Property License Agreement becoming effective at Closing, except that:

(i)           the license under the PLA in respect of the Volvo Hybrid Patents and the P2 Platform Patents shall be on the same terms as the license granted in respect of  the Volvo Limited License Separation IP that constitutes an Improvement to, or of, the Volvo Hybrid Patents, the P2 Platform Existing Patents or the P2 Platform Patents under the Intellectual Property License Agreement; and

(ii)           the PLA shall not include:

(A)           an indemnity from Ford Global to Ford on equivalent terms to that given by Ford under sections 16.1 or 16.2 of the Intellectual Property License Agreement;

(B)           terms equivalent to those in section 17.2 of the Intellectual Property License Agreement, provided that this shall not limit or amend the terms of section 17.2 of the Intellectual Property License Agreement in any way;

(C)           terms of the Intellectual Property License Agreement that are binding on Ford and its current Affiliates under the Intellectual Property License Agreement with respect to the Volvo Assigned Patents licensed under the PLA; and

(D)           a right for Ford or any of its Affiliates to encumber by way of charge, pledge, or assignment of any of, its rights and benefits relating to the Volvo Assigned Patents licensed under the PLA; provided that this shall not limit any rights of Ford or any of its Affiliates under section 24.2.3 of the Intellectual Property License Agreement.

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(b)           Capitalised terms used in this Section 5.23 that are not defined in this Stock Purchase Agreement shall have the meanings given to them in the Intellectual Property License Agreement.

5.24        Working Capital Forecast

Parent shall deliver to Buyers not less than 15 Business Days before Closing (or the anticipated Closing, as applicable) Parent’s good faith forecast of the total cash flow (including working capital funding) requirements of the Business as at Closing and for 60 calendar days following Closing (the “Working Capital Forecast”).

6.     ADDITIONAL AGREEMENTS

6.1           U.S. Tax Treatment of the Sale and Purchase of the U.S. Company Interest

Each of Parent, U.S. Buyer and Sweden Buyer acknowledges and agrees that the purchase and sale of the U.S. Company Interest pursuant to this Agreement shall be treated as a purchase and sale of the assets of U.S. Company for U.S. federal income Tax purposes.

6.2           Tax Liability

(a)           Subject to the provisions of Section 6.3 and any applicable limitations set forth in Article 10 (but without regard to any disclosure in Schedule B) and with effect from Closing, Parent covenants to pay U.S. Buyer and Sweden Buyer (as applicable) an amount equal to:

(i)           any Actual Tax Liability of a Target Company or Company Subsidiary for (A) a taxable year or taxable period that ends on or before the Closing Date (a “Pre-Closing Period”) and (B) with respect to a taxable period that includes but does not end on the Closing Date (a “Straddle Period”), for the portion of such Straddle Period ending on and including the Closing Date;

(ii)           any Actual Tax Liability which is properly attributable to a member of Parent Tax Group (including Tax for which a member of Parent Tax Group is primarily liable but has failed to discharge, and Tax for which a member of Buyer Group or Geely Group or a Target Company or Company Subsidiary is jointly liable but where the amount is properly attributable to a member of Parent Tax Group);

(iii)           any liability to:

(A)           make to any member of Parent Tax Group any payment for Group Relief; or

(B)           repay to any member of Parent Tax Group the whole or any part of any payment for Group Relief previously received,

in each case pursuant to any agreement or arrangement entered into by any Target Company or Company Subsidiary on or before Closing;

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(iv)           any payment by a Target Company or Company Subsidiary (for purposes of this Section 6.2(a)(iv), the “payor”) to a Person other than a Target Company, Company Subsidiary or a member of Buyer Group or Geely Group (for purposes of this Section 6.2(a)(iv), the “payee”) pursuant to any breach of representation or warranty in respect of or relating to Tax or pursuant to a covenant to pay or to indemnify the payee for Taxes imposed upon or economically borne by the payee with respect to any period ended on or before Closing, and any costs reasonably and properly suffered or incurred by any Target Company or Company Subsidiary as a result of or in connection with any such claim, provided that such payment is required pursuant to an Agreement entered into prior to Closing pursuant to which Agreement the payor specifically agreed to indemnify or pay the payee for such Taxes or gave such representation or warranty in respect of or relating to Tax in connection with the sale and purchase of a business or part of a business or a business entity;

(v)           any Deemed Tax Liability,

provided, however, that Parent shall not be liable to make a payment (x) in respect of any Tax or Tax Liability to the extent that provision or reserve in respect of such Tax or Tax Liability has been made in the Final Closing Statement and such Tax or Tax Liability is reflected in and reduces Net Working Capital or is reflected in and increases Net External Indebtedness, or (y) in respect of any Tax or Tax Liability described in Section 6.2(a)(i) (and, for the avoidance of doubt, not described in Section 6.2(a)(ii)) to the extent that such Tax or Tax Liability is imposed on a Target Company or Company Subsidiary, or for which a Target Company or Company Subsidiary may otherwise be liable, as a result of transactions occurring on the Closing Date subsequent to Closing (Taxes described in clauses (x) or (y) of this proviso, collectively, the “Excluded Taxes”).  Insofar as provided in Section 6.2(c), Parent or Sweden Seller (as applicable) shall be entitled to any refund of Taxes allocable to any Pre-Closing Period and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, where, or to the extent that, such refund is not a Buyer’s Relief, and does not arise from the use of a Buyer’s Relief.

(b)           With effect from Closing, Buyer Group shall be liable for and pay and, to the extent that Buyer Group fails to pay and any member of Parent Group is required to pay, U.S. Buyer and Sweden Buyer shall pay Sweden Seller and Parent (as applicable), subject to the provisions of Section 6.3 and any applicable limitations set forth in Article 10, an amount equal to (i) all Taxes imposed on a Target Company or Company Subsidiary for any taxable year or taxable period that begins after the Closing Date and, with respect to a Straddle Period, for the portion of such Straddle Period beginning after the Closing Date (other than Taxes for which Parent is liable pursuant to the provisions of Section 6.2(a)), and (ii) Excluded Taxes.

(c)           If, following Closing, a member of Buyer Group receives a refund of, or credit for Taxes of a Target Company or Company Subsidiary allocable to (i) any Pre-Closing Period or (ii) with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (not being a refund or credit which is a Buyer’s Relief, or a refund or credit which arises from the use of a Buyer’s Relief), then Buyers shall pay to Parent an amount equal to such refund or credit; provided that this Section 6.2(c) shall not apply where the Tax refund or credit obtained arises in respect of an overpayment of Tax prior to Closing where such overpayment would not have been an overpayment but for any deduction, loss or credit arising in and allocable to a Tax period or portion of a Straddle Period (determined in accordance with the provisions of Section 6.2(d)) following Closing.  Subject to Section 6.2(e), Buyers shall be entitled to any refund of, or credit for, Taxes allocable to a taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date, and if any such amount is received by any member of

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Parent Group then Parent shall pay such amount to U.S. Buyer or Sweden Buyer on behalf of the relevant Target Company or Company Subsidiary.  Any amount of refund or credit payable by Buyers or Parent pursuant to this Sections 6.2(c) shall, in the case of a refund, be paid promptly following receipt, and in the case of a credit, shall be paid promptly following the date on which such credit results in a decrease of Liability for Tax, and shall be paid net of any Tax suffered on such refund or credit.

(d)           For purposes of this Section 6.2, Taxes for a Straddle Period will be allocated between (x) the portion of the Straddle Period that begins at the beginning of the Straddle Period and ends at the end of the Closing Date, and (y) the remaining portion of the Straddle Period in the following manner:

(i)           Any Tax other than real and personal property Taxes described in clause (ii) of this Section 6.2(d) will be allocated based on a “closing of the books” as of the end of the Closing Date.

(ii)           Real and personal property Taxes with respect to property held by a Target Company or Company Subsidiary at Closing will be prorated based on the ratio of the number of days in the portion of the Straddle Period ending on the Closing Date to the number of days in the remaining portion of the Straddle Period; provided, however, that if the transactions contemplated by this Stock Purchase Agreement result in the reassessment of the value of property owned by a Target Company or Company Subsidiary to a higher amount for property Tax purposes, or the imposition of property Taxes at a rate that is different than the rate that would have been imposed if such transactions had not occurred, then the calculation of the amount of such property Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be based on the assessed value and Tax rate that would have applied had such transactions not occurred.

(e)           If any payment is made by Parent pursuant to Section 6.2(a) in respect of a Tax Liability or other matter, and there is a decrease in the Tax Liability of a member of Buyer Group or a successor thereof for a taxable year or taxable period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date which decrease would not have arisen but for the Tax Liability or other matter in respect of which the payment by Parent was made or the circumstances giving rise thereto, U.S. Buyer or Sweden Buyer shall refund to Parent an amount equal to the amount of such decrease (less any Tax incurred in respect of such decrease), up to a maximum amount equal to the payment made under Section 6.2(a) in respect of the relevant Tax Liability (less any Tax suffered on that payment, except to the extent that the payment made by U.S. Buyer or Sweden Buyer to Parent pursuant to this Section 6.2(e) (the “Tax Refund Payment”) results in a decrease in liability to Tax of a member of Buyer Group which would not have arisen but for the making of the Tax Refund Payment. For the avoidance of doubt, where the Tax Refund Payment results in the cancellation or reduction of the Tax which would otherwise be suffered on the payment made by Parent in respect of the relevant Tax Liability, such cancellation or reduction shall be a decrease in liability to Tax of a member of Buyer Group for the purposes of the previous sentence), provided that no amount shall be refunded where the decrease is in an amount of Tax which would otherwise have given rise to a claim under Section 6.2(a).  The provisions of this Section 6.2(e) shall apply, mutatis mutandis, where a payment is made by U.S. Buyer or Sweden Buyer pursuant to Section 6.2(b), and there is a resulting decrease in the Tax liability of a member of Parent Group, as if the references to “Parent” and “Sweden Seller” were references to “U.S. Buyer” and “Sweden Buyer” and read with any other necessary modifications.

(f)           If Parent is obligated to make a payment to U.S. Buyer or Sweden Buyer under Section 6.2(a)(i) or Section 6.2(a)(ii) with respect to an Actual Tax Liability of a Target Company or a Company Subsidiary and if Parent does not make such payment by the close of a due date that is the later of (i) the date such Actual Tax Liability was paid to the applicable Tax Authority and (ii) the tenth

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Business Day following the date U.S. Buyer or Sweden Buyer, as the case may be, delivers a written demand for such payment to Parent, then the payment which Parent is obligated to make shall be increased by an amount equal to the Default Interest accruing on such payment from the close of such due date to the date Parent makes such payment (including such interest).  If Parent is obligated to make a payment to U.S. Buyer or Sweden Buyer under Section 6.2(a)(iv) with respect to any payment made or costs suffered or incurred by a Target Company or Company Subsidiary to which Section 6.2(a)(iv) applies and if Parent does not make such payment by the close of a due date that is the later of (x) the date the Target Company or Company Subsidiary involved made such payment or suffered or incurred such costs and (y) the tenth Business Day following the date U.S. Buyer or Sweden Buyer, as the case may be, delivers a written demand for such payment to Parent, then the payment which Parent is obligated to make shall be increased by an amount equal to the Default Interest accruing on such payment from the close of such due date to the date Parent makes such payment (including such interest).  If U.S. Buyer or Sweden Buyer is obligated to make a payment to Parent or Sweden Seller under Section 6.2(b) with respect to an Actual Tax Liability of a Target Company or a Company Subsidiary and if U.S. Buyer or Sweden Buyer, as the case may be, does not make such payment by the close of a due date that is the later of (A) the date such Actual Tax Liability was paid to the applicable Tax Authority and (B) the tenth Business Day following the date Parent or Sweden Seller, as the case may be, delivers a written demand for such payment to U.S. Buyer or Sweden Buyer, as the case may be, then the payment which U.S. Buyer or Sweden Buyer is obligated to make shall be increased by an amount equal to the Default Interest accruing on such payment from the close of such due date to the date U.S. Buyer or Sweden Buyer makes such payment (including such interest).  For the avoidance of doubt and to avoid a duplicative accrual of interest, no interest shall accrue pursuant to the foregoing provisions of this Section 6.2(f) with respect to any day for which the Actual Tax Liability itself has increased due to the accrual of interest payable to the Tax Authority for such day or with respect to any day for which interest has accrued pursuant to the provisions of Section 6.4(c)(v).  Notwithstanding any provision of this Stock Purchase Agreement to the contrary, the provisions of Section 12.6(d) shall not apply to the payment of interest pursuant to the provisions of this Section 6.2(f).

6.3           Transfer Taxes

Notwithstanding any provision to the contrary in this Stock Purchase Agreement, any real property transfer, stamp Tax, stock transfer Tax, or other similar transfer Tax (together “Transfer Taxes”) imposed on the transactions contemplated by this Stock Purchase Agreement shall be borne equally by (i) U.S. Buyer and Sweden Buyer, on the one hand, and (ii) Parent and Sweden Seller, on the other hand, except to the extent that such Transfer Taxes are imposed by a Tax Authority in Sweden and Sweden Buyer is legally required to account for such Transfer Taxes, in which case such Transfer Taxes shall be borne by Sweden Buyer.

6.4           Tax Returns

(a)           Subject to and in accordance with the provisions of this Section 6.4, Parent or its duly authorized agents shall prepare, file or cause to be filed when due, taking into account all extensions properly obtained, all Tax Returns that are required to be filed on or before the Closing Date by or with respect to each Target Company and each Company Subsidiary, and Parent shall timely remit or cause to be timely remitted Taxes shown due and payable on such Tax Returns.  Except as otherwise required by Law or caused by a change in Law, all such Tax Returns, to the extent relating to a Target Company or Company Subsidiary, shall be prepared and filed in a manner consistent with past practice (and without unreasonable delay), and no position will be taken, election made or method of accounting adopted that is inconsistent with positions taken, elections made or methods of accounting used in preparing and filing

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similar Tax Returns in prior periods.  With respect to Tax returns that are required to be filed after the Closing Date, Parent shall also, at its own cost, prepare, file or cause to be filed when due, taking into account all extensions properly obtained, (i) all U.S. federal, state and local income Tax Returns that report income and deductions of U.S. Company for Pre-Closing Periods and that are prepared on the basis that U.S. Company is a disregarded entity for income Tax purposes, and (ii) all U.S. federal, state and local income Tax Returns for Straddle Periods that report income and deductions of U.S. Company with respect to any period of time occurring on or before the Closing Date and that are prepared on the basis that U.S. Company is a disregarded entity for income Tax purposes, and (in each case) Parent shall timely remit or cause to be timely remitted Taxes shown due and payable on such Tax Returns.  The cost to any Target Company or Company Subsidiary in preparing or filing such Tax Returns shall be provided for, reserved or accrued in the Final Closing Statement and shall be reflected in and reduce Net Working Capital or reflected in and increase Net External Indebtedness.

(b)

(i)           Subject to and in accordance with the provisions of this Section 6.4 and except as otherwise provided in Section 6.4(a), U.S. Buyer or Sweden Buyer or their duly authorized agents shall prepare, file or cause to be filed when due, taking into account all extensions properly obtained, all Tax Returns with respect to Pre-Closing Periods and all Tax Returns with respect to Straddle Periods, in each case that are required to be filed after the Closing Date by or with respect to a Target Company or Company Subsidiary, and U.S. Buyer or Sweden Buyer, as the case may be, shall timely remit or cause to be timely remitted Taxes shown due and payable on such Tax Returns.  Except as otherwise required by Law or caused by a change in Law, all such Tax Returns shall be prepared and filed in a manner consistent with past practice, and no position will be taken, election made or method of accounting adopted that is inconsistent with positions taken, elections made or methods of accounting used in preparing and filing similar Tax Returns in prior periods.

(ii)           Parent shall be liable for and shall pay to U.S. Buyer or Sweden Buyer (as applicable) an amount equal to (A) all external costs and expenses reasonably incurred by U.S. Buyer or Sweden Buyer (or the relevant Target Company or Company Subsidiary) in complying with its obligations in respect of Tax Returns for Pre-Closing Periods pursuant to Section 6.4(b)(i) and (B) such proportion of any external costs and expenses reasonably incurred by U.S. Buyer or Sweden Buyer (or the relevant Target Company or Company Subsidiary) in complying with its obligations in respect of Tax Returns for Straddle Periods pursuant to Section 6.4(b)(i) as corresponds to the proportion of the Straddle Period which falls on or prior to the Closing Date, provided (in each case) that the appointment of external agents to assist with those obligations is consistent with the past practice of the Target Company or Company Subsidiary concerned. If, and to the extent that, any member of Parent Group, other than the Target Company or Company Subsidiary concerned, was primarily responsible for or materially assisted in the preparation and filing of the Tax Returns for the relevant Target Company or Company Subsidiary prior to Closing, external costs reasonably incurred by U.S. Buyer or Sweden Buyer (or the relevant Target Company or Company Subsidiary) in appointing external agents to undertake those responsibilities or to give such assistance after Closing in relation to Tax Returns for which U.S. Buyer or Sweden Buyer is responsible pursuant to Section 6.4(b)(i) shall be costs and expenses for which Parent is liable to the extent provided in clause (A) or (B) (as the case may be) of the preceding sentence despite not being consistent with past practice.  Parent shall pay U.S. Buyer or Sweden Buyer any amounts for which Parent is liable pursuant to this Section 6.4(b)(ii) by the later of (a) the date when U.S. Buyer or Sweden Buyer or the Target Company or Company Subsidiary concerned becomes liable to pay or incur such costs; and (b) the tenth Business Day following the date U.S. Buyer or Sweden Buyer, as the case may be, delivers a written demand for such payment to Parent.

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(c)           With respect to Tax Returns prepared by Parent pursuant to subsection (a), on the one hand, or prepared by U.S. Buyer or Sweden Buyer pursuant to subsection (b), on the other hand:

(i)           The Party responsible for preparing a Tax Return (for purposes of this Section 6.4, the “preparing party”)  shall provide to the other Party (for purposes of this Section 6.4, the “other party”) a draft of such Tax Return at least 30 days before such Tax Return is required to be filed, and, in the case of a Tax Return for a Straddle Period, the preparing party shall at the same time provide to the other party a written calculation of the allocation pursuant to Section 6.2(d) of the Tax liability with respect to such Tax Return; provided, however, that notwithstanding any provision of this Stock Purchase Agreement to the contrary, Parent shall have no obligation to provide U.S. Buyer or any Affiliate of U.S. Buyer with any U.S. federal, state or local income Tax Return (including any schedules, attachments or other information relating to such Tax Return) that is prepared on the basis that U.S. Company is a disregarded entity.

(ii)           To the extent permitted by Law, the preparing party shall promptly provide the other party (or shall procure that the other party is promptly provided) with all information reasonably necessary to enable the other party to review each draft Tax Return and allocation provided by the preparing party to the other party pursuant to Section 6.4(c)(i), provided that in the case of a Tax Return for a Straddle Period, U.S. Buyer or Sweden Buyer may redact any such information to the extent reasonably necessary to preserve the confidentiality of commercially sensitive confidential information.

(iii)           The other party shall notify the preparing party of proposed revisions to any draft Tax Return or allocation provided by the preparing party to the other party pursuant to Section 6.4(c)(i) within 15 days of the receipt by the other party from the preparing party of such draft Tax Return and, in the case of a Tax Return for a Straddle Period, such allocation.  Such proposed revisions shall be addressed in the following manner:

(A)

a.           In the case of a Tax Return for a Pre-Closing Period as to which U.S. Buyer or Sweden Buyer is the preparing party and Parent is the other party, the preparing party shall incorporate the revisions proposed by the other party into such Tax Return and shall timely file such Tax Return as so revised with the Taxing Authority, provided that (x) the preparing party shall not be obligated to incorporate a specific revision to the extent that incorporation of such specific revision would cause an Inconsistency (as defined in Section 6.4(c)(iii)(D) below), and (y) the other party shall consider in good faith any objections the preparing party makes to any other specific revision but shall not be required to accept such objections (and, if it does not accept such objections, then, subject to the other provisions of this Section 6.4(c)(iii)(A), the revision to the Tax Return shall be made notwithstanding such objections). If the preparing party believes that the incorporation of a specific revision would cause an Inconsistency, it shall (by no later than the start of the fifth day prior to the due date of such Tax Return and with written notice to the other party) present the question to an internationally recognized firm of accountants appointed by agreement between Parent or Sweden Seller (as applicable) and U.S. Buyer or Sweden Buyer (as applicable), or, in default of agreement, by the President from time to time of the Institute of Chartered Accountants in England and Wales (the “Independent Tax Accountant”) for its prompt determination.

b.           Where the preparing party believes that the incorporation of a specific revision would cause such Tax Return to be false, misleading or inaccurate in any respect then

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except to the extent that, prior to the due date of such Tax Return, the Independent Tax Accountant determines that such specific revision would not cause such Tax Return to be false, misleading or inaccurate in any respect, the Tax Return shall be filed without such specific revision proposed by the other Party.  In any other case, except to the extent that, prior to the due date of such Tax Return, the Independent Tax Accountant determines that a specific revision would cause such Tax Return to be contrary to a specific requirement of Law or of the last sentence of Section 6.4(b)(i) the Tax Return shall be filed with the revisions proposed by the other Party.  If, subsequent to the Tax Return having being filed, the Independent Tax Accountant makes a determination which is contrary to the position which has been taken in the Tax Return which has been filed, an amended Tax Return shall be filed to reflect the determination of the Independent Tax Accountant.

(B)           In the case of a Tax Return for a Pre-Closing Period as to which Parent is the preparing party and U.S. Buyer or Sweden Buyer is the other party, the preparing party shall consider in good faith any revisions proposed by the other party but shall not be obligated to accept such revisions, provided that the preparing party shall be required to incorporate a specific revision to the extent that the incorporation of such specific revision is required in order to avoid an Inconsistency.  If the other party believes that the incorporation of a specific revision is required in order to avoid an Inconsistency, it shall (by no later than the start of the fifth day prior to the due date of such Tax Return and with written notice to the preparing party) present the question to the Independent Tax Accountant for its prompt determination.  Except to the extent that, prior to the due date of such Tax Return, the Independent Tax Accountant determines that a specific revision is required in order to avoid an Inconsistency, the Tax Return shall be filed without the revisions proposed by the other party.  If, subsequent to the Tax Return having being filed, the Independent Tax Accountant makes a determination which is contrary to the position which has been taken in the Tax Return which has been filed, an amended Tax Return shall be filed to reflect the determination of the Independent Tax Accountant.

(C)

a.           In the case of a Tax Return for a Straddle Period as to which U.S. Buyer or Sweden Buyer is the preparing party and Parent is the other party, the preparing party shall incorporate the reasonable revisions proposed by the other party into such Tax Return to the extent that they are materially relevant to the liability of the other party under this Agreement and are not materially relevant to Tax which would economically be borne by the preparing party.  The preparing party shall consider in good faith any other revisions proposed by the other party which are both materially relevant to the liability of the other party under this Agreement and materially relevant to Tax which would economically be borne by the preparing party (giving due weight to each of these considerations bearing in mind the relative amounts of Tax at stake) but shall not be obligated to accept such revisions, except to the extent that the incorporation of such specific revision is required in order to avoid an Inconsistency.  If the other party believes that the incorporation of such revision is required in order to avoid an Inconsistency it shall (by no later than the start of the fifth day prior to the due date of such Tax Return and with written notice to the preparing party) present the question to the Independent Tax Accountant for its prompt determination.

b.           Where the greater part of the Straddle Period falls on or before the Closing Date, except to the extent that, prior to the due date of such Tax Return, the Independent Tax Accountant determines that a specific revision is not required in order to avoid an Inconsistency, the Tax Return shall be filed with the revisions proposed by the other party, provided that if the preparing party (acting reasonably and in good faith) believes that a specific revision would cause such Tax Return to be false, misleading, incomplete or inaccurate in any respect then the Tax Return shall be filed without such specific revision.  If, subsequent to the Tax Return having being filed, the Independent Tax Accountant

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makes a determination which is contrary to the position which has been taken in the Tax Return which has been filed, an amended Tax Return shall be filed to reflect the determination of the Independent Tax Accountant.

c.           Where the greater part of the Straddle Period falls after the Closing Date, except to the extent that, prior to the due date of such Tax Return, the Independent Tax Accountant determines that a specific revision is required in order to avoid an Inconsistency, the Tax Return shall be filed without the revisions proposed by the other party.  If, subsequent to the Tax Return having being filed, the Independent Tax Accountant makes a determination which is contrary to the position which has been taken in the Tax Return which has been filed, an amended Tax Return shall be filed to reflect the determination of the Independent Tax Accountant.

(D)           For the purposes of this Section 6.4(c)(iii), “Inconsistency” means that a Tax Return is (i) contrary to a specific requirement of Law, (ii) materially inconsistent with the requirements of the second sentence of Section 6.4(a) or the last sentence of Section 6.4(b)(i) (as applicable), or (iii) false, misleading or inaccurate in any respect.

(iv)           Subject to the proviso in Section 6.4(c)(i), by no later than the date each Tax Return is filed, the preparing party shall provide to the other party a complete copy of such Tax Return as filed.

(v)           By no later than the third Business Day prior to the date each Tax Return is to be filed or each Tax payment is otherwise due, the other party shall pay to the preparing party the portion (if any) of the Actual Tax Liability due with respect to such Tax Return or Tax payment for which the other party is responsible pursuant to Section 6.2.  In the event that the preparing party and the other party disagree as to the proper amount of such payment, the other party shall pay to the preparing party the amount that the other party believes to be proper, and the disagreement as to the amount claimed by the preparing party shall be submitted to Independent Tax Accountant for its expeditious determination.  Upon determination by Independent Tax Accountant of the additional amount (if any) of Actual Tax Liability properly payable by the other party, the other party shall pay to the preparing party such additional amount together with Default Interest with respect to the period from the date such additional amount should have been paid pursuant to the first sentence of this Section 6.4(c)(v) to the date such additional amount is actually paid.  For the avoidance of doubt, the provisions of this Section 6.4(c)(v) are intended to facilitate the timely payment by the Parties to the applicable Tax Authorities of the Actual Tax Liabilities as such payments are due; the determination of the ultimate responsibility of the respective Parties for Tax is controlled by Section 6.2.  Accordingly, the calculation of the amount (if any) payable by the other party to the preparing party pursuant to this Section 6.4(c)(v), whether by agreement of the Parties or determination of Independent Tax Accountant, shall not be dispositive of, or in any way prejudice, the determination of any Party’s ultimate liability pursuant to Section 6.2.

(d)           Subject to the proviso in Section 6.4(c)(i), the preparing party shall procure that:

(i)            the other party is kept fully informed of the progress of all matters relating to the Tax Returns for Pre-Closing Periods and Straddle Periods;

(ii)           the other party, promptly at the end of each calendar month, receives copies of all written correspondence with any Tax Authority insofar as it is relevant to Pre-Closing Periods or Straddle Periods;

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(iii)           no Tax Return is submitted to any Tax Authority which is not, so far as preparing party is aware, true, complete and correct in all respects, and not misleading; and

(iv)           no material correspondence is submitted to, or any material agreement reached with, any Tax Authority without the prior written approval of the other party (which approval will not be withheld, conditioned or delayed unreasonably).

For the purposes of Section 6.4(d)(iv) above, “material correspondence” and “material agreements” are Tax Returns and other correspondence and Agreements which the preparing party considers, or ought reasonably to consider, would be of material importance to the other party as regards either the future relationship with the Tax Authority concerned, the indemnification obligations of the other party pursuant to this Stock Purchase Agreement, or the liability to Tax of any Target Company or Company Subsidiary or any other member of Parent Group, Buyer Group or Geely Group.

(e)           None of U.S. Buyer, Sweden Buyer or any member of Buyer Group or Geely Group shall, or shall cause or permit a Target Company or Company Subsidiary to, amend, refile or otherwise modify, or grant an extension of any statute of limitation with respect to, a Tax Return relating in whole or in part to a Target Company or Company Subsidiary with respect to any Pre-Closing Period or Straddle Period other than (A) where such amendment, refiling, modification or extension would not increase the liability of Parent or Sweden Seller under this Stock Purchase Agreement; or (B) with the prior written consent of Parent, which consent shall not to be unreasonably withheld, conditioned or delayed.

(f)           In the event that Parent at any time in its sole discretion determines that Sweden Company may be considered a shell company (Sw. skalbolag) under the Swedish Income Tax Act (Sw. Inkomstskattelagen (1999:1229)), Sweden Company shall timely file a cash company Tax Return (Sw. skalbolagsdeklaration) with the relevant Tax Authority with respect to the sale and transfer of the Sweden Company Shares by Sweden Seller pursuant to this Stock Purchase Agreement.  In the event that such cash company Tax Return is to be filed on or before the Closing Date, Parent shall procure that Sweden Company timely file such Tax Return, and, in the event that such cash company Tax Return is to be filed after the Closing Date, Sweden Buyer shall procure that Sweden Company timely file such Tax Return, provided that (a) Parent gives Sweden Buyer notice of its determination that such cash company Tax Return is required to be filed, on a timely basis and in any event at least 25 Business Days before such cash company Tax Return is required to be filed; (b) so far as permitted by law, such cash company Tax Return shall be filed within 30 days of the Parties entering into this Stock Purchase Agreement; and (c) Parent Company shall be liable for and shall pay to U.S. Buyer or Sweden Buyer (as applicable) an amount equal to all external costs and expenses reasonably incurred by Sweden Buyer (or Sweden Company) in complying with its obligations pursuant to this Section 6.4(f), on the date which is the later of (a) the date when Sweden Buyer or Sweden Company becomes liable to pay or incur such costs; and (b) the tenth Business Day following the date Sweden Buyer delivers a written demand for such payment to Parent.

6.5           Conduct of Tax Proceedings

(a)           Upon receipt by a member of Buyer Group of written notice of a Tax audit, examination or assessment, or related administrative or court proceeding, either pending or threatened in writing (a “Tax Proceeding”), which would reasonably be expected to give rise to a Tax Claim against Parent, U.S. Buyer or Sweden Buyer shall promptly (and in any event within 15 days of the receipt by Buyer Group of such written notice) notify Parent and shall provide Parent with copies of all notices or other

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correspondence or documents from the relevant Tax Authority received by a member of Buyer Group with respect to each such Tax Proceeding.

(b)           In respect of a Tax Proceeding for a Pre-Closing Period or in respect of any Tax Proceeding for a Straddle Period which is not relevant to Tax which would be economically borne by U.S. Buyer or Sweden Buyer, the Parties agree as follows: (i) Parent shall have the right to represent, at its own expense, each Target Company’s and each Company Subsidiary’s interests in any Tax Proceeding which would reasonably be expected to give rise to a Tax Claim against Parent and, at Parent’s expense, to employ counsel of its choice that is reasonably acceptable to Buyers.  Within 30 days of the receipt by Parent of the written notice of such a Tax Proceeding, Parent shall notify U.S. Buyer or Sweden Buyer, as the case may be, as to whether it elects to represent the Target Company or Company Subsidiary to which such Tax Proceeding relates; and (ii) if, in connection with any such Tax Proceeding, Parent does not elect to represent such Target Company or Company Subsidiary, U.S. Buyer or Sweden Buyer shall continue to keep Parent fully informed of the status and conduct of such Tax Proceeding (including through compliance with the provisions of Section 6.5(a)), shall consult with Parent with respect to the conduct of such Tax Proceeding, and, upon the request of Parent (and subject to Section 6.5(d)), shall permit and enable Parent to participate in such Tax Proceeding at Parent’s expense.  U.S. Buyer and Sweden Buyer shall not, and shall procure that no member of Buyer Group shall, settle any claim for Taxes for which Parent may be liable pursuant to Section 6.2, without the prior written consent of Parent, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c)           Parent shall be liable for, and shall pay to U.S. Buyer or Sweden Buyer (as applicable) an amount equal to:

(i)           any external costs reasonably incurred by U.S. Buyer or Sweden Buyer or the relevant Target Company or Company Subsidiary in connection with any action taken by U.S. Buyer or Sweden Buyer or the relevant Target Company or Company Subsidiary in respect of any such Tax Proceeding to which Section 6.5(b)(ii) applies, including any external costs reasonably incurred by U.S. Buyer or Sweden Buyer or the relevant Target Company or Company Subsidiary in satisfying or settling (pursuant to the requirements of Section 6.5(b)(ii)) the Tax Liability which is the subject of such Tax Proceeding; and

(ii)         any external costs reasonably incurred by U.S. Buyer or Sweden Buyer or the relevant Target Company or Company Subsidiary which are directly attributable to any action taken by U.S. Buyer or Sweden Buyer or the relevant Target Company or Company Subsidiary in obtaining any refund or credit for Taxes to which Section 6.2(c) applies.

Parent shall pay U.S. Buyer or Sweden Buyer any amounts for which Parent is liable pursuant to this Section 6.5(c) by the later of (x) the date when U.S. Buyer or Sweden Buyer or the Target Company or Company Subsidiary concerned becomes liable to pay or incur such costs; and (y) the tenth Business Day following the date U.S. Buyer or Sweden Buyer, as the case may be, delivers a written demand for such payment to Parent.

(d)           In the event that a payment of Tax is required by Law as a precondition to the prosecution of a Tax Proceeding described in Section 6.5(b) that Parent wishes to pursue (whether pursuant to clause (i) or (ii) of Section 6.5(b)), then Parent shall provide the funds necessary for such payment; provided, however, that, in the case of a Tax Proceeding pertaining to a Straddle Period, the obligation to pay such funds shall be allocated between and borne by Parent, on the one hand, and U.S. Buyer or Sweden Buyer, on the other hand, equitably in accordance with the principles of Section 6.2(d).  Any payment of Tax pursuant to the provisions of this Section 6.5(d) shall be credited to the payor and

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treated as a payment of Tax for all purposes of this Stock Purchase Agreement, and any refund of such payment shall be handled in a manner consistent with the provisions of Section 6.2(c).

(e)           In the event that Parent elects to control or participate in any Tax Proceedings in accordance with Section 6.5(b) then:

(i)           Parent shall keep U.S. Buyer or Sweden Buyer (as applicable) reasonably informed of the progress of such Tax Proceedings and shall promptly forward or procure to be forwarded to U.S. Buyer or Sweden Buyer copies of all material correspondence and other material written information and documentation; provided, however, that Parent may redact such correspondence, information and documentation to the extent reasonably necessary to preserve the confidentiality of commercially sensitive confidential information;

(ii)           Parent shall consult with U.S. Buyer or Sweden Buyer (as applicable) and shall endeavor in good faith to provide U.S. Buyer or Sweden Buyer (as applicable) with the opportunity to provide Parent with comments with respect to the matters described in Section 6.5(e)(i) and shall consider such comments in good faith; and

(iii)           Parent shall make no settlement or compromise of the matter to which the Tax Proceedings relate nor agree to any matter in the conduct of the Tax Proceedings the terms of which are reasonably expected to result in a material increase in any future liability to Tax of any member of the Buyer Group which is directly attributable to the terms of such settlement or compromise without the prior written approval of U.S. Buyer or Sweden Buyer (as applicable), such approval not to be unreasonably withheld, conditioned or delayed (taking into account the amount of the Tax Liability involved and the nature of the issues at stake provided that U.S. Buyer or Sweden Buyer shall not have reasonable grounds for withholding, conditioning or delaying its approval to such settlement or compromise unless the reasonably expected increase in the future liability to Tax of any member of the Buyer Group is in an amount which (taking into account in each case the time value of money) is at least equal to 125% of the cost to Parent arising as a direct result of Parent being unable to settle or compromise the matter to which the Tax Proceedings relates (being the difference between the amount which the relevant Tax Authority has indicated it is prepared to accept in settlement or compromise of the matter, and the maximum amount of the Tax Liability for which Parent would otherwise potentially be liable pursuant to this Stock Purchase Agreement, in the absence of such settlement or compromise)).

(f)           If Parent or Sweden Seller receives written notice of any Tax Proceeding which would reasonably be expected to give rise to a Tax Claim against U.S. Buyer or Sweden Buyer under Section 6.2(b), Parent shall promptly (and in any event not more than 15 days after Parent or Sweden Seller receives such written notice) notify Buyers of such Tax Proceeding (including reasonably sufficient details of such Tax Proceeding).

(g)           Subject to Section 6.5(b), U.S. Buyer or Sweden Buyer shall have the sole right to control any Tax Proceeding which would reasonably be expected to give rise to a Tax Claim against U.S. Buyer or Sweden Buyer under Section 6.2(b), provided that U.S. Buyer or Sweden Buyer (as applicable) acknowledges and agrees in writing that Parent and Sweden Seller shall not be liable to make any payment to U.S. Buyer or Sweden Buyer in respect of such Tax Proceeding or the subject matter of such Tax Proceeding, to the extent that such Liability is increased as a result of any action taken by U.S. Buyer or Sweden Buyer pursuant to this Section 6.5(g).  Parent and Sweden Seller shall not, and shall procure that no member of Parent Group shall, settle any claim for Taxes for which U.S. Buyer or Sweden Buyer

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may be liable pursuant to Section 6.2, without the prior written consent of U.S. Buyer or Sweden Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed.

(h)           In respect of any Tax Proceeding for a Straddle Period, which is relevant both to the liability of Parent pursuant to Section 6.2(a) of this Agreement and to Tax which would be economically borne by U.S. Buyer or Sweden Buyer:

(i)           where the greater proportion of the liability to which the Tax Proceeding relates (taking into account liabilities for the Straddle Period alone) would be borne by Parent, Parent shall have the right to control such Tax Proceedings in accordance with the provisions of Section 6.5(b), provided that Parent shall continue to keep U.S. Buyer or Sweden Buyer (as applicable) fully informed of the status and conduct of such Tax Proceeding, and shall consult with U.S. Buyer or Sweden Buyer with respect to the conduct of such Tax Proceeding.  Parent shall not, and shall procure that no member of Buyer Group shall, settle any claim for Taxes which may be economically borne by U.S. Buyer or Sweden Buyer (in whole or in part), without the prior written consent of U.S. Buyer or Sweden Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed.  In the event of any inconsistency between the provisions of Section 6.5(e) and this Section 6.5(h)(i), the provisions of this Section 6.5(h)(i) shall prevail;

(ii)          where the greater proportion of the liability to which the Tax Proceeding relates (taking into account liabilities for the Straddle Period alone) would be borne by U.S. Buyer or Sweden Buyer, U.S. Buyer or Sweden Buyer (as applicable) shall have the right to control such Tax Proceedings. In connection with any such Tax Proceeding, U.S. Buyer or Sweden Buyer shall continue to keep Parent fully informed of the status and conduct of such Tax Proceeding, and shall consult with Parent with respect to the conduct of such Tax Proceeding.  U.S. Buyer and Sweden Buyer shall not, and shall procure that no member of Buyer Group shall, settle any claim for Taxes for which Parent may be liable (in whole or in part) pursuant to Section 6.2, without the prior written consent of Parent, which consent shall not to be unreasonably withheld, conditioned or delayed; and

(iii)         responsibility for external costs incurred by Parent, U.S. Buyer and Sweden Buyer in connection with any Tax Proceeding for a Straddle Period shall be apportioned and borne equitably between the Parties in accordance with the Parties’ respective responsibilities for Tax liabilities with respect to such Straddle Period (determined in accordance with the principles of Section 6.2(d)).  Payments from one Party to another in order to achieve such equitable sharing of external costs shall be made by the payor within the time period specified in Section 6.5(c) (applied without regard to which Party is payor).

6.6           Group Relief and Tax Losses

(a)           Following Closing, U.S. Buyer and Sweden Buyer shall procure that, to the extent permitted by Law, each Target Company and each Company Subsidiary shall make such claims and elections and give such consents in relation to Group Relief as Parent may direct with respect to any Pre-Closing Period and the portion of any Straddle Period falling on or before the Closing Date, provided that U.S. Buyer and Sweden Buyer shall not be obliged to procure that a Target Company or Company Subsidiary take any action pursuant to this Section 6.6(a) unless such action either (i) is fully reflected in and reduces Net Working Capital or is fully reflected in and increases Net External Indebtedness, or (ii) after taking into account any payment for Group Relief pursuant to Section 6.6(b), leaves each Target

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Company or Company Subsidiary in no worse position than it would have been had no such action been taken.

(b)           In the event that a Target Company or Company Subsidiary makes a claim or election or gives a consent at the direction of Parent pursuant to Section 6.6(a), the following shall apply with respect to the Group Relief effected by virtue of such claim, election or consent:

(i)           If a Target Company or Company Subsidiary which is a Group Profit Company participates in any arrangement in respect of Group Relief with a member of Parent Group which is a Group Loss Company, no payment shall be required with respect to such action. If a Target Company or Company Subsidiary which is a Group Loss Company participates in any arrangement in respect of Group Relief with a member of Parent Group which is a Group Profit Company, then, except in cases described in clause (i) of the proviso in Section 6.6(a), Parent shall procure that a payment for Group Relief shall be made to the relevant Target Company or Company Subsidiary by the relevant member of Parent Group in an amount equal to any Tax saved by or refunded to the relevant member of Parent Group as a result of such arrangements, on the date on which the Tax saved or refunded would have otherwise become due and payable.

(ii)          If Parent, on behalf of a member of Parent Group, desires to enter into an arrangement in respect of Group Relief with a Target Company or Company Subsidiary with respect to the Straddle Period, items of income, gain, loss and deduction shall be allocated between the portion of the Straddle Period ending on the Closing Date and the remaining portion of the Straddle Period based on a “closing of the books” as of the end of the Closing Date, unless otherwise required by Law.

(c)           From the date of this Stock Purchase Agreement, Parent covenants and agrees not to take any intentional action (other than any action taken with the consent of U.S. Buyer or Sweden Buyer pursuant to and in accordance with the terms of this Stock Purchase Agreement) for the principal purpose of reducing the net operating loss carryforwards for Swedish Tax purposes of a Target Company or Company Subsidiary; provided, however, that notwithstanding the foregoing, none of the following shall be a breach of this Section 6.6(c):  (A) tax-deductible group contributions by Parent Group to Sweden Company in an aggregate amount of no more than SEK 150,000,000 subsequent to the finalization of the 2008 Financial Statements, (B) actions taken by any Target Company or Company Subsidiary in the Ordinary Course of Business (provided that any tax deductible group contributions entered into between Parent Group and any Target Company or Company Subsidiary shall not be considered to be in the Ordinary Course of Business for the purposes of this Section 6.6(c)), (C) actions taken by Parent or Parent Group in connection with the NSC Reorganization or (D) actions taken as contemplated by the Transaction Documents.

6.7           Tax Cooperation

Following Closing, Parent and Buyers shall, and shall cause each member of Parent Group and Buyer Group, respectively, to:

(a)           comply with the requirements of Section 6.4 and to provide reasonable assistance to the other Party in preparing and filing Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.4;

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(b)           subject to Section 6.5(e) cooperate with each other in preparing for audits of Tax Returns of a Target Company, Company Subsidiary, any member of Parent Group or any member of Buyer Group and responding to enquiries by, requests for information from, or disputes with Tax Authorities in respect of any such Tax Returns;

(c)           promptly upon receipt of a reasonable request by the other Party or a Governmental Entity for information, records or documents of a Target Company or Company Subsidiary relating to Taxes of a Target Company, Company Subsidiary, any member of Parent Group or any member of Buyer Group, make available to the other Party, and, if applicable, to the Governmental Entity all such reasonably requested information, records, and documents, provided that any Party may redact such information, records or documents to the extent necessary to preserve the confidentiality of commercially sensitive confidential information;

(d)           provide timely notice to the other Party of pending or threatened Tax audits, enquiries or assessments of a Target Company or Company Subsidiary for taxable periods for which the other Party may have Tax Liability under Section 6.2, and promptly furnish the other Party with copies of all correspondence and documents received from a Tax Authority in connection with any Tax audit, information request, enquiry or dispute with respect to such taxable period, to the extent that such materials are relevant to that other Party’s liability, and provided that any Party may redact such correspondence and documents to the extent reasonably necessary to preserve the confidentiality of commercially sensitive confidential information;

(e)           promptly sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from, or otherwise reduce Taxes described in Section 6.3, or file any Tax Return or other reports with respect to, Taxes described in Section 6.3;

(f)           promptly provide to the other Party any power of attorney or similar authorization necessary to carry out the purposes of Section 6.4 and Section 6.5.

6.8           Group Arrangements

Parent shall procure that each Target Company and Company Subsidiary will cease to be a member of or party to any relevant grouping, fiscal unity, tax sharing arrangement, tax sharing agreement or consolidation for Tax purposes (for the purposes of direct and indirect Tax, including VAT) with any member of Parent Group, no later than Closing.

6.9           BL3 Property

(a)           From and after the date of this Stock Purchase Agreement, Parent shall use, and shall cause Ford Credit Belgium to use, commercially reasonable efforts to execute the BL3 Form Leases, and to take such other actions as may be reasonably necessary for the BL3 Form Leases to become effective on or prior to Closing.

(b)           If the BL3 Form Leases are not executed on or prior to Closing, from and after Closing, Buyers shall (x) use commercially reasonable efforts to procure that each of Parent and Ford Credit Belgium shall have (i) the occupancy and access rights to that portion of the Owned Real Property referred to on Schedule B Part 3.13(a) as BL3 (the “BL3 Property”) which is currently occupied by each of them, and (ii) such other rights as are set forth in the BL3 Form Leases (together with (i), the “BL3 Rights”); provided, however, that Buyers shall have the right to terminate such occupancy on 180 days’
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prior written notice, and (y) continue using commercially reasonable efforts to execute the BL3 Form Leases and to take such other actions as may be reasonably necessary for the BL3 Form Leases to become effective.

6.10        Intercompany Accounts and Agreements

(a)           Except for the Agreements set forth on Schedule K (the “Surviving Contracts”) or in connection with the adjustments set forth in Section 2.4, Section 2.5 and Section 2.6, and other than as provided for pursuant to Section 6.6, all Agreements (including all clauses and provisions therein which may, by their terms or otherwise, survive or continue in effect), as well as oral agreements, courses of dealing, business practices, or other arrangements, between or among a member of Parent Group, on the one hand, and a Target Company or Company Subsidiary, on the other hand (excluding Agreements or arrangements to which a third party is also a party) (such Agreements and arrangements, the “Intercompany Agreements”), shall be terminated with effect as of Closing with no further costs or Liabilities on the part of Parent Group, on the one hand, or a Target Company or Company Subsidiary, on the other hand (except for such costs or Liabilities recoverable pursuant to Section 6.10(b)).

(b)           Following Closing, except for the Surviving Contracts or in relation to Intra-Group Trade Payables or Intra-Group Trade Receivables with respect to which the payment obligations arose prior to the Closing Date in the Ordinary Course of Business or rights or Liabilities arising under this Stock Purchase Agreement or the transactions contemplated by this Stock Purchase Agreement, no member of Buyer Group shall make any Claim against a member of Parent Group and no member of Parent Group shall make any Claim against a member of Buyer Group for any matter or event relating to an Intercompany Agreement which matter or event occurred prior to Closing.

6.11        Shared Contracts

Except to the extent otherwise provided by this Stock Purchase Agreement or the Separation Agreements or prohibited by Law or the terms of the relevant Shared Contract, with effect from Closing:

(a)           In relation to any Shared Contract entered into by a member of Parent Group:

(i)           for so long as any member of Parent Group retains any benefit pursuant to such Shared Contract, Parent shall, and shall cause the relevant members of Parent Group to, use commercially reasonable efforts to:

(A)           hold any payments, goods or other services received, to the extent related to the Business, for the benefit of U.S. Buyer or Sweden Buyer (as applicable), and, as soon as reasonably practicable following receipt, forward such payments, goods or other services to U.S. Buyer or Sweden Buyer or to such other member of Buyer Group as U.S. Buyer or Sweden Buyer may direct;

(B)           exercise all rights, powers and benefits to the extent related to the Business in accordance with Buyers’ reasonable requirements notified to Parent, but without incurring any financial commitment for its own account or becoming involved in or threatening any form of legal action; and

(C)           use commercially reasonable efforts to carry out or perform its obligations to the extent relating to any business carried on by Parent Group; and

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(ii)           to the extent a Target Company or Company Subsidiary is not a party to such Shared Contract, U.S. Buyer or Sweden Buyer shall perform, or procure the performance of, all such Shared Contracts to the extent relating to the Business in accordance with their respective terms and conditions, as subcontractor for (or, to the extent not permitted, agent of) the relevant members of Parent Group, and shall indemnify Parent against all Losses or Liabilities resulting from any failure on the part of U.S. Buyer or Sweden Buyer to perform or procure performance of those obligations.

(b)           In relation to any Shared Contract entered into by a Target Company or Company Subsidiary:

(i)           for so long as any Target Company or Company Subsidiary retains any benefit pursuant to such Shared Contract, Sweden Buyer shall, and shall cause the relevant members of Buyer Group to, use commercially reasonable efforts to:

(A)           hold any payments, goods or other services received, to the extent related to any business carried on by Parent Group, for the benefit of Parent, and, as soon as reasonably practicable following receipt, forward such payments, goods or other services to Parent or to such other members of Parent Group as Parent may direct;

(B)           exercise all rights, powers and benefits to the extent related to any business carried on by Parent Group in accordance with Parent’s reasonable requirements notified to Buyers, but without incurring any financial commitment for its own account or becoming involved in or threatening any form of legal action; and

(C)           use commercially reasonable efforts to carry out or perform its obligations to the extent related to the Business; and

(ii)           Parent or Sweden Seller shall perform, or procure the performance of, all such Shared Contracts to the extent relating to any business carried on by Parent Group in accordance with their respective terms and conditions, to the extent a member of Parent Group is not a party to such Shared Contract, as subcontractor for (or, to the extent not permitted, agent of) the relevant member(s) of Buyer Group, and shall indemnify Buyers against all Losses or Liabilities resulting from any failure on the part of Parent or Sweden Seller to perform or procure performance of those obligations.

6.12        PZEV Credits

(a)           No later than 14 days before the date by which submission is required by Law of each of the 2010 ZEV Reports to the U.S. States set forth on Schedule L, Sweden Buyer shall provide Parent with all data and information related to Sweden Company necessary to prepare the 2010 ZEV Reports.  Following receipt of such data and information from Sweden Buyer, as soon as reasonably practicable, Parent shall prepare the 2010 ZEV Reports and submit such reports to the relevant Governmental Entity for each of the U.S. States set forth on Schedule L.

(b)           The Parties shall promptly transfer PZEV credits at the conclusion of the 2010 model year as follows:

(i)           to the extent that the 2010 PZEV Credit Obligation is less than the Sweden Company PZEV Credit Shortfall for a given U.S. State, Parent shall cause to be transferred to Sweden

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Company PZEV credits in an amount equal to the difference between the Sweden Company PZEV Credit Shortfall and the 2010 PZEV Credit Obligation;

(ii)           to the extent that the 2010 PZEV Credit Obligation is greater than the Sweden Company PZEV Credit Shortfall for a given U.S. State, Sweden Buyer shall cause to be transferred to Parent or its designee PZEV credits in an amount equal to the difference between the 2010 PZEV Credit Obligation and the Sweden Company PZEV Credit Shortfall; and

(iii)           to the extent that the 2010 PZEV Credit Obligation is the same as the Sweden Company PZEV Credit Shortfall for a given U.S. State, there will be no transfer of credits between Parent and Sweden Buyer for such U.S. State.

(c)           If a determination is made that Parent and Sweden Company volumes must be aggregated for 2011 model year zero emission vehicle reporting, no later than 14 days before the date by which submission is required by Law of each of the 2011 ZEV Reports to the U.S. States set forth on Schedule L, Sweden Buyer shall provide Parent with all data and information related to Sweden Company necessary to prepare the 2011 ZEV Reports.  Following receipt of such data and information from Sweden Buyer, as soon as reasonably practicable, Parent shall prepare the 2011 ZEV Reports and submit such reports to the relevant Governmental Entity for each of the U.S. States set forth on Schedule L.  Sweden Buyer shall cause to be transferred to Parent or its designee PZEV credits in an amount equal to Sweden Company’s 2011 model year PZEV obligation in each of the U.S. States set forth on Schedule L.

(d)           Notwithstanding a determination by the relevant Governmental Entity in one or more of the U.S. States listed in Schedule L that the Sweden Company and Parent PZEV credit banks must be combined for the 2010 model year, Parent shall promptly cause to be transferred to Sweden Company at the conclusion of the final model year for which Parent and Sweden Company volumes are required to be aggregated, PZEV credits in an amount such that Sweden Company’s resulting PZEV credit bank balance in each such U.S. State is equivalent to that which would have resulted under Section 6.12(b) and Section 6.12(c).

6.13        CAFE Filing

No later than December 31, 2010, Sweden Buyer shall provide Parent with all data and information related to a Target Company necessary to prepare CAFE Reports required to be filed by a member of Parent Group or a Target Company relating to the 2010 model year and changes in corporate relationships.  Following receipt of such data from Sweden Buyer, as soon as reasonably practicable, Parent shall prepare and submit (or assist in preparing for submission, as the case may be) such CAFE Reports to the relevant Governmental Entity.

6.14        GHG Allowances

Sweden Buyer shall cause the operator of the Ghent Property, at no cost to Parent or any member of Parent Group, to transfer the Excess GHG Allowances to Parent on the dates set forth on Schedule V into a holding account to be designated by Parent not later than five Business Days prior to the dates specified for each transfer.

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6.15        Information Barriers Protocol

With effect from Closing, U.S. Buyer, Sweden Buyer and Parent shall abide by and shall cause their respective Subsidiaries to abide by the Information Barriers Protocol set forth on Schedule I.

6.16        No Relevant Transfer

(a)           Parent, U.S. Buyer and Sweden Buyer acknowledge and agree that none of the transactions contemplated by this Stock Purchase Agreement is intended to constitute a relevant transfer under any Acquired Rights Regulations.

(b)           Notwithstanding Section 6.16(a), in the event that the contract of employment of any individual with Parent or any member of Parent Group (which does not, for the avoidance of doubt, include any Employee), takes effect or is alleged to take effect pursuant to the Acquired Rights Regulations as if originally made between a member of Buyer Group and such individual (any such individual, an “Undisclosed Individual”),  then:

(i)           the relevant member of Buyer Group may, within one month of becoming aware of such contract having effect as if originally made by such member of Buyer Group, terminate such contract; and

(ii)          Parent shall indemnify the relevant member of Buyer Group against any Employment Liability incurred or suffered by it to or in relation to any such Undisclosed Individual under or in connection with his contract of employment (whether before or after Closing), and against any Employment Liabilities arising out of or in connection with the termination of the contract of employment of such Undisclosed Individual.

6.17        Employment

For the 12 months following the Closing Date, and in Canada for the 24 months following the Closing Date, except as required by Law, Buyers shall, and shall cause each Target Company and each Company Subsidiary to, provide Employees, other than those Employees to whom a Local Collective Agreement applies, with compensation and benefit plans, programs and arrangements that are no less favorable in the aggregate than those provided under the compensation and benefits plans, programs and arrangements applicable to Employees in effect immediately prior to Closing as such benefit plans, programs and arrangements may be modified as of Closing pursuant to Section 5.10, Section 5.11, Section 5.12 or Section 5.19; provided, however, that nothing in this Section 6.17 shall (a) in respect of jurisdictions other than Sweden, Belgium, the United States, the United Kingdom, the Netherlands and Germany (the “Material Jurisdictions”) prevent a change in any retirement Plans from a defined benefit to a defined contribution arrangement, (b) prevent the amendment or termination of any Plan, (c) require that a member of Buyer Group or Geely Group provide or permit investment in the securities of a member of Buyer Group or Geely Group, or (d) make mandatory any discretionary incentive programs, and provided, further, that nothing in this Section 6.17 shall preclude a member of Buyer Group from terminating the employment of any Employee for any reason for which a Target Company or Company Subsidiary could have terminated such Employee prior to Closing.  For the avoidance of doubt, nothing in this Section 6.17 shall create any third party beneficiary rights in any current or former director, Employee or consultant of a Target Company or a Company Subsidiary with respect to continued or resumed employment or any other matter.

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6.18        Maintenance of Employee Benefits Plan

(a)           Except as otherwise required by Law, for the period of twelve months following Closing, Buyers shall, and shall cause each Target Company and each Company Subsidiary to:

(i)           if Buyers or a Target Company or Company Subsidiary maintain a Company Plan (a “Maintained Company Plan”) following Closing, procure that such Maintained Company Plan is administered in all material respects in accordance with its terms as in effect immediately prior to Closing, subject to any amendment or termination thereof that may be permitted by Law or by the terms of such Maintained Company Plan;

(ii)           if Buyers or a Target Company or Company Subsidiary terminates a Company Plan following Closing, it being understood that any such termination must comply with the requirements of Section 6.17, and establishes a replacement Plan (a “New Plan,” and such corresponding Company Plan, the “Replaced Company Plan”) for purpose of each New Plan providing medical, dental, pharmaceutical  or vision benefits to any Employee, (x) procure that all pre-existing condition exclusions and actively at work requirements of such New Plan are waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the Replaced Company Plan, and (y) cause any expenses eligible for reimbursement under such Replaced Company Plan incurred by such Employee and his or her covered dependents under the Replaced Company Plan to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such expenses had been incurred in accordance with such New Plan; and

(iii)           with respect to the Maintained Company Plans and the New Plans, procure that each Employee is credited with his or her service accrued prior to the Closing Date under the relevant Company Plan with his or her Target Company or Company Subsidiary employer (including predecessor or acquired entities or any other entities for which the Target Companies or Company Subsidiaries have given credit for prior service) in the Maintained Company Plan or New Plan, as the case may be, to the same extent as such Employee was entitled, immediately prior to Closing, to credit for such service under such Maintained Company Plan or applicable Replaced Company Plan, for purposes of eligibility and vesting, but excluding any credit of any purpose where service credit would result in duplication of benefits.  For the avoidance of doubt, except to the extent required under the terms of a Local Collective Agreement for Represented Employees, this obligation shall not apply to any service accrued prior to the Closing Date under the Ford Retiree Medical Program.

(b)           Notwithstanding any provision to the contrary in this Stock Purchase Agreement, following Closing, Parent shall have no Liability for the payment of benefits accrued by Employees participating in any Maintained Company Plan or New Plan, whether arising before or after the Closing Date.

(c)           For the avoidance of doubt, nothing in this Section 6.18 shall be construed as amending in any way any Company Plan.

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6.19        Equity Plan Awards

(a)           Parent and Sweden Seller shall accelerate the vesting of all unvested equity awards issued under Plans and held by Employees or any directors of Target Companies or Company Subsidiaries as of the Closing Date.

(b)           Parent shall, and shall cause each member of Parent Group to withhold and account for any Tax that is to be duly paid or accounted for arising as a direct result of the vesting of any restricted stock or restricted stock unit and delivery of the underlying shares prior to, or on, the Closing Date.

(c)           Following Closing, each relevant member of Buyer Group shall withhold from Employees or any directors of Target Companies or Company Subsidiaries any Tax that is to be duly paid or accounted for as a result of stock options issued to such persons under the Plans.

(d)           Following Closing, Parent shall, and cause each relevant member of Parent Group to, as appropriate, cause all unexercised stock options issued under Plans held by Employees or any directors of Target Companies or Company Subsidiaries as of the Closing Date to have a remaining unexpired term ending on the earlier of (i) the expiration of the remaining unexpired term as of the Closing Date, or (ii) five years from the Closing Date.

6.20        Defined Contribution Plans Transfers

(a)           As soon as reasonably practicable following the receipt of (i) any approvals required by Law to be obtained from a Governmental Entity, and (ii) any consent required by Law or a Local Collective Agreement to be obtained from Employees, Parent shall, and shall cause the Company Subsidiaries in Canada and the United States, as applicable, to, transfer the accrued benefits of each Employee participating in the Pension Plan #6, the SSIP or the FRP, (each a “Parent Defined Contribution Plan”) to the corresponding Replacement Canada Defined Contribution Plan or Replacement U.S. Defined Contribution Plan, or to make such alternative arrangements for accrued benefits as the Employee elects and as are allowed under the rules (including determinations as are appropriate under the rules) of the Parent Defined Contribution Plan.

(b)           Following Closing, if an Employee who is a participant in a Replacement Canada Defined Contribution Plan or Replacement U.S. Defined Contribution Plan that is a Maintained Company Plan, or in a corresponding New Plan, becomes eligible to receive a distribution under such Plan prior to the date such Plan has received a transfer of accrued benefits from the Parent Defined Contribution Plan, (i) Parent shall cause the timely distribution to such Employee of all amounts accrued under the Parent Defined Contribution Plan, and (ii) U.S. Buyer or Sweden Buyer (as applicable) shall cause the timely distribution to such Employee under the Replacement Canada Defined Contribution Plan or Replacement U.S. Defined Contribution Plan of all amounts accrued and earned by such Employees following the Closing Date.

6.21        Defined Benefit Plan in the U.S.

As soon as reasonably practicable following the receipt of (i) any approvals required by Law to be obtained from a Governmental Entity, and (ii) any consent required by Law or a Local Collective Agreement to be obtained from Employees or a collective bargaining agent of any such Employees, Parent shall cause the trustees of the Ford General Retirement Plan and the Ford UAW Retirement Plan to segregate and transfer to the Volvo U.S. Defined Benefit Plan the portion of the assets (which may be

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paid in cash in Parent’s sole discretion or other assets as otherwise agreed between the Parties) attributable to the accrued benefits of the U.S. Hourly Employee Pension Participants who have made the appropriate elections required by Law or a Local Collective Agreement as of the Closing Date (the “U.S. Employee Pensions Plan Transferred Assets”) in accordance with Law and the terms of the U.S. Employee Pensions Plans.  Simultaneously with and subject to the transfer of the U.S. Employee Pensions Plan Transferred Assets, the Volvo U.S. Defined Benefit Plan shall assume all of the obligations of the U.S. Employee Pensions Plans with respect to benefits accrued by U.S. Hourly Employee Pension Participants who have made any required elections for transfer.

6.22        Defined Benefit Plan in the Netherlands

As soon as reasonably practicable following the receipt of (i) any approvals required by Law to be obtained from a Governmental Entity, and (ii) any consent required by Law or a Local Collective Agreement to be obtained from Employees or a collective bargaining agent of any such Employees, Parent shall cause the trustee of the Ford Netherlands Pension Fund to segregate and transfer to the Volvo Netherlands Funding Vehicle the portion of the assets (which may be paid in cash in Parent’s sole discretion or other assets as otherwise agreed between the Parties) allocable to the accrued benefits of the Employees who participate in the Volvo Netherlands Defined Benefit Plan and who have made appropriate elections under Law as of the Closing Date (the “Ford Netherlands Pension Fund Transferred Assets”) as determined pursuant to the Ford Netherlands Pension Fund Transfer Agreement.  Simultaneously with and subject to the transfer of the Ford Netherlands Pension Fund Transferred Assets, the Volvo Netherlands Funding Vehicle shall assume all of the obligations of the Ford Netherlands Pension Fund with respect to benefits accrued by Employees participating in the Volvo Netherlands Defined Benefit Plan on or prior to the Closing Date and who have made appropriate elections for such transfer.

6.23        Defined Benefit Pension Plan in Japan

(a)           During the period between the Closing and the DB Pension Split Date:

(i)           Buyers shall ensure that Volvo Cars Japan Limited (“VCJ”) pays regular contributions calculated at the rate as set forth in the terms of the Joint New DB Plan and its share of the expenses of operating the Joint New DB Plan as required and charged by the trustee of the Joint New DB Plan pursuant to the Joint New DB Plan.

(ii)           Sweden Seller shall ensure that Ford Japan Limited (“FJL”) pays regular contributions calculated at the rate as set forth in the terms of the Joint New DB Plan and its share of the expenses of operating the Joint New DB Plan as required and charged by the trustee of the Joint New DB Plan pursuant to the Joint New DB Plan.

(b)           On the DB Pension Split Date, Buyers and Sweden Seller shall cause VCJ and FJL to instruct the trustee of the Joint New DB Plan to segregate and transfer the assets and liabilities in the Joint New DB Plan to VCJ’s individual DB Pension Plan and FJL’s individual DB Pension Plan respectively in accordance with the instructions as set out in the Request for DB Asset Split set forth in Exhibit V.

(c)           As soon as reasonably practicable after the DB Pension Split Date, an actuary designated by VCJ (the “VCJ Actuary”) shall calculate the Theoretical Assets Allocated to VCJ as of the DB

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Pension Split Date less the assets of the Joint New DB Plan which are actually allocated to VCJ as of the DB Pension Split Date (“VCJ Amount”), pursuant to Schedule P Part 1.

(d)           As soon as reasonably practicable after the DB Pension Split Date, an actuary designated by FJL (the “FJL Actuary”) shall calculate the Theoretical Assets Allocated to FJL as of the DB Pension Split Date less the assets of the Joint New DB Plan which are actually allocated to FJL as of the DB Pension Split Date (“FJL Amount”), pursuant to Schedule P Part 2.

(e)           Within 14 days after the DB Pension Split Date, VCJ Actuary and FJL Actuary shall calculate and agree on the amount of the VCJ Amount and the amount of the FJL Amount.

(f)           If the FJL Amount is a negative number, Parent (for itself and on behalf of Sweden Seller) shall pay to Sweden Buyer (for itself and on behalf of U.S. Buyer) an amount equal to the difference between zero and such negative number (plus an amount equal to interest on such payment at the Applicable Rate for the period from (but excluding) the DB Pension Split Date to (and including) the date of such payment, calculated on a daily basis), within two weeks after the date on which the VCJ Amount and the FJL Amount are agreed by VCJ Actuary and FJL Actuary, or decided by the independent actuary.  Any payment pursuant to this Section 6.23(f) shall, so far as possible, be treated as an adjustment to the Purchase Price.

(g)           If the VCJ Amount is a negative number, Sweden Buyer (for itself and on behalf of U.S. Buyer) shall pay to Parent (for itself and on behalf of Sweden Seller) an amount equal to the difference between zero and such negative number (plus an amount equal to interest on such payment at the Applicable Rate for the period from (but excluding) the DB Pension Split Date to (and including) the date of such payment, calculated on a daily basis), within two weeks after the date on which the VCJ Amount and the FJL Amount are agreed by VCJ Actuary and FJL Actuary, or decided by the independent actuary.  Any payment pursuant to this Section 6.23(g) shall, so far as possible, be treated as an adjustment to the Purchase Price.

(h)           Any dispute between FJL Actuary and VCJ Actuary concerning the VCJ Amount and the FJL Amount or any other matter of an actuarial nature in this Section 6.23 shall, in the absence of agreement between them, be referred to an independent actuary agreed by Parent and Buyers or, failing such agreement within 14 days of one party calling upon the other in writing so to agree, appointed by the President of the Japanese Society of Certified Pension Actuaries in Japan.  Any such independent actuary shall reach his decision on the basis of the provisions of this Stock Purchase Agreement and shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding upon Parent and Buyers.  The charges and expenses of the independent actuary in respect of any such reference shall be borne 50% by Parent and 50% by Buyers.

6.24        Consent to Transfer; Consultation Obligations

(a)           For purposes of Section 6.20, Section 6.21, Section 6.22 and Section 6.23, where consent to a transfer is required by Law or a Local Collective Agreement to be obtained from Employees or a collective bargaining agent of such Employees (the “Consenting Party”), the Consenting Party shall be provided with a maximum of two months, or such greater minimum period required by Law or a Local Collective Agreement, to decide whether to consent to the transfer.

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(b)           From the date of this Stock Purchase Agreement through and following Closing, Buyers shall, and shall cause each member of Buyer Group to, use commercially reasonable efforts to comply with their respective Collective Consultation Requirements.

6.25        Non-Solicitation of Certain Employees

(a)           For the 24 months following the date of this Stock Purchase Agreement, each member of Geely Group, U.S. Buyer and Sweden Buyer shall not, and U.S. Buyer and Sweden Buyer shall cause each member of Buyer Group not to and shall use commercially reasonable efforts to cause each member of Geely Group not to, whether acting alone or jointly with any other Person and whether directly or indirectly, hire from, or induce or solicit to terminate employment with, or discourage from being employed by or providing services to, Parent or any member of Parent Group, any Parent Senior Employee or Designated Engineer other than: (i) to the extent expressly permitted pursuant to a Secondment Agreement; or (ii) any employee who, on his or her own initiative, responds to any bona fide public advertisement placed by or on behalf of any member of Buyer Group and not targeted directly to any specific Parent Senior Employee or Designated Engineer.

(b)           For the 24 months following the date of this Stock Purchase Agreement, Parent shall not, and shall cause each member of Parent Group not to, whether acting alone or jointly with any other Person and whether directly or indirectly, hire from, or induce or solicit to terminate employment with, or discourage from being employed by or providing services to, a Target Company or Company Subsidiary, any Target Company Senior Employee other than: (i) to the extent expressly permitted by the Separation Agreements, or to the extent reasonably necessary to consummate the transactions contemplated by this Stock Purchase Agreement; or (ii) any employee who, on his or her own initiative, responds to any bona fide public advertisement placed by or on behalf of any member of Parent Group and not targeted directly to any specific Target Company Senior Employee.

6.26        Retained Company Name Changes

(a)           Parent shall use commercially reasonable efforts to procure that all necessary steps are taken to change the name of any company that is a member of Parent Group whose name contains the word “Volvo” so as to remove references to such word, with such name change to be effective as soon as reasonably practicable following Closing, provided, however, that Parent shall have no obligation to change the name of any company for which a member of Parent Group is granted a license to continue use of such name pursuant to the Intellectual Property License Agreement or the Vehicle Finance Separation Agreement.

(b)           Buyer Group shall use commercially reasonable efforts to procure that all necessary steps are taken to change the name of any company that is a member of Buyer Group whose name contains the word “Ford” so as to remove references to such word, with such name change to be effective as soon as reasonably practicable following Closing, provided, however, that Buyer Group shall have no obligation to change the name of any company for which the Target Company is granted a license to continue use of such name pursuant to the Intellectual Property License Agreement.

6.27        Insurance Claims

(a)           To the extent that Parent shall be entitled, under the terms and conditions of any “occurrence” based insurance policy in effect on the date of this Stock Purchase Agreement or any

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Replacement Policy, to coverage for losses suffered by the Target Companies or Company Subsidiaries after Closing arising out of any occurrence covered by such program or policies, Parent shall, and shall cause each relevant member of Parent Group to, use such efforts and take such actions to recover such losses on behalf of the Target Companies or Company Subsidiaries as it would use or take in conducting its own business in the ordinary course if such losses were suffered by Parent or any member of Parent Group.  In the event of any dispute regarding the date of any loss or occurrence, the terms of the program or relevant policy shall govern.

(b)           Buyers acknowledge and agree that, with effect from the Closing Date, but without prejudice to any accrued claims of a Target Company or Company Subsidiary and subject to the terms of the applicable policies, none of Buyers, a Target Company, or a Company Subsidiary shall have any right or interest in any policies of insurance maintained by Parent or any member of Parent Group in relation to any Target Company or Company Subsidiary prior to the Closing Date.

6.28        Directors and Officers Discharge of Liability; Indemnification

(a)           Sweden Buyer shall discharge or procure the discharge of each of the members of the board of directors of each Swedish Entity in office immediately prior to Closing from personal Liability for the period prior to and including the Closing Date at the first annual general meeting of each Swedish Entity (or of any other Target Company or Company Subsidiary, if and as applicable), held after the Closing Date, it being understood that Sweden Buyer’s obligations under this Section 6.28(a) shall be subject to the condition that the third party auditors of the Swedish Entities (or of any other Target Company or Company Subsidiary) do not recommend against such discharge.

(b)           For the three years following the Closing Date, Sweden Buyer shall, and shall cause the members of Buyer Group to, indemnify and hold harmless each present or former member of the board of directors, or equivalent, or officer, or equivalent, of a Target Company or a Company Subsidiary with respect to all acts or omissions by such director or officer in his or her capacity as such, in each case to the extent required by the applicable terms of the Formation Document of such Target Company or Company Subsidiary as in effect on the date of this Stock Purchase Agreement.

6.29        Records and Assistance

(a)           For the four years following the Closing Date (or for such longer period as is required by Law for such records to be retained by the Party retaining the records), Parent and Sweden Buyer shall not, and each shall cause each member of Parent Group and Buyer Group, respectively, not to, dispose of or destroy any of the Company Records dated before Closing in their possession or control without first giving the other Party at least one month’s prior written notice and the opportunity to review and, at such other Party’s cost, copy any of the relevant materials.

(b)           Except to the extent such access is prohibited or restricted by Law, the terms of any confidentiality Agreement existing as of the date of this Stock Purchase Agreement, this Stock Purchase Agreement or the Separation Agreements, or to the extent such materials would reasonably be expected to violate the attorney-client privilege of a member of Buyer Group with its respective legal counsel, Sweden Buyer shall, and shall procure that each member or representative of Buyer Group shall, upon request, provide any member of Parent Group or its representatives with copies (at Parent’s own cost) of such parts of the Company Records within the possession or control of any member of Buyer Group as may reasonably be required by any member of Parent Group (i) for eight years following the Closing Date, in connection with any financial, Tax or other report, return, statement, audit, or filing required by

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Law, or (ii) at any time following Closing in relation to any proceedings by or against any member of Parent Group reasonably relating to the Business or the ownership, operation or control of the Business, any Target Company or any Company Subsidiary by Parent Group.  Such member of Buyer Group may process documents to remove information that is not relevant to Parent Group member’s request.

(c)           Where a Claim is made against a member of Parent Group reasonably relating to the Business or the ownership, operation or control of the Business, any Target Company or any Company Subsidiary by Parent Group, Sweden Buyer shall provide at Parent’s own cost copies of such parts of the Company Records within the possession or control of any member of Buyer Group as may reasonably be required by any member of Parent Group, provided that Buyers shall not be required to provide any information where access to that information is prohibited or restricted by Law, the terms of any confidentiality Agreement existing at the date of this Stock Purchase Agreement, this Stock Purchase Agreement or the Separation Agreements, or to the extent such materials would reasonably be expected to violate the attorney-client privilege of a member of Buyer Group with its respective legal counsel.

(d)           Except to the extent such access is prohibited or restricted by Law, the terms of any confidentiality Agreement existing at the date of this Stock Purchase Agreement, this Stock Purchase Agreement or the Separation Agreements, or to the extent such materials would reasonably be expected to violate the attorney-client privilege of a member of Parent Group with their respective legal counsel, Parent shall, and shall procure that any member or representative of Parent Group shall, upon request, provide any member of Buyer Group or its representatives with copies (at Buyers’ own cost) of such parts of the Company Records within the possession or control of any member of Parent Group as may reasonably be required by any member of Buyer Group (i) for eight years following the Closing Date, in connection with any financial, Tax or other report, return, statement, audit, or filing required by Law, or (ii) at any time following Closing in relation to any proceedings by or against any member of Buyer Group reasonably relating to the Business or the ownership, operation or control of the Business, any Target Company or any Company Subsidiary by Buyer Group.  Such member of Parent Group may process documents to remove information that is not relevant to Buyer Group member’s request.

(e)           Buyers shall cause Sweden Company to prepare and submit the month-end accounts in respect of the month ending prior to the Closing Date for the Target Group to Parent for Parent’s financial reporting requirements, consistent with past practice.

(f)           Following Closing until the Final Closing Statement is issued, Parent shall cause Sweden Company to have access to the Dearborn-administered application of Hyperion Enterprise (HE), and to the portion of the Parent Group consolidated accounts related to the Target Group, to the extent reasonably required to prepare the Closing Statement pursuant to Schedule A-1.  For the avoidance of doubt, nothing in this Section 6.29(f) shall limit Sweden Company’s access to the Dearborn-administered application of Hyperion Enterprise (HE) otherwise provided for in the Transaction Documents.

6.30        Releases

(a)           With effect from Closing, other than pursuant to this Stock Purchase Agreement or the Separation Agreements, U.S. Buyer and Sweden Buyer:

(i)           shall procure that each relevant member of Parent Group shall be released in full from (A) all Assurances set forth on Schedule N, as soon as reasonably practicable following Closing, and (B) all other Assurances relating to a Liability of a Target Company or Company Subsidiary, as soon as reasonably practicable after becoming aware of such Assurance; and

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(ii)          pending release in accordance with Section 6.30(a)(i), hereby indemnify each member of Parent Group against all Losses and Liabilities incurred by the relevant member of Parent Group with respect to any such Assurance.

(b)           With effect from Closing, other than pursuant to this Stock Purchase Agreement or the Separation Agreements, Parent shall:

(i)           procure that each Target Company and each Company Subsidiary shall be released in full from Assurances relating to a Liability of a member of Parent Group that is not related to the Business or the Assets, as soon as reasonably practicable after becoming aware of such Assurance; and

(ii)          pending release in accordance with Section 6.30(b)(i), indemnify each Target Company or Company Subsidiary against all Losses and Liabilities incurred with respect to such Assurance.

6.31        Wrong Pockets

(a)           If within nine months following the Closing Date it becomes apparent that during the six months prior to the date of this Stock Purchase Agreement a Target Company or Company Subsidiary used an asset in connection with the Business which is owned by a member of Parent Group and which is:

(i)           not subject to a Separation Agreement;

(ii)          not expressly contemplated to be available to a member of Buyer Group after Closing pursuant to the terms of this Stock Purchase Agreement, including Schedule B, or any other Transaction Document; and

(iii)         exclusively used by the Target Companies or Subsidiary Companies,

Parent shall procure the transfer of all rights, title and interest in and to such asset to such Target Company or Company Subsidiary as Buyers may direct together with any Permits held by any member of Parent Group relating to that asset and such transfer shall be effected without additional consideration except to the extent that the asset should have been reflected in Net Working Capital or Net External Indebtedness in which event Sweden Buyer shall pay Parent the amount for such asset as would have been reflected;

(b)           if within nine months following the Closing Date it becomes apparent that during the six months prior to the date of this Stock Purchase Agreement a member of Parent Group used, other than in connection with the Business, an asset which is owned by a Target Company or Company Subsidiary which is:

(i)           not subject to a Separation Agreement;

(ii)          not expressly contemplated to be available to a member of Parent Group after Closing pursuant to the terms of any Transaction Document; and

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(iii)         exclusively used by Parent Group,

U.S. Buyer or Sweden Buyer, as applicable, shall procure the transfer of all rights, title and interest in and to such asset to such member of Parent Group as Parent together with any Permits held by any member of Buyer Group relating to that asset and such transfer shall be effected without additional consideration except to the extent that the asset was reflected in Net Working Capital or reflected in Net External Indebtedness in which event Parent shall reimburse Sweden Buyer such amount as so reflected.

6.32        Replacement Vehicle Finance Arrangements

(a)           Subject to Section 6.32(b), in the event that Replacement Vehicle Finance Arrangements are not implemented in a Market (other than Germany or Switzerland) prior to Closing, Parent (or Parent shall cause the applicable member of Parent Group) and U.S. Buyer and Sweden Buyer shall enter into a transitional services Agreement for any such Market to provide vehicle finance services substantially similar to those made available in support of the Business in such Market during calendar year 2009 on terms and conditions generally consistent (to the extent applicable) with the terms and conditions of the VAB Transitional Services Agreement.  For purposes of this Section 6.32, “implemented” means execution, delivery and consummation of Agreements with replacement financial services providers for Replacement Vehicle Finance Arrangements in any such Market in accordance with Section 5.15 and the terms of such Agreements.

(b)           Notwithstanding anything to the contrary in Section 6.32(a), neither Parent nor Credit Company shall have any obligation to provide transitional services, regardless of whether Replacement Vehicle Finance Arrangements are in place at Closing, in relation to the Markets and corresponding Vehicle Finance Arrangements set forth in Schedule U.

(c)           Except to the extent required under applicable Law, from the date of this Stock Purchase Agreement until the termination of the VAB Transitional Services Agreement, Parent shall not take any action which, directly or indirectly, would lead to or result in the voluntary winding up of the affairs of VAB, VAL and/or VAF (including voting in favor of a resolution to liquidate VAB, VAL and/or VAF) if such action would reasonably be expected to adversely affect the quality and standards of service provided by VAB, VAL and VAF as set forth in section 2.1.1 of the VAB Transitional Services Agreement.

(d)           From the date of this Stock Purchase Agreement until the termination of the VAB Transitional Services Agreement, neither Parent nor a member of Parent Group shall (i) cause Sweden Company, directly or indirectly, to enter into a definitive agreement with a Replacement Provider for Replacement Vehicle Finance Arrangements in Germany or Switzerland which is a Captive Automotive Finance Company or (ii) enter into an agreement to sell all or part of its equity interest in VAB, either directly or indirectly, to a Captive Automotive Finance Company.

6.33        Further Actions

From the date of this Stock Purchase Agreement through and following Closing, each of the Parties shall use commercially reasonable efforts to promptly execute, deliver and file, or shall cause to be promptly executed, delivered and filed, such documents and other papers, and shall take such further action as may be necessary, to carry out the provisions of this Stock Purchase Agreement (or any  amendment to this Stock Purchase Agreement mutually agreed by the Parties) and to consummate the transactions contemplated by this Stock Purchase Agreement on or before the date that is nine months

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from the date of this Stock Purchase Agreement, including the defending of any Claim, whether judicial or administrative, challenging this Stock Purchase Agreement or threatening to impair, impede or delay the transactions contemplated by this Stock Purchase Agreement.

6.34        Confidentiality

(a)           From the date of this Stock Purchase Agreement through and following Closing, each of the Parties shall treat as confidential, and shall cause its Affiliates and Agents to treat as confidential, the existence and contents of this Stock Purchase Agreement and the Transaction Documents (which shall be treated as the Confidential Information of all Parties) as well as non-public information (including written information and information transferred orally, electronically or by any other means) obtained from any other Party or its Affiliates or Agents in connection with the negotiation and execution of the Transaction Documents and the transactions contemplated by the Transaction Documents, including any information deemed to be confidential information under the terms of any of the Separation Agreements, but excluding any information which (x) was lawfully in the possession of the receiving Party or any of its Agents (in either case as evidenced in written records) without any obligation of secrecy prior to its being received or held or (y) has become publicly available other than through the receiving Party’s fault (or that of any of its Agents) (“Confidential Information”), and shall refrain from disclosing, in whole or in part to any third party, any Confidential Information except (i) as required by Law or by any Governmental Entity or securities exchange having applicable jurisdiction (in which case, unless legally restricted from doing so, the disclosing Party shall give prior notice to the other Party of its intention to disclose such information and use reasonable efforts to assist the disclosing Party in its attempts to obtain confidential treatment of such information), (ii) as required for the purpose of any arbitral or judicial proceedings arising out of or in connection with this Stock Purchase Agreement, (iii) as required by this Stock Purchase Agreement, including as required in connection with any filings for Governmental Approvals or (iv) as required or permitted under any Separation Agreement.

(b)           Notwithstanding the foregoing and any other provision in this Stock Purchase Agreement, the Parties (and each of their respective Affiliates and Agents) may disclose to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by the Transaction Documents, and all opinions of any kind (including opinions or other Tax analyses) that are provided to the Parties relating to such Tax treatment and Tax structure other than the information for which nondisclosure is reasonably necessary in order to comply with any Law.

6.35        News Releases; Public Announcements

(a)           From the date of this Stock Purchase Agreement through and following Closing, except as set forth in Section 6.34, no Party may make or send a news release or other public announcement, advertisement, communication or circular disclosing the existence of the Transaction Documents or the transactions contemplated by the Transaction Documents unless such Party has first obtained the other Parties’ written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           The restrictions set forth in Section 6.34 shall not apply to a news release, public announcement, advertisement, communication or circular that is required by Law or pursuant to an Order of a court of competent jurisdiction, provided that the Party subject to such obligation shall, unless prohibited by Law, first inform the other Parties as to the timing and content of any such release, announcement, communication or circular and to the extent practicable allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

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(c)           After Closing, the Parties agree that this covenant shall not limit the ability of any Party to, without the consent of any Person (including any other Party), make any public release or announcement concerning the Business or any Target Company or Company Subsidiary (together with any historical information or results required or advisable to be included therewith).  For the avoidance of doubt, nothing in this Section 6.35(c) shall relieve any Party of its obligations under Section 6.34 or the Confidentiality Agreement or any confidentiality obligations under any Separation Agreement.

6.36        Assignment of PLA

Immediately following Closing, Parent shall, and shall cause Ford Global to, execute and deliver to Sweden Company an assignment and assumption agreement substantially in the form attached to this Stock Purchase Agreement as Exhibit XXV pursuant to which Ford Global shall assign all of its rights and obligations under the PLA to Sweden Company.  Parent acknowledges and agrees that if the PLA contains terms that are less favorable to Sweden Company than the Required Terms, Sweden Company shall not be bound by the PLA and Parent and its current Affiliates shall not be entitled to exercise the rights purported to be granted thereunder. In such event Sweden Company shall grant a license of the Volvo Assigned Patents (excluding the SPA Platform Patents and VED and VEP Patents) to Parent and its current Affiliates on the Required Terms.

6.37        Maintenance of Back-to-Back Financing Commitment

(a)           From the date of this Stock Purchase Agreement until such time as the Working Capital Facility is in effect and available to be drawn by Sweden Company upon Closing, Buyers shall maintain in full force and effect the Back-to-Back Financing Commitment.

(b)           If the Working Capital Facility will not be available to be disbursed upon Closing to Sweden Company, Buyers shall ensure that all filings and requests are timely made for the approval or consent required from any Governmental Entity or any party to the Entrustment Loan Agreement to permit Buyers, upon receipt of such approvals and consents to (i) draw down, from and after Closing, all funds which it could be called upon to advance pursuant to the Back-to-Back Financing Commitment to Sweden Company outside the PRC and (ii) to use, from and after Closing, such funds for purposes of fulfilling the working capital requirements of Sweden Company.

(c)           Except to the extent the Working Capital Facility is available to be disbursed to Sweden Company upon Closing, on Closing, subject to receipt of a written request from Sweden Company in accordance with the terms and conditions of the Back-to-Back Financing Commitment, Buyers shall advance to Sweden Company outside the PRC pursuant to the Back-to-Back Financing Commitment such funds as are set forth in the Working Capital Forecast up to the amount set forth in Schedule M Part 2.

(d)           Subject to any restrictions or prohibitions imposed by Law, Buyers shall provide copies to Parent of (i) any and all approvals and consents obtained pursuant to Section 6.37(b), and (ii) all final Agreements for the Working Capital Facility if the Working Capital Facility is available to be disbursed upon Closing to Sweden Company.

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7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SWEDEN SELLER

The obligations of Parent and Sweden Seller to proceed with Closing under this Stock Purchase Agreement are subject to the satisfaction of each of the following conditions precedent, unless waived in writing by Parent (in its own capacity and on behalf of Sweden Seller) in whole or in part, on or prior to the Closing Date.

7.1           Representations and Warranties

Except for the representations and warranties set forth in Section 4.1 and Section 4.2, which shall be true and complete in all respects, the representations and warranties made by U.S. Buyer and Sweden Buyer in Article 4 of this Stock Purchase Agreement shall be true and complete on and as of the Closing Date as though such representations and warranties were made on and as of such date, except in each case to the extent that those representations and warranties that are made as of a specified date shall be true and complete only as of such date, and except in all cases where the failure to be true and complete would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of U.S. Buyer or Sweden Buyer to consummate the transactions contemplated by this Stock Purchase Agreement.

7.2           Governmental Approvals; Buyer Governmental Approvals

The Governmental Approvals on Schedule C Part 1 and Schedule C Part 2 and Buyer Governmental Approvals shall have been received or otherwise obtained and any waiting periods required under any of the Governmental Approvals set forth on Schedule C Part 1 and Schedule C Part 2 and Buyer Governmental Approvals shall have expired or been terminated.

7.3           Performance of Obligations

(a)           U.S. Buyer and Sweden Buyer shall have performed or complied (i) in all respects with all obligations, agreements and covenants in Section 2.1(a), Section 2.3, Section 6.37 and Section 9.2 that are required by this Stock Purchase Agreement to be performed or complied with by U.S. Buyer and Sweden Buyer at or prior to the Closing Date, and (ii) in all material respects with all other obligations, agreements and covenants required to be performed or complied with by each of them under this Stock Purchase Agreement at or prior to the Closing Date.

7.4           No Law

There shall not be in effect any Law enacted, entered, promulgated, enforced or otherwise issued or other legal restraint or prohibition restraining, enjoining, preventing or making illegal the consummation of the transactions contemplated by the Transaction Documents.

7.5           Buyers Officer’s Certificate

U.S. Buyer and Sweden Buyer shall have delivered to Parent a certificate, dated as of the Closing Date and executed by a duly authorized representative of U.S. Buyer and Sweden Buyer, certifying to the fulfillment of the conditions set forth in Section 7.1 and Section 7.3.

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7.6           Documents prior to or at Closing

All deliveries required to be made by U.S. Buyer or Sweden Buyer to Parent prior to or at Closing shall have been made as set forth in Section 9.2.

8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF U.S. BUYER AND SWEDEN BUYER

The obligations of U.S. Buyer and Sweden Buyer to proceed with Closing under this Stock Purchase Agreement are subject to the satisfaction of each of the following conditions precedent, unless waived in writing by Sweden Buyer (in its own capacity and on behalf of U.S. Buyer), in whole or in part, on or prior to the Closing Date.

8.1           Representations and Warranties

Except for the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.5 and Section 3.6, which shall be true and complete in all respects, the representations and warranties made by Parent and Sweden Seller in Article 3 of this Stock Purchase Agreement shall be true and complete on and as of the Closing Date as though such representations and warranties were made on and as of such date, except in each case to the extent that those representations and warranties that are made as of a specified date shall be true and complete only as of such date, without giving effect in any case to any supplement or amendment to Schedule B (it being understood that no action taken after the date of this Stock Purchase Agreement by Parent or its Affiliates solely in performance of the covenants or undertakings of this Stock Purchase Agreement, or as directed or consented to in writing by Sweden Buyer or U.S. Buyer under Section 5.3 or otherwise, shall constitute a breach of any representation or warranty of Parent or Sweden Seller), and except in all cases where the failure to be true and complete would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

8.2           Governmental Approvals; Buyer Governmental Approvals

The Governmental Approvals on Schedule C Part 1 and Schedule C Part 2 and Buyer Governmental Approvals shall have been received or otherwise obtained and any waiting periods required under any of the Governmental Approvals set forth on Schedule C Part 1 and Schedule C Part 2 and Buyer Governmental Approvals shall have expired or been terminated.

8.3           Performance of Obligations

Parent and Sweden Seller shall have performed or complied (i) in all respects with all obligations, agreements and covenants in Section 2.1(a) and Section 9.1 that are required by this Stock Purchase Agreement to be performed or complied with by Parent and Sweden Seller at or prior to the Closing Date and (ii) in all material respects with all other obligations, agreements and covenants required to be performed or complied with by each of them under this Stock Purchase Agreement at or prior to the Closing Date (it being understood that no action taken after the date of this Stock Purchase Agreement by Parent or its Affiliates solely in performance of the covenants or undertakings of this Stock Purchase Agreement, or as directed or consented to in writing by Sweden Buyer or U.S. Buyer under Section 5.3 or

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otherwise, shall constitute a breach of any obligations, agreements or covenants of Parent or Sweden Seller).

8.4           No Company Material Adverse Effect

Since the date of this Stock Purchase Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect, nor shall any event or events have occurred and be continuing that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

8.5           No Law

There shall not be in effect any Law enacted, entered, promulgated, enforced or otherwise issued or other legal restraint or prohibition restraining, enjoining, preventing or making illegal the consummation of the transactions contemplated by the Transaction Documents.

8.6           Parent Officer’s Certificate

Parent shall have delivered to Sweden Buyer (for itself and on behalf of U.S. Buyer) a certificate, dated as of the Closing Date and executed by a duly authorized representative of Parent and Sweden Seller, certifying to the fulfillment of the conditions set forth in Section 8.1 and Section 8.3.

8.7           Documents prior to or at Closing

All deliveries required to be made by Parent or Sweden Seller to U.S. Buyer and Sweden Buyer prior to or at Closing shall have been made as set forth in Section 9.1.

8.8           U.S. EPA GHG Credits

After publication of the EPA GHG Emissions Regulations, any one or more of the following clauses (a)-(e) is true: (a) there is no projected Sweden Company GHG Credit Shortfall on the basis of Sweden Company’s 2009B Cycle Plan (attached hereto as Schedule GG, the “Cycle Plan”) and the volume and mix (product and powertrain) assumptions for the U.S. market attached as Schedule HH (the “Business Plan”), for each of Model Years 2012 and 2013, (b) upon Closing Sweden Company is eligible for Temporary Lead-time Allowance Alternative Standards that would eliminate the Sweden Company GHG Credit Shortfall for each of Model Years 2012 and 2013 for mobile source green house gas emissions based on the Cycle Plan and the Business Plan, (c) Parent shall have entered into a written agreement with Sweden Company to transfer and/or allocate GHG Credits to Sweden Company in an amount and at a time sufficient to cover any Sweden Company GHG Credit Shortfall, projected as of Closing, in each of the Model Years 2012 and 2013 in respect of which such Sweden Company GHG Credit Shortfall is projected and without requiring payment of substantial consideration from Sweden Company or the imposition of other onerous terms or conditions and the EPA GHG Emissions Regulations permit the transfer and/or allocation of such GHG Credits, (d) Parent shall have caused Sweden Company to implement a Vehicle compliance plan that enables Sweden Company to be in compliance with the EPA GHG Emissions Regulations for each of Model Years 2012 and 2013 (assuming constant Vehicle volume and mix (product and powertrain)) reasonably acceptable to Buyers, provided that Parent shall be responsible for any incremental cost in connection with such Vehicle compliance plan, or (e) Parent shall have agreed to provide an alternative technical, commercial or

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regulatory arrangement that would enable Sweden Company to be in compliance with the EPA GHG Emissions Regulations for each of Model Years 2012 and 2013 and which is reasonably acceptable to Buyers (it being understood that Parent shall be responsible for any incremental cost in connection with such arrangement).

9.    CLOSING

9.1           Deliveries by Parent and Sweden Seller

At Closing, Parent and Sweden Seller shall deliver, or shall cause to be delivered, to U.S. Buyer and Sweden Buyer each of the following:

(a)          stock certificates evidencing the Sweden Company Shares duly endorsed in favor of Sweden Buyer;

(b)          an updated copy of the shareholders’ register reflecting Sweden Buyer’s 100% ownership of the Sweden Company Shares;

(c)          an updated copy of the register of membership interests reflecting U.S. Buyer’s 100% ownership of the U.S. Company Interest;

(d)          the LLC Interest Assignment and Assumption Agreement, duly executed by Parent;

(e)          the joint instructions for the delivery of the Goodwill Deposit duly executed by Parent  and Sweden Seller pursuant to Section 2.8(b);

(f)           the aggregate amount of fees to be reimbursed to Buyers pursuant to Section 5.1(d) and Section 5.1(e) as notified by Buyers to Parent not later than two Business Days prior to the Closing Date;

(g)          to the extent not already in the possession or control of a Target Company, the Formation Documents, Bylaws, Company Records, corporate seal, share or member certificate book (with any unissued share or member certificates) and all minute books and other statutory books (which shall record all proceedings to Closing) of the Target Companies, or such equivalent items in the relevant jurisdiction as are kept by the Target Companies or which applicable Law requires to be kept, provided that in no circumstances will any of the aforementioned items or the shareholders’ register or register of members interests be brought into the United Kingdom;

(h)          the certificate described in Section 8.6;

(i)           a certificate of the Corporate Secretary of Parent certifying (A) that this Stock Purchase Agreement, the Separation Agreements and the transactions contemplated by this Stock Purchase Agreement and by the Separation Agreements have been duly authorized by Parent and each relevant member of Parent Group; and (B) that attached thereto are true, complete and correct copies of all resolutions of the board of directors (or equivalent supervisory body) of each relevant member of Parent Group authorizing the execution, delivery and performance of this Stock Purchase Agreement, Separation Agreements and the transactions contemplated by this Stock Purchase Agreement and the Separation Agreements;

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(j)           a certificate certifying that Parent is not a “foreign person” as defined in section 1445 of the U.S. Code;

(k)          the written resignations of those members of the board of directors and officers, or equivalent, of each Target Company and each Company Subsidiary identified on Schedule Z, with each such resignation effective as of the Closing Date, together with such further documents, if any, as are legally required to effect such resignations in the relevant jurisdiction;

(l)           each of the Separation Agreements duly executed by the relevant member of Parent Group, Target Company or Company Subsidiary party to each Separation Agreement;

(m)         evidence of the release of the Encumbrance set forth on Schedule B Part 3.6 at or prior to Closing, in a form reasonably satisfactory to Buyers; and

(n)          the Seller Financing Agreement duly executed by Sweden Seller.

9.2           Deliveries by U.S. Buyer and Sweden Buyer

(a)          At Closing, U.S. Buyer and Sweden Buyer shall deliver, or shall cause to be delivered, to Parent each of the following:

(i)           the Net Initial Purchase Price pursuant to Section 2.3;

(ii)          the joint instructions for the delivery of the Goodwill Deposit duly executed by Beijing Holdco pursuant to Section 2.8(b);

(iii)         the LLC Interest Assignment and Assumption Agreement, duly executed by U.S. Buyer;

(iv)         the aggregate amount of fees to be reimbursed to Parent and Sweden Seller pursuant to Section 5.1(d) as notified by Parent to Buyers not later than two Business Days prior to the Closing Date;

(v)          the certificate described in Section 7.5;

(vi)         a certificate of the Corporate Secretary of U.S. Buyer and Sweden Buyer  certifying (A) that this Stock Purchase Agreement, the Separation Agreements and the transactions contemplated by this Stock Purchase Agreement and the Separation Agreements have been duly authorized by U.S. Buyer, Sweden Buyer and each other relevant member of Buyer Group, and (B) that attached thereto are true, complete and correct copies of all resolutions of the board of directors (of equivalent supervisory body) of each relevant member of Buyer Group authorizing the execution, delivery and performance of this Stock Purchase Agreement, the Separation Agreements and the transactions contemplated by this Stock Purchase Agreement and the Separation Agreements;

(vii)        each of the Separation Agreements duly executed by the relevant Buyer Group party to each Separation Agreement;

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(viii)       the Seller Financing Agreement duly executed by the relevant members of Geely Group; and

(ix)          evidence of the cash account balance of Sweden Buyer being at least RMB 9,600,000,000 (as converted into U.S. Dollars or SEK) less the amount of the Net Initial Purchase Price delivered to Parent pursuant to Section 9.2(a)(i).

(b)           At Closing, Sweden Buyer shall deliver, or shall cause to be delivered, to Sweden Company any amounts required to be delivered pursuant to Section 6.37(c).

(c)           Immediately following Closing, Sweden Buyer shall procure that each Swedish Entity holds an extraordinary general meeting of shareholders at which such Swedish Entity shall elect new board members, and acknowledge the resignation of the board members resigning from the respective boards of directors of the Swedish Entities pursuant to Section 9.1(k).

(d)           Immediately following Closing, Sweden Buyer shall deliver, or shall cause to be delivered, to Parent a copy, including a stamp of arrival, of applications for registration with the Swedish Companies Registration Office (Bolagsverket) regarding the resignations of the board members resigning from the respective boards of directors of the Swedish Entities pursuant to Section  9.1(k).

10.     SURVIVAL OF CLAIMS; INDEMNIFICATION; REMEDIES

10.1        Survival of Claims

(a)           Except as provided in Section 10.1(b), claims may be brought in respect of the representations and warranties set forth in this Stock Purchase Agreement, and the indemnification obligations with respect thereto, until 11:59 p.m. New York time on the date that is 18 months after the Closing Date, provided that such claims may be brought in respect of the representations and warranties set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.2, Section 3.5, Section 3.6, Section 4.1 and Section 4.2 (such representations and warranties, the “Specified Representations”), and the indemnification obligations with respect thereto, until the expiration of the applicable statute of limitations (or, if there is no applicable statute of limitations, until 11:59 p.m. New York time on the date that is seven years after the Closing Date).

(b)           Claims may be brought in respect of the representations and warranties with respect to Taxes set forth in Section 3.12, and the covenants with respect to Taxes described in Section 6.2, Section 6.3 and Section 6.6, until 11:59 p.m. New York time on the 30th day following the later of (i) the expiration of the applicable statute of limitation, including any extension thereto, for the assessment of such Taxes and (ii) the final determination, which is not subject to appeal or with respect to which the time for appeal has expired, of any audit, examination, investigation or other proceeding relating to such Taxes.

(c)           Subject to Section 10.1(b), claims arising in respect of covenants and agreements which by their terms do not contemplate performance after the Closing Date may be brought until 11:59 p.m. New York time on the date that is 18 months after the Closing Date and claims arising in respect of covenants and agreements which by their terms contemplate performance after the Closing Date may be brought until the earlier of (i) 11:59 p.m. New York time on the 30th day following the period specified in such covenant or (ii) the time as such covenant is fully performed.

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(d)           Claims arising in relation to Indemnified Product Recall Costs pursuant to Section 10.2(c) may be brought until 11:59 p.m. New York time on the date that is eight years after the Closing Date.

(e)           Claims arising in relation to Indemnified Environmental Losses pursuant to Section 10.2(d) may be brought until 11:59 p.m. New York time on the date that is 54 months after the Closing Date.

(f)           Claims arising in relation to Excluded Pensions Costs pursuant to Section 10.2(f) may be brought until 11:59 p.m. New York time on the following dates: (i) with respect to claims relating to subsections (a) and (c) of the definition of Excluded Pensions Costs, the date that is 72 months after the Closing Date, and (ii) with respect to claims relating to subsection (b) of the definition of Excluded Pensions Costs, the date that is 24 months after the Closing Date.

(g)           Notwithstanding any provision to the contrary in this Article 10, any claim for breach of a representation and warranty or covenant or agreement that is duly and properly notified in accordance with the terms of this Stock Purchase Agreement prior to the expiration of the applicable survival period specified under Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(e), or Section 10.1(f), as the case may be, will continue to survive under this Stock Purchase Agreement while such claim is reasonably pursued until (i) a final settlement Agreement is executed and delivered by the Parties, or (ii) a final Order or award in respect thereof, which is not subject to appeal or with respect to which the time for appeal has expired, has been issued by a court, arbitral tribunal, administrative agency or other applicable Governmental Entity, of competent jurisdiction.

10.2        Indemnification by Parent

Subject to the terms and conditions of this Stock Purchase Agreement, including the terms and conditions of this Article 10, after the Closing Date, Parent shall indemnify and hold harmless each member of Buyer Group and their respective direct or indirect stockholders, members, managers, officers, directors, employees, agents, successors and assigns (each, a “Buyer Indemnitee”) from and against, and pay and reimburse each Buyer Indemnitee for any Losses imposed on, sustained or suffered by any Buyer Indemnitee, whether in respect of Third Party Claims or claims between the Parties resulting from, arising out of, or incurred or suffered by any Buyer Indemnitee in connection with, or otherwise with respect to:

(a)           the breach of any representation and warranty of Parent or Sweden Seller made in Article 3 of this Stock Purchase Agreement or contained in the certificate furnished to Buyers pursuant to Section 8.6 (it being understood that no action taken after the date of this Stock Purchase Agreement by Parent or its Affiliates solely in performance of the covenants or undertakings of this Stock Purchase Agreement, or as directed or consented to in writing by Sweden Buyer or U.S. Buyer under Section 5.3 or otherwise, shall constitute a breach of any representation or warranty of Parent or Sweden Seller);

(b)           a breach of any covenant or agreement of Parent or Sweden Seller set forth in this Stock Purchase Agreement (other than Section 6.2(a), to which the provisions of Section 6.2(a) shall apply) (it being understood that no action taken after the date of this Stock Purchase Agreement by Parent or its Affiliates solely in performance of the covenants or undertakings of this Stock Purchase Agreement, or as directed or consented to in writing by Sweden Buyer or U.S. Buyer under Section 5.3 or otherwise, shall constitute a breach of any obligations, agreements or covenants of Parent or Sweden Seller);

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(c)           without regard to any disclosure under Schedule B, any Indemnified Product Recall Costs solely to the extent exceeding $20,000,000 for any Product Recall with respect to a particular recall event or series of related recall events (with Parent being liable only for the amount that exceeds $20,000,000 for any such event or series of related events);

(d)           without regard to any disclosure under Schedule B, but subject to Section 10.8, any Indemnified Environmental Losses in an amount exceeding in the aggregate $3,000,000 incurred or suffered by any Buyer Indemnitee which, in each individual instance, exceeds $250,000 (prior to the application of the net deductions provided in Section 10.9);

(e)           without regard to any disclosure under Schedule B, any Indemnified JLR/AML Costs; and

(f)           without regard to any disclosure under Schedule B, any Excluded Pensions Costs,

provided that, in each case, U.S. Buyer or Sweden Buyer makes a written claim for indemnification against Parent within the applicable survival period specified in Section 10.1, and provided, further, that to make a claim for indemnification under this Section 10.2 (a “Buyer Claim”) other than with respect to a Third Party Claim to which the provisions of Section 10.7 shall apply and other than, for the avoidance of doubt, in the case of a Tax Proceeding to which the provisions of Section 6.5 shall apply, U.S. Buyer or Sweden Buyer must notify Parent in writing in reasonable detail, of the nature of such Buyer Claim including an estimate (on a without prejudice basis) of the amount of such Buyer Claim.  Notwithstanding any provision to the contrary in this Stock Purchase Agreement, Sweden Seller shall not have any indemnification obligations under this Section 10.2 or otherwise under this Stock Purchase Agreement.

10.3        Limitations on Indemnification by Parent

Notwithstanding any provision to the contrary in this Stock Purchase Agreement:

(a)           Buyer Indemnitees shall be limited to only one recovery on account of any single Loss in respect of the indemnification provisions of Section 10.2 and the covenants of Section 6.2(a), even though such Loss may have resulted from the breach of more than one of the representations and warranties or covenants or agreements made by Parent or Sweden Seller in this Stock Purchase Agreement;

(b)           the indemnification obligations provided by Section 10.2(a) shall be subject to the following limitations:

(i)           no Buyer Indemnitee shall be entitled to indemnification for Losses that do not in each individual instance exceed $50,000 incurred by it;

(ii)          no Buyer Indemnitee shall be entitled to indemnification for individual Losses unless and until all Losses exceed, on a cumulative basis, $9,000,000 (the “Basket Amount”), and from and after such time as the total amount of Losses under Section 10.2(a) exceeds the Basket Amount, Parent shall be liable only for the amount that exceeds the Basket Amount;

(iii)         Parent’s aggregate Liability shall not exceed $225,000,000 (the “Cap”),

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provided, however, that the limitations set forth in this Section 10.3(b) shall not apply to any Loss based on any breach of the Specified Representations;

(c)           Parent’s aggregate liability under Section 6.2(a) shall not exceed an amount equal to the Purchase Price;

(d)           Parent’s aggregate liability under Section 10.2(d) shall not exceed $405,000,000;

(e)           no Buyer Indemnitee shall be entitled to indemnification for any Loss (except in the case of any claim pursuant to the covenants in Section 6.2(a), to which the provisions of Section 6.2(a) shall apply) to the extent that a reserve, provision or accrual for such Loss has been taken into account in determining the Net Working Capital and reduces Net Working Capital, or has been taken into account in determining Net External Indebtedness and increases Net External Indebtedness;

(f)           for the purposes of determining whether the limitations set forth in Section 10.3(b)(iii), Section 10.3(c), or Section 10.3(d) (as applicable) have been reached or exceeded, no account shall be taken of any amounts paid or payable pursuant to Section 12.6(d)(iii) to the extent that such amount was paid or payable or was increased solely as a result of Parent rather than Sweden Seller being the payor of such Indemnity Payment, provided, however, that this Section 10.3(f) shall not be applicable if Sweden Buyer fails to be organized under the Law of Sweden after Closing.

10.4        Indemnification by U.S. Buyer, Sweden Buyer

Subject to the terms and conditions of this Stock Purchase Agreement, including the terms and conditions of this Article 10, after the Closing Date, U.S. Buyer and Sweden Buyer shall indemnify and hold harmless each member of Parent Group and their respective direct or indirect stockholders, members, managers, officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnitee”) from and against, and pay and reimburse each Parent Indemnitee for any Losses imposed on, sustained or suffered by any Parent Indemnitee, whether in respect of Third Party Claims or claims between the Parties resulting from, arising out of, or incurred or suffered by any Parent Indemnitee in connection with, or otherwise with respect to:

(a)           the breach of any representation and warranty of U.S. Buyer or Sweden Buyer made in Article 4 of this Stock Purchase Agreement or contained in the certificate furnished to Parent pursuant to Section 7.5; and

(b)           a breach of any covenant or agreement of U.S. Buyer or Sweden Buyer set forth in this Stock Purchase Agreement (other than Section 6.2(b), to which the provisions of Section 6.2(b) shall apply), provided that, in each case, Parent makes a written claim for indemnification against U.S. Buyer or Sweden Buyer within the applicable survival period specified in Section 10.1; and provided, further, that  to make a claim for indemnification under this Section 10.4 (a “Seller Claim”) other than with respect to a Third Party Claim to which the provisions of Section 10.7 shall apply and other than, for the avoidance of doubt, in the case of a Tax Claim pursuant to Section 6.2, to which the provisions of Section 6.5 shall apply, Parent must notify Buyers in writing in reasonable detail, of the nature of such Seller Claim including an estimate (on a without prejudice basis) of the amount of such Seller Claim.

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10.5        Limitations on Indemnification by U.S. Buyer, Sweden Buyer

Notwithstanding any provision to the contrary in this Stock Purchase Agreement:

(a)           Parent Indemnitees shall be limited to only one recovery on account of any single Loss in respect of the indemnification provisions of Section 10.4 and the covenants of Section 6.2(b), even though such Loss may have resulted from the breach of more than one of the representations and warranties or covenants or agreements made by U.S. Buyer or Sweden Buyer in this Stock Purchase Agreement;

(b)           the indemnification obligations of Section 10.4(a) shall be subject to the following limitations:

(i)           no Parent Indemnitee shall be entitled to indemnification for Losses that do not in each individual instance exceed $50,000 incurred by it;

(ii)          no Parent Indemnitee shall be entitled to indemnification for individual Losses unless and until all Losses exceed, on a cumulative basis, the Basket Amount, and from and after such time as the total amount of Losses exceeds the Basket Amount, U.S. Buyer and Sweden Buyer shall be liable only for the amount which exceeds the Basket Amount; and

(iii)         U.S. Buyer’s and Sweden Buyer’s aggregate Liability shall not exceed the Cap,

provided, however, that the limitations set forth in this Section 10.5(b) shall not apply to any Loss based on any breach of the Specified Representations; and

(c)           U.S. Buyer’s and Sweden Buyer’s aggregate liability under Section 6.2(b) shall not exceed an amount equal to the Purchase Price.

10.6        Effect of Investigation; Waiver; No Target Company or Company Subsidiary Liability

(a)           The right to indemnification, payment in respect of Losses or other remedy based on the representations and warranties, covenants or agreements pursuant to any provision of this Stock Purchase Agreement will not be affected by any investigation conducted with respect to, or any Knowledge of Buyer or Parent acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Stock Purchase Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation and warranty, covenant or agreement.

(b)           The waiver of any condition based on the accuracy of any representation and warranty or on the performance or compliance with any covenant or agreement will not affect the right to indemnification, payment in respect of Losses or other remedy based on such representations and warranties, covenants or agreements.  Representations and warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the Party seeking indemnification, payment in respect of Losses or other remedy knew or should have known that any representation and warranty might be inaccurate or that there was a failure to comply by the Party from whom recovery is sought with any covenant or agreement.

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(c)           Except as set forth on Schedule K, Parent and Sweden Seller acknowledge and agree that, upon and following the Closing, neither the Target Companies nor any Company Subsidiary shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Parent or Sweden Seller whole for or on account of any indemnification claims made by any Buyer Indemnitee under this Article 10 and neither Parent nor Sweden Seller shall have any right of contribution against the Target Companies or any Company Subsidiary with respect to any such indemnification claim.

10.7        Third Party Claims

In the event that a Buyer Indemnitee or Parent Indemnitee receives notice of a Claim by a third party in respect of which indemnification may be sought under this Article 10, including in respect of penalties, fines and assessments of a Governmental Entity, and including Environmental Proceedings (“Third Party Claims”), the following shall apply:

(a)           The Person seeking indemnification with respect to such Third Party Claim pursuant to Section 10.2 or Section 10.4 (the “Indemnified Party”) shall give notice within 30 Business Days (or earlier, if an earlier response shall be required in any proceedings related to a Third Party Claim) after receipt by the Indemnified Party of written notice of the Third Party Claim, including a response to an application for a temporary restraining order, preliminary injunction or other immediate or emergency relief, to the Party from whom indemnification is sought (the “Indemnifying Party”) of the assertion of such Third Party Claim.  Such notice shall provide reasonable detail (to the extent available) as to the nature of the Third Party Claim and if practicable on a without prejudice basis, an estimate of the amount of such Third Party Claim, and shall include copies of any notices and documents that are then in the Indemnified Party’s possession and which relate to the Third Party Claim. The Indemnified Party’s failure to notify the Indemnifying Party in accordance with the provisions of this Section 10.7(a) shall not result in the forfeit of any rights or claims to indemnification under this Stock Purchase Agreement with respect to such Third Party Claim or any subsequent claims relating thereto or arising in connection therewith unless, and only to the extent that, the Indemnifying Party is actually materially prejudiced by such failure.

(b)           Subject to Section 10.7(c), the Indemnifying Party shall have the right, upon notice to the Indemnified Party within 30 Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnifying Party received notice of the Third Party Claim, to notify the Indemnified Party of the Indemnifying Party’s election to investigate, contest, defend (including the right to retain counsel reasonably acceptable to the Indemnified Party of its own choosing and to control the defense of the Third Party Claim) the Third Party Claim and, subject to Section 10.7(e) and Section 10.7(f), may, at any time after such notification to the Indemnified Party, settle the Third Party Claim.

(c)           The Indemnifying Party will not be entitled to assume, investigate, contest, defend or settle a Third Party Claim if the Third Party Claim:

(i)           relates to or arises in connection with any criminal proceeding, action, indictment or investigation in which the Indemnified Party is a named defendant; or

(ii)           the Third Party Claim would give rise to Losses which comprise less than 50 percent of the total value of the claim giving rise to the Third Party Claim indemnifiable by the Indemnifying Party pursuant to Section 10.2(a) or Section 10.4(a).

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(d)           If the Indemnifying Party chooses to defend a Third Party Claim in accordance with Section 10.7(b):

(i)           the Indemnifying Party shall be deemed to have acknowledged that such Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnified Party harmless from and against the full amount of any Losses resulting therefrom (subject to the other provisions of this Stock Purchase Agreement, including this Article 10);

(ii)          the Indemnified Party shall have the right to be represented by counsel and accountants, at its own expense, and shall be kept reasonably informed by the Indemnifying Party as to such Third Party Claim, whether or not the Indemnified Party is represented by its own counsel;

(iii)         the Indemnifying Party shall conduct the defense or prosecution of such Third Party Claim in good faith; and

(iv)         the Indemnified Party shall allow the Indemnifying Party and its advisors (A) to investigate on a reasonable basis the matters or circumstances alleged to have given rise to the Third Party Claim, (B) to have reasonable access to, and copies of, any books, records, documents or other information relating to the matters or circumstances alleged to have given rise to the Third Party Claim and in the possession of the Indemnified Party and (C) to have reasonable access to all employees having responsibility for matters or circumstances alleged to have given rise to the Third Party Claim; provided, however, that any such books, records, documents or other information that are made available hereunder shall be held in strict confidence by the Indemnifying Party.

(e)           In the event that the Indemnifying Party fails to elect, or is not permitted, to assume the defense or prosecution of such Third Party Claim, or the Indemnifying Party fails to reasonably defend or prosecute such Third Party Claim in good faith, in accordance with this Section 10.7:

(i)           the Indemnified Party shall have the right, with counsel of its choice, to investigate, contest, defend and control (including, subject to Section 10.7(f), settle) the Third Party Claim at the sole cost and expense of the Indemnifying Party;

(ii)           the Indemnified Party shall conduct the defense or prosecution of the Third Party Claim in good faith and the Indemnifying Party will provide reasonable cooperation in the defense or prosecution of any such Third Party Claim; and

(iii)           the Indemnified Party shall have no obligation to assume the defense or prosecution of a Third Party Claim.

(f)           Neither the Indemnifying Party nor the Indemnified Party, as the case may be, shall enter into any settlement, compromise, consent to the entry of an Order in respect of or otherwise discharge any Third Party Claim without the prior written consent of the Indemnified Party or the Indemnifying Party, respectively, which consent will not be unreasonably withheld, conditioned or delayed, provided that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (A) the terms of the Order or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all liability in respect of such Third Party Claim, (B) there is no finding or admission of any violation of Law by the Indemnified

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Party (or any of its Affiliates) or any violation of the rights of any Person, (C) the settlement would not adversely effect any other claim of a similar nature that may be made against the Indemnified Party (or any of its Affiliate) and (D) the sole form of relief is monetary damages that are paid in full by the Indemnifying Party.

(g)           With respect to a Third Party Claim, after a final Order, which is not subject to appeal or with respect to which the time for appeal has expired, shall have been issued by a court, arbitral tribunal, administrative agency or other applicable Governmental Entity of competent jurisdiction, or a settlement shall have been consummated in accordance with this Article 10, or the Parties shall have arrived at a mutually-binding agreement with respect to any such Third Party Claim, the Indemnified Party shall give prompt notice to the Indemnifying Party of the amounts due and owing by the Indemnifying Party with respect to such matter, and the Indemnifying Party shall pay all of the amounts so owing in accordance with the provisions of Section 10.10.

(h)           The provisions of this Section 10.7 shall not apply with respect to a Tax Claim which shall be governed by the applicable provisions of Section 6.4 or Section 6.5, as the case may be, provided, however, that the provisions of this Section 10.7 will apply to Tax Claims described in Section 6.2(a)(iv) or Section 3.12(k). The provisions of this Section 10.7 will not apply to any Tax matter covered by Section 6.3.

(i)            Each of the Parties agrees to render to each other such assistance as it may reasonably be required of the other in order to facilitate the proper and adequate defense of a Third Party Claim.

10.8        Environmental Claims

(a)           No Buyer Indemnitee shall be entitled to indemnification under Section 10.2(d) to the extent that any Losses result from or are increased as a consequence of:

(i)           a material change of use of any Site or any part of such property after the Closing Date, except to the extent reasonably necessary for or related to the Business, provided that the Buyer Indemnitee procures that reasonable steps are taken to avoid, minimize and mitigate the relevant potential Losses;

(ii)           any material development, construction or demolition (excluding routine maintenance) in relation to any Site after the Closing Date, except to the extent reasonably necessary for or related to the Business, provided that the Buyer Indemnitee procures that reasonable steps are taken to avoid, minimize and mitigate the relevant potential Losses;

(iii)           any sale of any Site or any part thereof or the expiration of any leases in relation to such Site, except where any such sale or lease expiration will not give rise to any obligations under Environmental Law for investigative works to be undertaken in relation to that Site related to the potential presence of Hazardous Materials, and:

(A)           the sale is to any member of the Buyer Group; or

(B)           the lease is held over, continued, extended or renewed (whether by statute, agreement or otherwise) or replaced by a new lease to the same tenant or any other member of the Buyer Group; or

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(C)           the successor in title or successor in interest of that Site agrees in writing with Parent or Sweden Seller (as relevant) to prevent any of the matters listed in the subparagraphs of Section 10.8(a) from occurring and to be subject to the terms of this Section 10.8 as if it were “Buyers” under this Stock Purchase Agreement;

(iv)           any action by any member of Buyer Group which causes or exacerbates contamination of soil and groundwater by Hazardous Materials at, or, under or migrating from any Sites after the Closing Date, except any action which:

(A)          a member of Buyer Group did not know, nor ought reasonably to have known, would cause or exacerbate such contamination;

(B)           is necessary to  comply with the express written requirements of a formal Order issued by a Governmental Entity under Environmental Law; or

(C)           is necessary to deal with the immediate cause of an Environmental Emergency;

(v)           the undertaking, authorizing, initiation or procuring of any intrusive investigations at or in respect of any Sites by any member of Buyer Group without the prior written consent (not to be unreasonably withheld or delayed) of Parent, except where such investigations:

(A)           are required by Environmental Law, any Material Environmental Permit, or court Order, or required to renew a Material Environmental Permit; or

(B)           are reasonably necessary to respond to an Environmental Emergency; or

(C)           which are the minimum necessary for the purposes of development, maintenance or engineering works at any Site, provided that the Buyer Indemnitee can demonstrate that such investigations are genuinely required and that no part of its intention was or is to procure information with a view to making a claim under Section 10.2; or

(D)           which are necessary to monitor known contamination for the purpose of preventing the occurrence of an Environmental Emergency, where such monitoring would be carried out by a reasonable and prudent operator in the Buyer Indemnitee’s position, acting with regard to relevant local Environmental Laws but without regard to recourse under Section 10.2;

(vi)           any act or omission of a member of Buyer Group that is unlawful under Environmental Law;

(vii)           any Works for the purposes of preventing, containing, ameliorating or remediating any contamination of soil and groundwater by Hazardous Materials at, on, under or migrating from any Sites which go beyond the Works reasonably necessary to achieve the minimum standards that are required under Environmental Law or to address the immediate cause and control the immediate effects of an Environmental Emergency;

(viii)           the disclosure of information (or the authorization of such disclosure) by any member of Buyer Group concerning contamination or presence of Hazardous Materials to any

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Governmental Entity or any third party without the prior written consent (not to be unreasonably withheld or delayed) of Parent, except where such disclosure is:

(A)           required by Environmental Law, any Material Environmental Permit, or court Order, or required to renew a Material Environmental Permit; or

(B)           reasonably necessary to respond to an  Environmental Emergency; or

(C)           between members of the Buyer Group and their professional advisers (provided that such members and advisers are placed under an obligation to maintain the confidentiality of such information); or

(ix)          the passing of, or any change in, or entry into force of, after the Closing Date, any Law of any Governmental Entity or the requirements of any environmental Permit obtained after the date of this Stock Purchase Agreement, or any change after the date of this Stock Purchase Agreement of any generally accepted judicial interpretation of Environmental Law.

(b)           At its sole discretion and having notified Buyer in writing, Parent may assume conduct of any Works relevant to any matter to which Section 10.2(d) may apply, and Buyers shall take such reasonable steps as Parent may reasonably require to enable such assumption by Parent.

(c)           In the event Parent assumes conduct of any Works, Parent shall (subject to appropriate arrangements to maintain confidentiality and privilege):

(i)           use commercially reasonable efforts to reduce any Indemnified Environmental Losses;

(ii)          consult in advance with Buyers in relation to such Works;

(iii)         promptly provide regular reports to Buyers regarding the progress of such Works;

(iv)         permit Buyers to attend any relevant hearing, site visit or meeting with any third party, including any Governmental Entity, in relation to such Works;

(v)          permit Buyers to be involved in discussion with the relevant consultants or contractors concerning the scope, nature and extent of any Works to be carried out and to attend any meetings with those consultants or contractors;

(vi)         comply with all reasonable requests of Buyers in relation to such Works (provided that if any such requests would increase the cost of the Works, Parent need not comply with such requests unless the Buyer agrees in writing to be liable for any such increase in cost), including any requests for the provision of copies of correspondence or documents held by Parent which are material to the Works (except to the extent that such material is legally privileged or disclosure would be prohibited by Environmental Law or the rules or Orders of a court); and

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(vii)        not make any admission of liability or agree any settlement in relation to such Works without prior consultation with Buyers.

(d)           In the event Parent assumes conduct of any Works, Buyers shall, in relation to any such Works, cooperate with Parent, including providing to Parent all relevant information and access to personnel, premises, chattels, documents and records as Parent may reasonably request.

(e)           In the event Parent assumes conduct of any Works, Parent must make all reasonable efforts to avoid adverse effects on the carrying on of the business of the Buyers (including the Business), including business interruption.

(f)           Unless and until Parent elects to assume conduct of any Works in accordance with this Section 10.8, the provisions in Sections 10.8(c) and Section 10.8(e) shall apply to Buyers as if the word “Parent” were replaced in such provisions with the word “Buyers” and the word “Buyers” were replaced with the word “Parent.”

10.9        Adjustment of Losses

The amount of any Loss for which indemnification is provided under this Article 10 or Section 6.2 shall be net of (a) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, and, (b) any insurance proceeds and all other cash receipts or sources of reimbursement actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification (net of any increase in premium payable by an Indemnified Party under any such insurance due to any such Loss).  If, other than in the case of a claim pursuant to the covenants in Section 6.2(a), to which the provisions of Section 6.2(e) shall apply, the Indemnified Party receives any Relief or other Tax benefit attributable to such Loss, an amount equal to the decrease in Tax attributable to such Relief or other Tax benefit (net of any Tax payable on the amount received or that would have been payable but for the use of set off of any Relief) shall reduce the amount of Loss for which indemnification is provided or, if indemnification has already been provided, the Indemnified Party shall pay the Indemnifying Party such amount promptly following the date on which such Relief or other Tax benefit results in a decrease in liability to Tax.  If at any time an Indemnified Party recovers from a third party in respect of a Loss subject to indemnification hereunder after payment has been made by the Indemnifying Party in full discharge of the liability giving rise to such payment, then the Indemnified Party shall reimburse the Indemnifying Party for amounts the Indemnifying Party has paid to the Indemnified Party in respect of such Loss to the extent the aggregate amounts received by the Indemnified Party from such third party (less any Tax suffered thereon, except to the extent that the payment made by the Indemnified Party to the Indemnifying Party pursuant to this sentence of Section 10.9 (the “Third Party Refund Payment”) results in a decrease in liability to Tax of the Indemnified Party which would not have arisen but for the making of the Third Party Refund Payment. For the avoidance of doubt, where the Third Party Refund Payment results in the cancellation or reduction of the Tax which would otherwise be suffered on the payment received by the Indemnified Party from the relevant third party, such cancellation or reduction shall be a decrease in liability to Tax of the Indemnified Party for the purposes of the previous sentence) and amounts received by the Indemnified Party from the Indemnifying Party (less any Tax suffered on that payment) in respect of such Loss exceed the amount of such Loss for which the Indemnifying Party is responsible under this Article 10.

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10.10      Payments

Indemnification shall be payable pursuant to Section 6.2(a), Section 6.2(b), Section 10.2 and Section 10.4, upon the resolution of such claim for indemnification by mutual Agreement between Parent and Sweden Buyer or the issuance of a final Order, which is not subject to appeal or with respect to which the time for appeal has expired, by a court having jurisdiction over the Parties and the subject matter of such claim for indemnification, or within ten Business Days of the issuance of a final arbitral award, unless within such ten Business Day period a judicial proceeding to confirm or vacate such award is filed, and in such event within ten Business Days of the issuance of a final Order of a court, administrative agency or other applicable Governmental Entity of competent jurisdiction in such proceeding that is not subject to appeal, provided that in respect of any Third Party Claim the defense of which was assumed by the Indemnifying Party any payment will be made directly by the Indemnifying Party, on behalf of the Indemnified Party, in accordance with any settlement Agreement or final Order or award in connection with such Third Party Claim.

10.11      Treatment of Payments

All payments made by Parent to U.S. Buyer or Sweden Buyer for breach of any warranty or pursuant to any indemnity or covenant to pay (including pursuant to this Article 10 or Section 6.2 and Section 6.3) shall be treated as adjustments to the Purchase Price, unless such treatment is inconsistent with Law.  Except as otherwise provided in Section 6.2(a)(v) with respect to certain Deemed Tax Liabilities and except pursuant to any breach of the warranty set out in Section 3.12(v) or the covenants set out in Section 6.6, no Buyer Indemnitee shall be indemnified or reimbursed for any reduction of, or utilization of, any net operating loss carry forward, tax credit carry forward or similar Tax attribute or any Tax liability attributable to such reduction or utilization.

10.12      Mitigation; Exclusive Remedy

(a)           Each applicable Indemnified Party shall take all commercially reasonable steps to mitigate any amounts payable with respect to Losses such Indemnified Party may incur with respect to any circumstances giving rise to a claim for indemnification under Section 6.2(a)(iv), Section 6.3, Section 10.2 (including any amounts payable pursuant to Section 12.6) or Section 10.4 (including any amounts payable pursuant to Section 12.6); provided that this Section 10.12 shall not obligate any Indemnified Party to take commercially reasonable steps to mitigate any Losses such Indemnified Party may incur with respect to any circumstances giving rise to a claim pursuant to Section 6.2 other than a Claim described in Section 6.2(a)(iv).  In the event that any such Indemnified Party fails to take such commercially reasonable steps to mitigate any Losses, then, notwithstanding any provision to the contrary in this Stock Purchase Agreement, such Indemnifying Party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if such Indemnified Party had taken such steps, provided that nothing in this Section 10.12(a) shall oblige an Indemnified Party to take any action which would be unduly onerous or materially prejudicial to it or its business (including the Business) and the application of this Section 10.12(a) shall not cause an Indemnified Party to suffer as a result of failure to take such unduly onerous or materially prejudicial action.

(b)           Except as set forth in Section 6.10 and Section 6.15, the provisions set forth in this Article 10, as well as Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6 and Section 12.13, constitute the exclusive remedy, following Closing, of Parent, Sweden Seller, U.S. Buyer and Sweden Buyer with respect to this Stock Purchase Agreement, including for any breach, or alleged breach, of any representation and warranty or covenant or agreement in this Stock Purchase Agreement, provided,

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however, that nothing in this Section 10.12(b) shall limit the right of any Party to seek specific performance or injunctive relief, pursuant to Section 12.13 or otherwise, in connection with any breach, or an alleged or threatened breach, by another Party of its obligations under this Stock Purchase Agreement, whether before or following Closing, and, provided, further, that each Party acknowledges and agrees that in no event shall either Party or any of its Affiliates, directors, officers, employees, or representatives be liable to indemnify, reimburse or covenant to pay the other Party in any respect pursuant to this Stock Purchase Agreement, except (i) as provided for in this Article 10 and Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.10 and Section 6.15 or (ii) in the case of actual fraud or willful misconduct, where the Party against whom such actual fraud or willful misconduct was committed shall have all rights and remedies available under this Stock Purchase Agreement and at Law, in equity or otherwise against the Party that committed such actual fraud or willful misconduct. The foregoing shall not limit the rights of the Parties under Section 12.5 or Section 12.19.

11.    TERMINATION

11.1        Termination

This Stock Purchase Agreement may be terminated and the transactions contemplated by this Stock Purchase Agreement abandoned at any time before Closing:

(a)           by the mutual written consent of the Parties;

(b)           upon written notice by U.S. Buyer or Sweden Buyer at any time, provided that each of U.S. Buyer and Sweden Buyer is not then in material breach of any representation and warranty or covenant or agreement under this Stock Purchase Agreement, if there shall have been a breach of any representation and warranty made in this Stock Purchase Agreement by Parent or Sweden Seller or a breach or failure to perform in any respect any covenant or agreement contained in this Stock Purchase Agreement by Parent or Sweden Seller, and such breach or failure to perform prevents a condition in Article 8 from being satisfied and has not been cured within 90 days following delivery of written notice thereof to Parent and Sweden Seller;

(c)           upon written notice by Parent or Sweden Seller at any time, provided that each of Parent and Sweden Seller is not then in material breach of any representation and warranty or covenant or agreement under this Stock Purchase Agreement, if there shall have been a breach of any representation and warranty made in this Stock Purchase Agreement by U.S. Buyer or Sweden Buyer or a breach or failure to perform in any respect any covenant or agreement contained in this Stock Purchase Agreement by U.S. Buyer or Sweden Buyer, and such breach or failure to perform prevents a condition in Article 7 from being satisfied and has not been cured within 90 days following delivery of written notice thereof to U.S. Buyer and Sweden Buyer;

(d)           upon written notice by U.S. Buyer or Sweden Buyer if a Company Material Adverse Effect shall have occurred and be continuing (or would reasonably be expected to occur and continue) which has not been cured within 90 days following delivery of written notice thereof to Parent and Sweden Seller;

(e)           upon written notice by Parent or Sweden Seller, on the one hand, or by U.S. Buyer or Sweden Buyer, on the other hand, in the event that any Governmental Entity shall have issued an Order or taken any other action preventing or prohibiting Closing and such Order or other action shall have

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become final without possibility of appeal; provided, however, that the Party so requesting termination shall have (i) used its commercially reasonable efforts to resist, resolve, annul, quash or lift such Order and (ii) complied with such requesting Party’s obligations under Section 5.1;

(f)           upon written notice by Parent and Sweden Seller, on the one hand, or by U.S. Buyer and Sweden Buyer, on the other hand, if Closing has not occurred on or before the date that is nine months after the date of this Stock Purchase Agreement (the “Outside Date”), unless the Closing shall not have occurred due to the failure of the Party so requesting termination, or of its Affiliates, to perform or comply with any of the obligations, covenants, agreements or conditions of the Stock Purchase Agreement to be performed or complied with by it prior to Closing; or

(g)           upon written notice by Parent and Sweden Seller if all of the conditions in Article 8 have been satisfied (other than those conditions which are satisfied by action taken at Closing) and Buyers fail to pay the full amount of the Net Initial Purchase Price pursuant to Section 9.2(a) on the date which would otherwise be the Closing Date as contemplated by this Stock Purchase Agreement.

11.2           Effect of Termination

(a)           In the event that this Stock Purchase Agreement is terminated as provided in Section 11.1, this Stock Purchase Agreement shall forthwith become null and void and none of the Parties shall have any Liability hereunder or with respect to the transactions contemplated by this Stock Purchase Agreement, except that (i) the rights and obligations of the Parties and their Affiliates provided in the Confidentiality Agreement, the Escrow Agreement and the provisions of Article 1, Section 6.25, Section 6.34, Section 6.35, this Section 11.2 and Article 12 shall not be extinguished but shall survive such termination and shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to release or relieve any Party from any Liability for fraud or any material and intentional breach of any representation and warranty or covenant or agreement of this Stock Purchase Agreement.  For the avoidance of doubt, the Parties shall have any and all remedies to enforce such surviving obligations as provided for at Law or in equity, including specific performance.

(b)           In the event that this Stock Purchase Agreement is terminated:

(i)           by Parent or Sweden Seller as provided in Section 11.1(c), provided that, for purposes of this Section 11.2(b)(i), the 90 day cure period referenced in Section 11.1(c) shall be deemed to be the earlier of the expiration of such 90 day cure period and the Outside Date; or

(ii)          by any Party as provided in Section 11.1(e) if the Governmental Entity issuing an Order or taking other action preventing or prohibiting Closing is a Chinese Governmental Entity;

(iii)         by any Party as provided in Section 11.1(f) if all the conditions in Article 8 have been satisfied (other than those conditions which are satisfied by action taken at Closing) except for (A) the condition set forth in Section 8.2 to the extent such condition has not been satisfied because of a failure to receive any Buyer Governmental Approvals or Governmental Approvals required to be received from a Chinese Governmental Entity, or (B) the condition set forth in Section 8.5 to the extent such condition has not been satisfied because of the issuance of any Law or other legal restraint or prohibition by a Chinese Governmental Entity; or

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(iv)         by Parent and Sweden Seller as provided in Section 11.1(g),

then, in each case, Parent shall receive the Goodwill Deposit (together with any interest accrued thereon) and Parent shall, and Sweden Buyer shall cause Beijing Holdco to, promptly execute and deliver to Escrow Agent, in accordance with the terms of the Escrow Agreement, a joint instruction to immediately release the Goodwill Deposit (together with any interest accrued thereon) to Parent by wire transfer of immediately available funds.

(c)           In the event that this Stock Purchase Agreement is terminated pursuant to Section 11.1(a), Section 11.1(b), Section 11.1(d), Section 11.1(e) (except under the circumstances described in Section 11.2(b)(ii)) or Section 11.1(f) (except under the circumstances described in Section 11.2(b)(iii)), then Sweden Buyer shall receive the Goodwill Deposit (together with any interest accrued thereon) and Parent shall, and Sweden Buyer shall cause Beijing Holdco to, promptly execute and deliver to Escrow Agent in accordance with the terms of the Escrow Agreement a joint instruction to immediately release the Goodwill Deposit to Sweden Buyer by wire transfer of immediately available funds.

12.     MISCELLANEOUS

12.1        Notices

(a)           All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of this Stock Purchase Agreement, must be in legible writing in the English language delivered by personal delivery, facsimile, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(i)           at the time and date of personal delivery;

(ii)          if sent by facsimile or email transmission, at the time and on the date indicated on a confirmation of successful transmission page relating to such facsimile transmission or at the time and on the date of such email transmission;

(iii)         at the time and on the date of delivery if delivered by courier as confirmed in the records of such courier service; or

(iv)         at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation,

in each case provided that if such receipt occurred on a non-Business Day or after 5.00 p.m. local time in the place of receipt on a Business Day, then notice shall be deemed to have been received at the start of the next following Business Day and provided, further, that where any notice, demand, request or other communication is provided by any Party by email in accordance with this Section 12.1, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods set out in this Section 12.1.

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(b)           All such notices, demands, requests and other communications shall be addressed as follows, or to such other address, number or email address as a Party may designate:

if to Parent or Sweden Seller:

Ford Motor Company
One American Road - Suite 1134
Dearborn, Michigan  48126-2798
United States
Facsimile: +1.313.248.8713
Email: psherry@ford.com
Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
United States
Facsimile: +1.202.637.5910
Email: wjcurtin@hhlaw.com
Attention: William J. Curtin, III, Esq.

if to U.S. Buyer or Sweden Buyer:

Geely Sweden AB
c/o. Zhejiang Geely Holding Co., Ltd
No 1760, Jiangling Road,
Hangzhou, PRC
Facsimile:          +86 571 2811 6078
Email:                 shenh@geely.com
Attention:         Mr. Shen Hui

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS
England
Facsimile:          +44 20 7832 7001
Email:                 christopher.bown@freshfields.com
Attention:         Christopher Bown

12.2        Amendment

Any provision of this Stock Purchase Agreement may be amended only if such amendment is in writing and executed and delivered by all of the Parties; provided, however, that following any assignment by Sweden Seller pursuant to Section 12.4(a), any provision of this Stock Purchase Agreement may be amended only if such amendment is in writing and executed and delivered by Parent,

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U.S. Buyer and Sweden Buyer.  Any amendment to this Stock Purchase Agreement shall be in the English language.

12.3        Waivers

(a)           Any provision of this Stock Purchase Agreement may be waived only if such waiver is in writing and executed and delivered by the Party against whom enforcement of the waiver is sought, and such writing expressly references the provision of this Stock Purchase Agreement that is waived.

(b)           No failure or delay by any Party in exercising any right, power or privilege under this Stock Purchase Agreement shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of the same right, power or privilege or the exercise of any other right, power or privilege.

(c)           No waiver by any Party to this Stock Purchase Agreement of any breach of any representation and warranty or covenant or agreement hereunder or any failure or delay in exercising any right, power or privilege by any Party to this Stock Purchase Agreement with respect to any representation and warranty or covenant or agreement hereunder, in each case whether intentional or not, will be deemed to extend to any independent breach of any such representation and warranty or covenant or agreement hereunder or affect in any way any rights arising by virtue of any such breach.

12.4        Successors and Assigns

(a)           Following Closing, Sweden Seller shall have the right at any time to assign its rights and obligations under this Stock Purchase Agreement to Parent, provided that Parent shall execute and deliver to Buyers an assignment and assumption agreement substantially in the form attached to this Stock Purchase Agreement as Exhibit III and provided, further, that no such assignment shall make greater, enlarge, alter, modify or otherwise change any obligation or Liability of Buyers under this Stock Purchase Agreement or to any member of Parent Group or Parent Indemnitee.  The Parties acknowledge and agree that upon such assignment by Sweden Seller, notwithstanding any provision to the contrary in this Stock Purchase Agreement, Sweden Seller shall have no Liabilities of any nature whatsoever, whether current, accrued or contingent, under this Stock Purchase Agreement.

(b)           Following Closing, each of Sweden Buyer and U.S. Buyer shall have the right at any time to assign its rights and obligations under this Stock Purchase Agreement to any member of Buyer Group, provided that no such assignment shall relieve Sweden Buyer or U.S. Buyer of any obligations or Liability under this Stock Purchase Agreement or make greater, enlarge, alter, modify or otherwise change any obligation or Liability of Parent or Sweden Seller under this Stock Purchase Agreement or to any member of Buyer Group or Buyer Indemnitee.

(c)           Except as set forth in Section 12.4(a) and Section 12.4(b), or as otherwise explicitly set forth in this Stock Purchase Agreement, no Party may assign, delegate or otherwise transfer (whether by merger, sale of stock, sale of substantially all the assets or business, by operation of law or otherwise) any of its rights or obligations under this Stock Purchase Agreement without the prior written consent of the other Parties to this Stock Purchase Agreement.  Any purported assignment in violation of this Section 12.4 shall be null and void, and the Parties agree that no trust (constructive or otherwise) shall arise as a consequence and the assignor shall not be deemed to hold the benefit of this Stock Purchase Agreement, or any right under this Stock Purchase Agreement, as trustee for the purported assignee, transferee, delegate or other Person as a result.

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(d)           Subject to the terms and conditions of Section 12.4(a), Section 12.4(b) and Section 12.4(c), the provisions of this Stock Purchase Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.5        Payments

(a)           Except as otherwise specified in this Stock Purchase Agreement, any payment to be made pursuant to this Stock Purchase Agreement by any member of Buyer Group shall be made to Parent (for itself or as agent for the relevant member of Parent Group, as applicable) and Parent agrees to pay each member of Parent Group that part of each payment to which it is entitled, and any payment to be made pursuant to this Stock Purchase Agreement by any member of Parent Group shall be made to the Sweden Buyer (for itself or as agent for the relevant member of Buyer Group or Geely Group, as applicable) and Sweden Buyer agrees to pay each member of Buyer Group or Geely Group that part of each payment to which it is entitled.

(b)           Payment under this Section 12.5 shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt by Parent or Sweden Seller, as applicable, of the amount due shall be an effective discharge of the relevant payment obligation. Parent and Sweden Seller acknowledge and agree that no member of Buyer Group shall have, owe or incur any Liabilities to any member of Parent Group in respect of amounts so paid to Parent on behalf of any member of Parent Group and such payments to Parent shall discharge all Liabilities owing by the such relevant member of Buyer Group.  U.S. Buyer and Sweden Buyer acknowledge and agree that no member of Parent Group shall have, owe or incur any Liability to any member of Buyer Group in respect of amounts so paid to Sweden Buyer on behalf of any member of Buyer Group and such payments to Sweden Buyer shall discharge all Liabilities owing by the relevant member of Parent Group.

(c)           If any sum due for payment in accordance with this Stock Purchase Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from, but excluding, the due date to, and including, the date of actual payment.

12.6        Deductions from Payments; Gross-up

(a)           Except as set forth in Section 2.4(d) and Section 2.5(d), or otherwise in this Stock Purchase Agreement or as required by Law, any payment by a Party required to make such payment under this Stock Purchase Agreement (for purpose of this Section 12.6, the “payer”) to or as directed by any other Party (for purpose of this Section 12.6, the “payee”) shall be made in full without any set-off, restriction or condition, whether for or on account of any counterclaim or otherwise, and without deduction or withholding of any kind, other than any deduction or withholding required by Law.

(b)           If any deduction or withholding of Taxes is required by Law, the payer shall (i) make such deduction or withholding and (ii) pay the full amount deducted or withheld to the relevant Governmental Entity, in accordance with Law.

(c)           The Parties acknowledge and agree, for the avoidance of doubt, that where there is a deduction or withholding of Taxes required by Law from a payment under this Stock Purchase Agreement (other than an Indemnity Payment, to which Section 12.6(d) below will apply), the payee shall be deemed to have received the gross amount, before any such deduction or withholding.

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(d)           Where a payer makes a payment in satisfaction of a liability arising in respect of any representation, warranty, covenant or agreement under the indemnification provisions of this Stock Purchase Agreement (including, for the avoidance of doubt, under the provisions of Section 6.2(a), Section 6.2(b), Section 10.2 and Section 10.4 and excluding, for the avoidance of doubt, the Purchase Price and any payments made pursuant to Section 2.4, Section 2.5 and Section 2.6) (an “Indemnity Payment”), then the following provisions shall apply:

(i)           if the payer makes a deduction or withholding required by Law from an Indemnity Payment, the payer shall make the deduction or withholding and any payment required to be made in connection with it within the time allowed by the relevant Law;

(ii)           the sum due from the payer shall be increased to the extent necessary to ensure that, after the making of any such deduction or withholding, the payee receives a sum equal to the sum it would have received had no deduction or withholding been made;

(iii)           if an Indemnity Payment is subject to Tax in the hands of the payee then the sum due shall be increased to the extent necessary to ensure that after payment of the Tax the Payee receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax; and

(iv)           the payee shall use its reasonable efforts to identify and apply any Tax credit or refund arising as a result of any deduction, withholding or increased payment referred to in paragraph (i), (ii) or (iii) above and shall pay to payer an amount (not exceeding the amount of any additional payment made under paragraph (ii) or (iii), as relevant, as a result of such withholding, deduction or payment) equal to any refund or reduction in Tax obtained as a result net of any Tax payable on the amount received, as and when such refund is received by it or the amount of Tax so reduced would otherwise have been payable.

(e)           For the avoidance of doubt, the provisions of this Section 12.6 shall not apply to payments made pursuant to the Seller Financing Agreement; such payments shall be governed by the provisions of the Seller Financing Agreement.

12.7        Currency Indemnity

If any sum due from one Party (for purposes of this Section 12.7, the “payer”) to another Party (for purposes of this Section 12.7, the “payee”) under this Stock Purchase Agreement or pursuant to any final Order relating to this Stock Purchase Agreement, which is not subject to appeal or with respect to which the time for appeal has expired, is required to be converted from the currency in which such sum is payable (the “Payment Currency”) under this Stock Purchase Agreement or pursuant to such Order into another currency (the “Enforcement Currency”) for the purposes of:

(a)           making or filing a Claim or proof against the payer;

(b)           obtaining an Order in any court or other tribunal of competent jurisdiction; or

(c)           enforcing any Order given or made relating to this Stock Purchase Agreement,

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the payer shall indemnify and hold harmless the payee from and against any Loss suffered or incurred as a result of any difference between: (i) the rate of exchange used for such purpose to convert the sum in question from the Payment Currency into the Enforcement Currency and (ii) the rate of exchange at which the payee would in the Ordinary Course of Business, acting in a reasonable manner and in good faith, purchase the Payment Currency with the Enforcement Currency upon receipt of a sum paid to such payee in satisfaction, in whole or in part, of any such Claim, proof or Order.  The expression “rate of exchange” includes any usual and customary premiums and costs of exchange payable in connection with the purchase of, or conversion into, the Enforcement Currency.

12.8        Entire Agreement

This Stock Purchase Agreement, along with the Confidentiality Agreement and the Separation Agreements, as well as any other document executed by or among the Parties necessary to consummate the transactions contemplated by this Stock Purchase Agreement (and any schedules, exhibits or other annexes of each), constitute the entire Agreement among the Parties with respect to the subject matter of this Stock Purchase Agreement and supersede all prior agreements, commitments, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter of this Stock Purchase Agreement.  Each Party acknowledges and agrees that, in entering into this Stock Purchase Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance, warranty (whether made negligently or innocently) other than as expressly set forth in this Stock Purchase Agreement, provided, however, that nothing in this Section 12.8 shall limit or exclude any liability (including liability under any other Agreement entered into between the Parties and their respective Affiliates, including this Stock Purchase Agreement) for actual fraud or willful misconduct.

12.9        Schedules; Exhibits; Appendices Preamble; Recitals

All Schedules, all Exhibits, all Appendices, the preamble and all recitals to this Stock Purchase Agreement, and all terms and conditions contained therein, will be construed with, and as integral parts of, this Stock Purchase Agreement to the same extent as if they were set forth verbatim in this Stock Purchase Agreement.

12.10      Headings; Interpretation; Governing Language

(a)           The table of contents, headings and sub-headings are for ease of reference only and shall not be taken into consideration in the interpretation or construction of this Stock Purchase Agreement.

(b)           Unless the content otherwise provides, in this Stock Purchase Agreement:

(i)           words (including the definitions in Appendix 1) importing the singular shall include the plural and vice versa and any reference to any gender shall include the other genders;

(ii)          any reference to the “preamble,” the “recitals,” an “Article,” a “Section,” a “subsection,” a “Part,” a “paragraph,” a “clause,” a “provision,” a “Schedule,” an “Appendix” or an “Exhibit” shall be construed as a reference to the preamble, the recitals, an article, a section, a subsection, a part, a paragraph, a clause, a provision of, or a schedule, appendix or exhibit to, this Stock Purchase Agreement or Schedule, Appendix or Exhibit hereto;

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(iii)         words denoting gender shall include both genders as the context requires;

(iv)         any reference to this Stock Purchase Agreement or any other agreement or document shall be construed as a reference to that agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented;

(v)          any reference to “day” means any calendar day, any reference to “month” means a calendar month and any reference to “year” means a calendar year;

(vi)         general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and any phrase introduced by the words “include,” “including” or “in particular” or any similar words or expression shall be construed as illustrative and shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(vii)        any reference to a statute or enactment shall be construed as a reference to such statute or enactment as it may have been, or may from time to time be (with or without modification), amended or re-enacted, and any subordinate legislation made under the statute or enactment and any reference to any statutory reference of the law of the State of New York or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction (other than the State of New York) be deemed to include what most nearly approximates in that jurisdiction to the State of New York statutory reference or legal term.

(c)           The English language shall be the definitive and controlling text of this Stock Purchase Agreement and any amendments to this Stock Purchase Agreement, notwithstanding the translation of this Stock Purchase Agreement into any other language.

12.11      Counterparts; Effectiveness

This Stock Purchase Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  To facilitate execution, this Stock Purchase Agreement may be executed through the use of facsimile transmission or by email transmission in portable document format (“PDF”), and a counterpart of this Stock Purchase Agreement that contains the facsimile signature of a Party or a signature of a Party in PDF, which counterpart has been transmitted by facsimile or electronic mail transmission to the other Party at its facsimile number or email address set out in Section 12.1, shall constitute an executed counterpart of this Stock Purchase Agreement. In each case, original copies will subsequently be promptly delivered in accordance with Section 12.1 by commercial overnight delivery service.  This Stock Purchase Agreement shall become effective when each Party has executed and delivered a counterpart of this Stock Purchase Agreement to each other Party in accordance with Section 12.1.

12.12      Severability

(a)           Any provision of this Stock Purchase Agreement (or any portion thereof) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of

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such prohibition or unenforceability without invalidating the remaining provisions of this Stock Purchase Agreement (or the remaining portion thereof) or affecting the validity or enforceability of such provision (or the remaining portion thereof) in any other jurisdiction.

(b)           To the extent any provision of this Stock Purchase Agreement (or any portion thereof) is determined to be prohibited or unenforceable in any jurisdiction, each Party shall negotiate in good faith to amend this Stock Purchase Agreement to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision (or portion thereof).

12.13      Specific Performance; Injunctive Relief

(a)           Except as provided in Section 12.13(b) notwithstanding any other provision to the contrary in this Stock Purchase Agreement, each of the Parties acknowledges and agrees that irreparable damage would occur if any provision of this Stock Purchase Agreement were not performed in accordance with the terms of this Stock Purchase Agreement and that the Parties shall be entitled in (i) any arbitration or (ii) any judicial proceeding for interim, provisional or conservatory measures brought pursuant to Section 12.19, to injunctive relief and specific performance to prevent breaches of this Stock Purchase Agreement and to enforce specifically the provisions of this Stock Purchase Agreement, without proof of irreparable injury, in addition to any other remedy available under this Stock Purchase Agreement.

(b)           In the event (i) this Stock Purchase Agreement is terminated and (ii) Parent receives the Goodwill Deposit pursuant to the Escrow Agreement, receipt of the Goodwill Deposit shall be the sole and exclusive remedy of Parent and Sweden Seller against the members of Buyer Group for any Loss suffered in connection with this Stock Purchase Agreement, except in relation to provisions which survive termination of this Stock Purchase Agreement pursuant to Section 11.2(a).  The Parties agree that in the event that this Stock Purchase Agreement is terminated under the circumstances where the Goodwill Deposit is payable to Parent, it will be difficult or impossible to calculate the actual damages.  Accordingly, the Parties have agreed that the payment of the Goodwill Deposit is intended to be a reasonable estimate of the damages that would arise if Closing did not occur for the reasons set forth in Section 11.2(b).

(c)           Except as provided in Section 12.13(b) or otherwise provided in this Stock Purchase Agreement, any and all remedies expressly conferred by this Stock Purchase Agreement upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Stock Purchase Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.14      Expenses

Except as otherwise provided in Section 12.19 or otherwise in this Stock Purchase Agreement or as expressly stated in any Separation Agreement, all costs and expenses, including legal and accounting fees and disbursements, incurred in connection with this Stock Purchase Agreement and the transactions contemplated by this Stock Purchase Agreement shall be borne by the Party incurring such costs and expenses.

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12.15      No Brokers

(a)           Except as set forth on Schedule O, each of the Parties represents and warrants to the other Parties that such Party has not engaged any broker, finder or agent in connection with the transactions contemplated by the Transaction Documents, and has not incurred, and will not incur, any Liability to any broker, finder or agent for any brokerage fees, finders’ fees or commissions with respect to the transactions contemplated by the Transaction Documents.

(b)           Each of the Parties shall indemnify, defend and hold harmless the other Parties from and against any and all Claims asserted against such Parties for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the indemnifying Party.

12.16      No Third Party Beneficiaries

Except as set forth in Section 6.28, Section 10.2 or Section 10.4 in this Stock Purchase Agreement, the covenants or agreements set forth in this Stock Purchase Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.17      Representation by Counsel; Mutual Drafting

(a)           Each of the Parties acknowledges that such Party has been represented by counsel with respect to the negotiation and execution of this Stock Purchase Agreement and in connection with the transactions contemplated by this Stock Purchase Agreement.

(b)           Each of the Parties acknowledges that (i) such Party has participated in the drafting of this Stock Purchase Agreement and that this Stock Purchase Agreement is the result of extensive negotiations with the other Party and (ii) this Stock Purchase Agreement shall be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

12.18      Governing Law

This Stock Purchase Agreement, the rights and obligations of the Parties and all Disputes shall be construed in accordance with and governed by the internal Law of the State of New York, without regard to the choice of law provisions thereof (other than section 5-1401 of the New York General Obligations Law).

12.19      Dispute Resolution

(a)           Subject to the rights of the Parties to seek specific performance and injunctive relief pursuant to Section 12.19(e) and Section 12.13, all Disputes shall be finally settled by binding arbitration as follows:

(i)           the Dispute shall be referred to and finally resolved under the Rules of Arbitration of the International Chamber of Commerce then prevailing (the “ICC Rules”) by three arbitrators appointed as the Arbitral Tribunal in accordance with such rules;

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(ii)          the seat, or legal place, of the arbitral proceedings shall be London, England;

(iii)         the language to be used in the arbitral proceedings shall be English;

(iv)         the Arbitral Tribunal shall be empowered to grant either Party summary judgment based on documentary evidence or, if a hearing shall be required, such hearing shall be held as soon as reasonably practicable after the issuance by the Arbitral Tribunal of its Terms of Reference; and

(v)          all rulings of the Arbitral Tribunal shall be in writing and shall be delivered to the Parties.

(b)           The costs of the arbitration and any proceeding in court to confirm, enforce or to vacate any Award or to obtain specific performance or injunctive relief as provided in Section 12.13 and Section 12.19(e), including actual attorneys’ fees and costs, shall be borne by the unsuccessful Party.  The costs of the arbitration shall be fixed as part of the Arbitral Tribunal’s Award.

(c)           In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the Arbitral Tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Stock Purchase Agreement, to any other Transaction Documents or to the Escrow Agreement and involving any of the Parties hereto, any other parties to the Transaction Documents or any parties to the Escrow Agreement.  If more than one Arbitral Tribunal has been appointed, the Arbitral Tribunal appointed pursuant to this Stock Purchase Agreement shall have the power to determine whether the proceedings should be consolidated, and if that Arbitral Tribunal decides to consolidate proceedings, the proceedings shall be heard by that Arbitral Tribunal alone.  If more than one Arbitral Tribunal has been appointed but no Arbitral Tribunal has been appointed pursuant to this Stock Purchase Agreement, then the Arbitral Tribunal appointed in the first-filed of such proceedings shall have the power to determine whether the proceedings should be consolidated, and if that Arbitral Tribunal decides to consolidate proceedings, the proceedings shall be heard by that Arbitral Tribunal alone.  The Arbitral Tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.  For the avoidance of doubt, in the event of different rulings on this question by the Arbitral Tribunal constituted under this Stock Purchase Agreement and the Arbitral Tribunal constituted under any other Transaction Document, the ruling of the Arbitral Tribunal appointed under this Stock Purchase Agreement shall control; if no Arbitral Tribunal has been appointed pursuant to this Stock Purchase Agreement, then the ruling of the Arbitral Tribunal appointed in the first-filed of such proceedings shall control.  In the case of a consolidated proceeding where no Arbitral Tribunal has been appointed, the Arbitral Tribunal shall be appointed in accordance with the ICC Rules.

(d)           Any Award may be entered as a judgment in, and enforced by, any court of competent jurisdiction and shall be final and binding upon the Parties.  Each of the Parties knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury with respect to any litigation instituted pursuant to Section 12.13 or Section 12.19(e) or to compel arbitration pursuant to this Section 12.19 or to confirm, enforce, vacate, modify or correct an Award.  Each of the Parties acknowledges and agrees that any Party may effect valid service of process in any arbitration or judicial proceeding by delivering the Request for Arbitration, or any judicial process or notice, by utilizing the notice provisions set forth in Section 12.1.

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(e)           Nothing in this Section 12.19 shall prevent any Party from applying to any competent judicial or arbitral authority for interim, provisional or conservatory measures.  The application of a Party to a judicial authority for such measures or for the implementation of any such measures ordered by an Arbitral Tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the Arbitral Tribunal.  Each Party irrevocably consents to the jurisdiction of the federal and state courts located in the State and City of New York for purposes of any such action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue for any such action in any such court or any objection that any such action brought in any such court has been brought in an inconvenient forum.

(f)           Capitalized terms used in this Section 12.19 but not defined in this Stock Purchase Agreement shall have the meaning assigned to them in the ICC Rules.

12.20      Waiver of Sovereign Immunity

To the fullest extent permitted by Law, each of U.S. Buyer and Sweden Buyer unconditionally and irrevocably waives generally all immunity on the grounds of sovereignty or other similar grounds, and acknowledges and agrees that it will not claim any such immunity with respect to, (a) the giving of any relief by way of injunction or order for specific performance or for the recovery of land or property, and (b) the issue of any process against its property for the enforcement of a judgment or, in any action in rem, for the arrest, detention or sale of any of its property.

12.21      Waiver of Jury Trial

WITHOUT IN ANY WAY DEROGATING FROM, WAIVING, OR LIMITING THE AGREEMENT TO ARBITRATE CONTAINED IN SECTION 12.19, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS STOCK PURCHASE AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS STOCK PURCHASE AGREEMENT.

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed and delivered by their respective authorized representatives

FORD MOTOR COMPANY

By:	/s/ L.W.K. Booth
Name:	L.W.K. Booth
Title:	Executive Vice President and Chief Financial Officer

VOLVO PERSONVAGNAR HOLDING AB (SWEDEN)

By:	/s/ L.W.K. Booth
Name:	L.W.K. Booth
Title:	Authorized Representative

MINTIME NORTH AMERICA, LLC

By:	/s/ Li Shufu
Name:	Li Shufu
Title:	Authorized Representative

GEELY SWEDEN AB

By:	/s/ Li Shufu
Name:	Li Shufu
Title:	Chairman

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APPENDIX 1 – DEFINITIONS

“2008 Financial Statements” has the meaning set forth in Section 3.8(a).

“2009 MY Volvo Credits” means any GHG Credits generated by sales of Volvo branded vehicles with respect to Model Year 2009.

“2010 MY Volvo Credits” means any GHG Credits generated by sales of Volvo branded vehicles with respect to Model Year 2010 prior to Closing.

“2010 PZEV Credit Obligation” means the actual number of PZEV credits submitted to the U.S. States listed in Schedule L by Parent in relation to the Vehicles for the 2010 model year.

“2010 ZEV Reports” means filings with the U.S. States listed in Schedule L for the 2010 model year to establish compliance with the 2010 vehicle emissions requirements in each such U.S. State.

“2011 ZEV Reports” means filings with the U.S. States listed in Schedule L for the 2011 model year to establish compliance with the 2011 vehicle emissions requirements in each such U.S. State.

“AB Volvo License Agreement” means the AB Volvo Trademarks License Agreement between Volvo Trademark Holding AB and AB Volvo, effective on February 28, 1999.

“Acquired Rights Regulations” means the Acquired Rights Directive 2001/23/EC together with the Laws adopted thereunder by the Member States of the European Union.

“Acquisition Financing” has the meaning set forth in Section 4.4(a).

“Actual Tax Liability” means a liability of a Target Company or Company Subsidiary to make or suffer an actual payment of Tax.

“Additional Governmental Approvals” has the meaning set forth in Section 5.1(a)(iii).

“Additional Governmental Approvals Filing Deadline” has the meaning set forth in Section 5.1(d).

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, or is a Subsidiary of the Person specified.

“Agent” has the meaning set forth in Section 5.17.

“Agreement” means a contract, instrument, lease, license, indenture, bond, warranty, promissory note or other legally binding arrangement.

“AMLL Agreement” means any Agreement entered into in connection with Parent’s sale of the Aston Martin business and to which a Target Company or Company Subsidiary is a party.

“Applicable Rate” means LIBOR (being the display rate per annum of the offered quotation for deposits in U.S. Dollars for a period of one month which appears on the appropriate page of the Reuters Screen at or about 11:00 a.m. New York time on the Closing Date) plus 2%.

EXECUTION VERSION

“Arbitral Tribunal” has the meaning set forth in the ICC Rules.

“Asset” means an asset that is used in and necessary for the operation of the Business.

“Assurances” means all guarantees, indemnities, warranties, representations, covenants, undertakings or commitments of any nature whatsoever:

(a)           given to a third party by a Target Company or Company Subsidiary with respect to a Liability of a member of Parent Group; or

(b)           given to a third party by a member of Parent Group with respect to a Liability of a Target Company or Company Subsidiary.

“Award” has the meaning set forth in the ICC Rules.

“Back-to-Back Financing Commitment” means the Agreement by and between Zhejiang Geely Holding Group Co., Ltd. and Sweden Company, dated as of the date of this Stock Purchase Agreement and attached to this Stock Purchase Agreement as Exhibit XXVII.

“Basket Amount” has the meaning set forth in Section 10.3(b)(ii).

“Beijing Holdco” means Beijing Geely Wan Yuan Investment Co., Ltd, a company organized under the Law of China.

“Bid Price” means $1,800,000,000.

“Binding Acquisition Financing Commitment Letter” has the meaning set forth in Section 4.4(a).

“BL3 Form Leases” means lease documents relating to the BL3 Property in the forms attached to this Stock Purchase Agreement as Exhibit XXII.

“BL3 Property” has the meaning set forth in Section 6.9(b).

“BL3 Rights” has the meaning set forth in Section 6.9(b).

“Business” means the business of designing, engineering, testing, manufacturing, marketing, selling and distributing Vehicles and replacement and service parts and components and assemblies for such Vehicles throughout the world as operated by the Target Companies and Company Subsidiaries as of the date of this Stock Purchase Agreement.

“Business Day” means a day, other than a Saturday or a Sunday, on which banks generally are open for business in London, New York, Stockholm and Beijing.

“Business Plan” has the meaning set forth in Section 8.8.

“Buyer Claim” has the meaning set forth in Section 10.2.

“Buyer Governmental Approvals” has the meaning set forth in Section 3.3(a).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-2

EXECUTION VERSION

“Buyer Group” means U.S. Buyer and Sweden Buyer and, after the Closing Date, each Target Company and each Company Subsidiary.

“Buyer Indemnitee” has the meaning set forth in Section 10.2.

“Buyer’s Relief” means:

(a) any Relief arising to any Target Company or Company Subsidiary in respect of a Pre-Closing Period or the portion of any Straddle Period ending on and including Closing which was included as an asset in the Final Closing Statement and was taken into account as an increase in Net Working Capital or as a decrease in Net External Indebtedness;

(b) any Relief arising to any Target Company or Company Subsidiary in respect of an event occurring or period commencing after Closing, including the portion of a Straddle Period falling after Closing; and

(c) any Relief arising to any member of Buyer Group (other than any Target Company or Company Subsidiary) or Geely Group (other than any Target Company or Company Subsidiary).

“Buyers” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Bylaws” means, for a Person (other than an individual), the bylaws or limited liability company operating agreement, or equivalent document, as applicable, of that Person.

“CAFE Reports” means the automotive fuel economy reports required by Law to be submitted to the U.S. Department of Transportation’s National Highway Traffic Safety Administration pursuant to Title 49 of the U.S. Code of Federal Regulations at parts 534 and 537.

“Camshaft Supply Agreement” means the Camshaft Supply Agreement to be entered into between certain members of Parent Group and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XV.

“Cap” has the meaning set forth in Section 10.3(b)(iii).

“Captive Automotive Finance Company” means a business engaged in the provision of automotive finance products and services with respect to new automobiles manufactured by such business or manufactured by an Affiliate of such business.

“CFMA” means Changan Ford Mazda Automobile Co., Ltd, a Sino-foreign joint venture having its principal office at No. 1 Changfu West Road, Yuan Yang Town, New Northern Zone, Chongqing, PRC.

“Chinese Governmental Entity” means any Governmental Entity of the PRC.

“Claim” means a demand, claim, action, cause of action, cease-and-desist letter, suit, arbitration proceeding, subpoena or investigation (in each case whether civil, criminal, administrative, regulatory or otherwise), in law or in equity.

“Clearance Statements” has the meaning set forth in Section 5.20(a).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-3

EXECUTION VERSION

“Closing” means the consummation of the sale and purchase of the Sweden Company Shares and the U.S. Company Interest, the execution and delivery of the Intellectual Property Agreements and the delivery of such other documents and Agreements pursuant to Article 9.

“Closing Date” has the meaning set forth in Section 2.7(a).

“Collective Consultation Requirements” means all information, consultations or notifications to be made to or with any Employees or any Represented Employees or any Employee representative body in connection with the transactions contemplated by this Stock Purchase Agreement required either (a) by Law, or (b) pursuant to a relevant Agreement entered into prior to the date of this Stock Purchase Agreement with an Employee representative body.

“Company Balance Sheet” has the meaning set forth in Section 3.8(a).

“Company Financial Statements” has the meaning set forth in Section 3.8(a).

“Company Intellectual Property” means (i) the Company Registered Intellectual Property, (ii) any  material unregistered Intellectual Property Rights owned by any Target Company or Company Subsidiary, and (iii) Non-Controlled IP.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, causes a material adverse effect on the financial condition, results of operations, or assets (tangible or intangible) of the Business, taken as a whole or the ability of Parent or Sweden Seller to consummate the transactions contemplated hereby; provided, however, that a “Company Material Adverse Effect” shall be deemed not to include any adverse effect that is caused by, or results from, any of the following: (a) changes in conditions, including economic, financial, market or political conditions, of the industry in which each Target Company and each Company Subsidiary operates, but only if such change does not materially disproportionately adversely affect the Target Company or Company Subsidiary compared to similar participants in the business of manufacturing and selling automobiles; (b) changes in interest rates, exchange rates or securities or commodity prices; (c) changes in Law or U.S. GAAP or Swedish GAAP or any interpretation thereof, but only to the extent such change does not materially disproportionately adversely affect the Target Company or Company Subsidiary compared to similar participants in the business of manufacturing or selling automobiles; (d) acts of terrorism or war, whether or not declared, or weather or other natural disasters; (e) normal seasonal changes in the results of operations of the Business; (f) any investigation, inquiry or similar action by a Governmental Entity arising or resulting from the transactions contemplated by this Stock Purchase Agreement; (g) a loss of customers, vendors or partners or others having a relationship with the Business as a consequence of the announcement of the execution of this Stock Purchase Agreement; or (h) actions or omissions required, or expenses required to be incurred, by a Target Company or Company Subsidiary (x) pursuant to this Stock Purchase Agreement or in connection with the transactions contemplated by this Stock Purchase Agreement, or (y) at the request or direction of Buyer.  For the avoidance of doubt, any failure, in and of itself, to meet internal projections or forecasts or earnings predictions, shall be deemed not to constitute a Company Material Adverse Effect.

“Company Plan” means a Plan sponsored or maintained by a Target Company or Company Subsidiary.

“Company Records” means books, accounts, reports, Tax Returns and records relating to the Business maintained during the period prior to Closing, other than data relating to an Excluded Contract.

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

“Company Registered Intellectual Property” means all registered Intellectual Property Rights owned by any Target Company or Company Subsidiary.

“Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Target Companies.

“Compulsory License” means a license in Intellectual Property Rights required to be granted under Law and to which permission is not required, provided that a fee is paid by the licensee.

“Confidential Information” has the meaning set forth in Section 6.34(a).

“Confidentiality Agreement” means the Confidentiality Agreement between Zhejiang Geely Holding Group Co., Ltd. and Parent, dated January 24, 2009 and attached to this Stock Purchase Agreement as Exhibit IV.

“Conrods and Brake Discs Supply Agreement (Floby)” means the Conrods and Brake Disc Supply Agreement (Floby) to be entered into between certain members of Parent Group and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XIII.

“Consent Contract” means any Shared Contract or Excluded Contract entered into by a member of Parent Group that is a Material IP Settlement Agreement or a Material Third Party License In.

“Consenting Party” has the meaning set forth in Section 6.24(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Agreement, as trustee or otherwise.  The terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Credit Company” means Ford Motor Credit Company LLC, a Delaware limited liability company whose executive office is at One American Road, Dearborn, Michigan 48121-1899, USA.

“Credit Insurance” means those insurance products as may be provided to Credit Insurance Customers by Third Party Suppliers, including motor vehicle insurance and payment protection insurance.

“Credit Insurance Customers” means those persons who enter into an Agreement with a Third Party Supplier for the provision of Credit Insurance.

“Customs Duties” means customs or excise duty, import duty, anti-dumping duty, and any other turnover or import Taxes, other than VAT.

“Cycle Plan” has the meaning set forth in Section 8.8.

“DB Pension Plan” means a defined benefit pension plan established pursuant to the Defined Benefits Pension Law of Japan (Law No. 50 of 2001, as amended).

“DB Pension Split Date” means the date as soon as reasonably practicable following the day VCJ and FJL have received in connection with the separation of the Joint New DB Plan (a) any approvals required by Law to be obtained from a Governmental Entity, and (b) any consent required by Law or a Local Collective Agreement to be obtained from employees of FJL and/or VCJ or a collective bargaining agent of any such employees.

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EXECUTION VERSION

“Dealers” means, collectively, dealers appointed or approved by a Target Company or Company Subsidiary as approved distributors of the Products;

“Deemed Tax Liability” means the deemed amount of Tax resulting from:

(a) the loss of any Relief falling within paragraph (a) of the definition of “Buyer’s Relief”; or

(b) the use or set-off of any Buyer’s Relief in circumstances where, but for such use or set-off, a Target Company or Company Subsidiary would have had an Actual Tax Liability in respect of which U.S. Buyer or Sweden Buyer would have been entitled to payment from Parent or Sweden Seller pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii), where the deemed amount of Tax is determined as follows:

(x) where the Relief that is the subject of the loss or which is used or set-off as mentioned in those paragraphs is a deduction from or offset against Tax, the Tax Liability shall be the amount of that Relief so lost, used or set-off;

(y) where the Relief that is the subject of the loss or which is used or set-off as mentioned in those paragraphs is a deduction from or offset against income, profits or gains, the Tax Liability shall be, in the case of a Relief which is used or set-off, the amount of Tax saved thereby and, in the case of a Relief which is lost, the amount of Tax which but for such loss would have been saved by virtue of the Relief so lost, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purpose of Tax) arising in respect of an event occurring or period commencing after Closing (including the portion of a Straddle Period falling after Closing); and

(z) where the Relief that is the subject of the loss or setting off is a repayment of Tax, the Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, use or setting off.

“Default Interest” means LIBOR (being the display rate per annum of the offered quotation for deposits in U.S. Dollars for a period of one month which appears on the appropriate page of the Reuters Screen at or about 11:00 a.m. New York time on the first Business Day on which payment of the sum under this Stock Purchase Agreement was due but not paid) plus 3% per anum, calculated on a daily basis.

“Design, Development and Research Cooperation Agreement” means the Design, Development and Research Cooperation Agreement to be entered into between the Ford Entities and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit X.

“Designated Employee” has the meaning set forth in Exhibit XVII.

“Designated Engineer” means an employee of Parent or a member of Parent Group that is an engineer or other similar technical professional and who is employed in the PRC, in each case whose salary grade is at or above General Salary Range 7 (GSR7) as designated in Parent’s employment policies (or the equivalent grade in any successor policies as notified to Buyers from time to time).

“Discontinued Business Liability” has the meaning set forth in Section 3.8(h).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-6

EXECUTION VERSION

“Dispute” means a dispute, controversy or claim arising out of, relating to or in connection with this Stock Purchase Agreement (whether in contract, tort or otherwise) including any question regarding its interpretation, existence, validity or termination.

“Dispute Resolution Agreement” means the Intellectual Property Dispute Resolution Agreement to be entered into by and among each of Parent and certain of its Affiliates, Zhejiang Geely Holding Group Co., Ltd and certain of its Affiliates and Sweden Company in the form attached to this Stock Purchase Agreement as Exhibit VII.

“Divestitures” has the meaning set forth in Section 5.1(g).

“Documented Plans” means (a) Volvo’s 2009B Vehicle Cycle Plan included in schedule C of the Intellectual Property License Agreement; (b) Volvo’s 2009B Technology Cycle Plan included in schedule C of the Intellectual Property License Agreement; and (c) the Information Technology Agreement and the DDR Agreement.

“Due Diligence Materials” means any information relating to the Business set forth in (a) management presentations, (b) vendor assist data books, (c) materials contained in the Legal Data Room, including any replacement cost estimates for services that are currently provided or made available by Parent or its Affiliates to the Business, (d) “break-out” or “expert” sessions, (e) responses to questions submitted by or on behalf of U.S. Buyer, Sweden Buyer, their respective Affiliates or their respective representatives, whether orally or in writing, or (f) other materials prepared by or on behalf of Parent or Sweden Seller in connection with the transactions contemplated by this Stock Purchase Agreement and made available to U.S. Buyer, Sweden Buyer, their respective Affiliates or their respective representatives.

“DW 10 b/c Supply Agreement” means the DW 10 b/c Supply Agreement to be entered into between certain members of Parent Group and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XIV.

“Embedded NSC” means the business conducted by Parent exclusively relating to the Business in the jurisdictions set forth on Schedule F.

“Employee” means each current employee of a Target Company or Company Subsidiary, except where a former Employee is specified.

“Employment Liability” means any Loss relating to, or arising out of, any Claim in respect of an Undisclosed Individual or its representative made in connection with any act or omission, or alleged act or omission, by a member of Parent Group or Buyer Group, as a result of application of the Acquired Rights Regulations.

“Encumbrance” means a mortgage, deed of trust, deed to secure debt, pledge, lien, claim, security or other interest, conditional and installment sale agreement or other title retention agreement, lease, sublease, option to purchase or lease real property, easement, covenant, right of way, claim, restriction, charge or other encumbrance of any kind.

“Enforcement Currency” has the meaning set forth in Section 12.7.

“Engines and Stampings Supply Agreement (Parent to Sweden Company)” means the Engines and Stampings Supply Agreement (Parent to Sweden Company) to be entered into between certain members

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-7

EXECUTION VERSION

of Parent Group and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XI.

“Engines and Stampings Supply Agreement (Sweden Company to Parent)” means the Engines and Stampings Supply Agreement (Sweden Company to Parent) to be entered into between certain members of Parent Group and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XII.

“Entrustment Loan Agreement” has the meaning set forth in Exhibit XXVII.

“Environmental Consultants” means Environmental Resources Management (ERM), Golder Associates, Inc., and their local subcontractors retained by Parent to carry out Phase I environmental site assessments in connection with the transactions contemplated by this Stock Purchase Agreement.

“Environmental Emergency” means any sudden, unforeseen event after the Closing Date that U.S. Buyer or Sweden Buyer reasonably determines requires immediate remediation to prevent the contamination of, or exacerbation of contamination of, soil or groundwater by Hazardous Materials at, on, under or migrating from a facility of a Target Company or Company Subsidiary, in view of the likelihood of risk of significant harm to the environment or to human health.

“Environmental Law” means Law in effect on the date of this Stock Purchase Agreement relating to the pollution or the protection of the environment or the generation, production, installation, use, storage, treatment, transportation, release or disposal of Hazardous Materials.

“Environmental Proceedings” means any criminal, civil, judicial, administrative or regulatory proceedings, suit or action against any member of Buyer Group or Geely Group by any Governmental Entity or third party under Environmental Law.

“EPA GHG Emissions Regulations” means the final regulations promulgated by the U.S. Environmental Protection Agency for the reduction of greenhouse gas emissions from passenger cars, light-duty trucks, and medium-duty passenger vehicles for model years 2012-2016, flowing from the U.S. EPA’s proposal to codify regulations at 40 CFR parts 86 and 600 in its Notice of Proposed Rulemaking published on September 28, 2009, and published at 74 Fed. Reg. 49454, as may at the relevant time have been further described, supplemented or varied in any subsequent final regulations on light-duty vehicle greenhouse gas emissions.

 “Equity Interest” means any capital stock, membership interest, joint venture interest or other equity interest of a Target Company or Company Subsidiary or any other securities convertible into or exchangeable or exercisable for such interests, or options, warrants or other rights to subscribe for or purchase such interests (including any phantom interest) of a Target Company or Company Subsidiary.

“Escrow Agent” has the meaning set forth in Section 2.8(a).

“Escrow Agreement” means the Escrow Agreement between Parent, Beijing Holdco and Escrow Agent executed and delivered as of the date of this Stock Purchase Agreement.

“Estimated Intra-Group Balances” (which can be a positive or negative number) means the Estimated Intra-Group Receivables minus the Estimated Intra-Group Payables.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-8

EXECUTION VERSION

“Estimated Intra-Group Payables” means Parent’s good faith estimate of the Intra-Group Payables, estimated by Parent and notified to Buyers pursuant to Section 2.2 and, to the extent any Estimated Intra-Group Payable is expressed in a currency other than U.S. Dollars, the corresponding amount shall be calculated by converting such amount into U.S. Dollars at the same exchange rate used to calculate balances in that currency included in Estimated Net Working Capital and Estimated Net External Indebtedness, or in the absence of balances in such currency, at the relevant exchange rate as at the same date foreign currency balances more generally are translated in calculating Estimated Net Working Capital and Estimated Net External Indebtedness.

“Estimated Intra-Group Receivables” means Parent’s good faith estimate of the Intra-Group Receivables, estimated by Parent and notified to Buyers pursuant to Section 2.2 and, to the extent any Estimated Intra-Group Receivable is expressed in a currency other than U.S. Dollars, the corresponding amount shall be calculated by converting such amount into U.S. Dollars at the same exchange rate used to calculate balances in that currency included in Estimated Net Working Capital and Estimated Net External Indebtedness, or in the absence of balances in such currency, at the relevant exchange rate as at the same date foreign currency balances more generally are translated in calculating Estimated Net Working Capital and Estimated Net External Indebtedness.

“Estimated Net External Indebtedness” means Parent’s good faith estimate of the Net External Indebtedness, estimated by Parent and notified to Buyers pursuant to Section 2.2.

“Estimated Net Working Capital” means Parent’s good faith estimate of Net Working Capital estimated by Parent and notified to Buyers pursuant to Section 2.2.

“Estimated Net Working Capital Adjustment” means the following amount (as applicable): (a) the amount by which the Estimated Net Working Capital is greater than the Specified Net Working Capital (in which event, the Initial Purchase Price shall be increased by such amount) or (b) the amount by which the Estimated Net Working Capital is less than the Specified Net Working Capital (in which event, the Initial Purchase Price shall be decreased by such amount).

“Estimated Pension Adjustment” means the amount determined as set forth in annex 2 to Schedule A-2.

“EU Data Protection Directive” means the Data Protection Directive 95/46/EC together with the Laws adopted thereunder by the Member States of the European Union.

“European Commission Filing Deadline” has the meaning set forth in Section 5.1(c).

“Excess GHG Allowances” means any GHG Allowances that are not required to be surrendered to Governmental Entities for compliance purposes in respect of the Ghent Property for each credit year set forth in Schedule V, up to a yearly maximum of the amounts set forth in Schedule V.

“Excluded Contracts” means the Agreements set forth on Schedule X, as may be updated by Parent prior to Closing to be consistent with the Transitional Services Agreement.

“Excluded Pensions Costs” means the actual Liability of a Target Company or Company Subsidiary to contribute to or in respect of any retirement benefit arrangement (other than any New Plan or any Maintained Company Plan (including the Volvo Car UK Pension Scheme)) in relation to which a Target Company or a Company Subsidiary has, prior to the Closing Date, been an associate or connected person of an employer (for purposes of the UK Pensions Act) under (a) a contribution notice issued to any Target Company or Company Subsidiary within six years after the Closing Date under section 38 of the UK

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-9

EXECUTION VERSION

Pensions Act in respect of any acts, deliberate failures to act occurring, or knowing assistance given by any of Target Company or Company Subsidiary, prior to the Closing Date, (b) a financial support direction issued to any of Target Company or Company Subsidiary within two years after the Closing Date under section 43 of the UK Pensions Act, or (c) a contribution notice issued to any Target Company or Company Subsidiary within six years after the Closing Date under section 47 of the UK Pensions Act in respect of non-compliance with a financial support direction referred to in the preceding subsection (b).

“Excluded Taxes” has the meaning set forth in Section 6.2(a)(vi).

“Exhibit” means an exhibit attached to this Stock Purchase Agreement, as the same may be amended and supplemented from time to time after the date of this Stock Purchase Agreement and prior to Closing in accordance with the terms of this Stock Purchase Agreement.

“Extended Deadline” has the meaning set forth in Section 5.1(a)(ii).

“Filing Deadline” has the meaning set forth in Section 5.1(a).

“Final Closing Statement” has the meaning set forth in Schedule A-1.

“Financing Plans” means, collectively, the various wholesale and retail (both retail installment credit financing and leasing) financing plans provided to Dealers and Target Company Customers by Credit Company, including, for the avoidance of doubt, plans structured such that Credit Company does not make such financing directly available to the Dealers and/or Target Company Customers but instead acts in an undisclosed capacity and/or as Target Company’s receivables collection agent and those plans where Target Company pays Credit Company’s financing costs.

“FJL” has the meaning set forth in Section 6.23(a)(ii).

“FJL Actuary” has the meaning set forth in Section 6.23(d).

“FJL Amount” has the meaning set forth in Section 6.23(d).

“Floor Plan Finance” means, collectively, the following finance arrangements: (a) wholesale vehicle stocking financing facilities (howsoever structured, including sale or return, cash enhancement, bailment, display and consignment structures and those where Credit Company retains title to relevant Vehicles or related Vehicle registration or other documentation until Dealer payment) for new Vehicles, including Vehicles stored from time to time in holding compounds operated by a Target Company or Company Subsidiaries or Third Parties on behalf of Dealers or Target Companies or Company Subsidiaries, Vehicles not yet shipped in accordance with the applicable sale and purchase agreement between a Target Company or Company Subsidiary and the Dealer, or demonstrator Vehicles which Credit Company finances through a new wholesale credit facility; (b) wholesale vehicle financing facilities (howsoever structured, including overdrafts and individually financed vehicles) for used vehicles, including any make or model of vehicle; (c) any Financing Plan provided to Dealers by Credit Company which involves the selling or leasing of any make or model of vehicle by Credit Company to Dealers for use in their business, which include demonstrator vehicle, courtesy vehicle and company car Financing Plans; (d) parts and accessories financing facilities provided by Credit Company to Dealers; (e) any Financing Plan whereby Credit Company provides financing to Dealers to facilitate their purchase or lease of equipment or dealer signage; and (f) receivables created under any Financing Plan provided by Credit Company which has the net effect of extending deferred payment terms and/or leasing terms to Dealers for their purchase or lease of those vehicles defined in subsections (a) and (b) of this definition and in addition vehicle parts and

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-10

EXECUTION VERSION

accessories, equipment and dealer signage, which is not structured as a direct finance facility to Dealers, including but not limited to undisclosed receivables factoring arrangements, arrangements where Credit Company acts as collection agent of the Business and arrangements where a Target Company or Company Subsidiary and not the Dealers pays Credit Company’s financing costs.

“Ford Credit Belgium” means FCE Bank plc, Hunderenveldlaan 10, B-1082 Brussels, Belgium, a branch of FCE Bank plc, a company incorporated under the laws of England and Wales.

“Ford Credits” means any GHG Credits generated by sales of vehicles by Parent Group (other than Volvo branded vehicles) with respect to Model Year 2009 and/or Model Year 2010 prior to Closing.

“Ford Entities” means Parent, Ford Global, Ford Germany and Ford UK.

“Ford Germany” means Ford-Werke GmbH, a company incorporated under the Law of Germany.

“Ford Global” means Ford Global Technologies, LLC, a Delaware limited liability company.

“Ford Limited License IT” has the meaning set forth in the Intellectual Property License Agreement.

“Ford Netherlands Pension Fund Transfer Agreement” means the Agreement between Parent and the board of the Ford Netherlands Pension Fund in substantially the form attached to this Stock Purchase Agreement as Exhibit XXIII.

“Ford Netherlands Pension Fund Transferred Assets” has the meaning set forth in Section 6.22.

“Ford Retiree Medical Program” has the meaning set forth in Section 5.19(b).

“Ford Secondment Agreement means the Secondment Agreement to be entered into between Parent and Sweden Company in relation to Ford employees, in the form attached to this Stock Purchase Agreement as Exhibit XVII.

“Ford UK” means Ford Motor Company Limited, a company incorporated under the Law of England and Wales.

“Foreign Real Property Leases” means all leases, subleases and occupancy agreements, together with any amendment thereto, with respect to real property located outside of Sweden, in which a Target Company or Company Subsidiary is a lessee or has occupancy rights, except for those that are not, individually or in the aggregate, material to the operation of the Business.

“Formation Document” means, for a Person (other than an individual), the certificate of incorporation, certificate of registration, articles of incorporation, certificate of formation, certificate of partnership, partnership agreement or equivalent document establishing such Person’s legal existence.

“FRP” has the meaning set forth in Section 5.11(c).

“FSL” means a full service leasing product (which includes, inter alia, the provision to the lessee of vehicle maintenance services) which involves a leasing contract being entered into between an FSL Customer and a Third Party Supplier in respect of a Target Company Vehicle.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-11

EXECUTION VERSION

“FSL Customers” means those persons who lease a Target Company Vehicle from a Third Party Supplier by way of an FSL.

“Geely Group” means Zhejiang Geely Holding (Group) Co., Ltd. and Geely Automobile Holdings Co. Limited and their respective direct and indirect Subsidiaries.

“Gemini Engine IP” has the meaning set forth in the Intellectual Property License Agreement.

“German IP Pledge Agreement” means the German IP Pledge Agreement to be entered into between a members of Parent Group, on the one hand, and Sweden Company, on the other hand, in the form attached to this Stock Purchase Agreement as Exhibit XXVI.

“Ghent Property” means the manufacturing facilities located at (a) John Kennedylaan 25, 9000 Ghent, Belgium, and (b) Skaldenstraat, 9000 Ghent, Belgium.

“GHG Allowances” means the greenhouse gas allowances allocated by Governmental Entities to the Ghent Property pursuant to European Union Directive 2003/87/EC together with the Laws adopted thereunder by the Member States of the European Union.

“GHG Credits” means units used to determine compliance with the green house gas emissions standards established by U.S. Environmental Protection Agency’s light-duty vehicle greenhouse gas emissions standards program discussed in the EPA GHG Emissions Regulations.

“Goodwill Deposit” has the meaning set forth in Section 2.8(a).

“Governmental Approvals” has the meaning set forth in Section 3.3(a).

“Governmental Entity” means any local, state, regional, national, supra-national or foreign administrative agency, authority, arbitral tribunal, court, commission, department, registry, division or other governmental, quasi-governmental or government accredited institution, tribunal or regulatory body.

“Group Loss Company” is a company with losses, which is (or, at the relevant time, was) a member of a group of companies for relevant Tax purposes.

“Group Profit Company” is a company with profits, which is (or, at the relevant time, was) a member of a group of companies for relevant Tax purposes.

“Group Relief” means any transfer, sharing or consolidation of profits or losses within a group of companies or other relevant tax relationship for the purposes of any Taxes including any profit and loss transfer agreement, group contribution agreement and any Tax consolidation pursuant to any provision of any taxation statute in any jurisdiction.

“Hazardous Materials” means any waste, substance, radiation, or material (whether solid, liquid or gas) which are defined as a “pollutant,” “contaminant,” “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “radioactive material,” “solid waste,” or other similar designation in, or otherwise subject to regulation under, Law, or which, alone or in combination with other substances, has been determined by a Governmental Entity to cause harm to the environment.  The term Hazardous Materials shall only include asbestos, lead based paint or other Hazardous Materials that are part of,

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

affixed to or contained in, and result primarily in exposure within buildings, structures or equipment to the extent that such materials are not managed in accordance with Law.

“ICC Rules” has the meaning set forth in Section 12.19(a)(i).

“Improvement” means a development, improvement, enhancement, modification, or derivative work.

“Inconsistency” has the meaning set forth in Section 6.4(c)(iii)(D).

“Indemnified Environmental Losses” means any Losses, whether or not resulting from a Third Party Claim, arising out of or relating to:

(a)           any Hazardous Materials present at, on or under any Site at the Closing Date, and any such Hazardous Materials migrating from any Site at any time; or

(b)           any breach of, or failure by Parent or Sweden Seller to comply with Environmental Law or a Material Environmental Permit or failure to cause a Target Company or Company Subsidiary to comply with Environmental Law or a Material Environmental Permit prior to the Closing Date, in each case, incurred by any Buyer Indemnitee under Environmental Law as a result of:

(x)           Works required to prevent the commencement of Environmental Proceedings (provided that such Works would be carried out by a reasonable and prudent operator in the Buyer Indemnitee’s position, acting without regard to recourse under Section 10.2);

(y)           receipt by Buyers of a written request for remediation pursuant to Environmental Law from a Governmental Entity authorized to enforce such Environmental Law; or

(z)           a resolution of Environmental Proceedings.

“Indemnified JLR/AML Costs” means any and all Liabilities incurred by a Target Company or Company Subsidiary relating to or arising out of the business of designing, engineering, testing, manufacturing, marketing, selling and distributing Jaguar, Land Rover or Aston Martin vehicles and replacement parts and service parts and components and assemblies for such vehicles, except to the extent arising under (a) any Agreement to which a Target Company or Company Subsidiary (or their respective successors or assigns) is a party or (b) the Separation Agreements.

“Indemnified Party” has the meaning set forth in Section 10.7(a).

“Indemnified Product Recall Costs” means the actual direct costs and expenses resulting from or arising out of a Product Recall for Vehicles sold prior to the Closing Date, after deducting from such costs and expenses any reimbursement or other amounts paid, credited or otherwise provided in connection with any such Product Recall by suppliers, sub-suppliers or other third parties.

“Indemnifying Party” has the meaning set forth in Section 10.7(a).

“Indemnity Payment” has the meaning set forth in Section 12.6(d).

“Independent Tax Accountant” has the meaning set forth in Section 6.4(c)(iii)(A).

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

“Industrial Action” means any strike, work stoppage, slow-down, rule-book slow-down, work-to-rule, picketing or lock-out by or affecting Employees.

“Information Barriers Protocol” means the Information Barriers Protocol set forth in Schedule I.

“Initial Purchase Price” means an amount equal to (a) the Bid Price, minus (b) the amount of the Estimated Net External Indebtedness, plus (c) the amount of the Estimated Intra-Group Balances minus (d) the amount of the Estimated Pension Adjustment and plus or minus, as applicable, the amount of the Estimated Net Working Capital Adjustment.

“Insurance Policy” means a material policy of insurance in relation to a Target Company or Company Subsidiary and with respect to their current operations, assets, properties, directors, officers and Employees, whether taken out by a Target Company or Company Subsidiary or by another Person, currently in effect, or with respect to which a claim may currently be validly made.

“Intellectual Property Agreements” means, collectively, the Intellectual Property License Agreement, the Intellectual Property Assignment Agreement, and the Dispute Resolution Agreement.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into among the Ford Entities, on the one hand, and Sweden Company, on the other hand, in the form attached to this Stock Purchase Agreement as Exhibit IX.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be entered into among the Ford Entities, on the one hand, and Sweden Company, on the other hand, in the form attached to this Stock Purchase Agreement as Exhibit VIII.

“Intellectual Property Rights” means patents, rights in inventions, utility models, works of authorship, data, designs, databases, software, topography and mask works, know-how, trade secrets, confidential information, trademarks, service marks, trade, business and domain names, logos, trade dress, assumed names, get-up and goodwill, along with copyrights, moral rights and any other intellectual property or proprietary rights, in each case whether registered or unregistered and including all applications and registrations for and renewals, continuations, continuations in part, divisionals or extensions of such rights, and all similar or equivalent rights or forms of protection in any jurisdiction.

“Intercompany Agreements” has the meaning set forth in Section 6.10(a).

“Interim Financial Statements” means: (a) the consolidated balance sheet of Target Companies and Company Subsidiaries as of October 31, 2009, (b) the consolidated income statements of Target Companies and Company Subsidiaries for the ten-month period ended October 31, 2009, and (c) the consolidated operating cash flow statements of Target Companies and Company Subsidiaries for the ten-month period ended October 31, 2009, all as set forth in Schedule DD.

“Intra-Group Balances” (which may be a positive or negative number) means the Intra-Group Receivables minus the Intra-Group Payables, as set forth in the Final Closing Statement in accordance with Schedule A-1.

“Intra-Group Balances Price Adjustment” means the amount, if any, payable by U.S. Buyer or Sweden Buyer to Parent or Sweden Seller or, as applicable, by Parent or Sweden Seller to U.S. Buyer or Sweden Buyer pursuant to Section 2.5(b)(i).

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

“Intra-Group Payables” means the amounts that are, as of the Measuring Time, owed by a Target Company or Company Subsidiary to any member of Parent Group including any interest accrued thereon but excluding Intra-Group Trade Payables, as set forth in the Final Closing Statement in accordance with Schedule A-1 and, to the extent any Intra-Group Payable is expressed in a currency other than U.S. Dollars, the corresponding amount shall be calculated by converting such amount into U.S. Dollars using the exchange rate required by Schedule A-1 to be used in translating the relevant currency into U.S. Dollars for the purposes of preparing the Final Closing Statement.

“Intra-Group Receivables” means the amounts that are, as of the Measuring Time, owed by any member of Parent Group to a Target Company or Company Subsidiary, including any interest accrued thereon but excluding Intra-Group Trade Receivables, as set forth in the Final Closing Statement in accordance with Schedule A-1 and, to the extent any Intra-Group Receivable is expressed in a currency other than U.S. Dollars, the corresponding amount shall be calculated by converting such amount into U.S. Dollars using the exchange rate required by Schedule A-1 to be used in translating the relevant currency into U.S. Dollars for the purposes of preparing the Final Closing Statement.

“Intra-Group Trade Payables” means the amounts that are, as of the Measuring Time, owed by a Target Company or Company Subsidiary to any member of Parent Group, relating to goods and services provided in the Ordinary Course of Business (which, for the avoidance of doubt, shall not include financing or licensing related payables).

“Intra-Group Trade Receivables” means amounts that are, as of the Measuring Time, owed by any member of Parent Group to a Target Company or Company Subsidiary relating to goods and services provided in the Ordinary Course of Business (which, for the avoidance of doubt, shall not include financing or licensing related payables).

“IP Contracts” means:

(a)           any Material Third Party License In or Material Third Party License Out;

(b)           the Volvo Trademark Holding License Agreement, the Volvo Trademark Holding Shareholders’ Agreement or the AB Volvo License Agreement;

(c)           any Material IP Settlement Agreement; and

(d)           any material Third Party IT Agreement to which a Target Company or Company Subsidiary is a party.

“IP Settlement Agreements” has the meaning set forth in Section 3.14(q).

“IT Agreement” means the Information Technology Transitional Services Agreement to be entered into between Parent and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit VI.

“IT Applications” means operating systems, middleware, applications and data that are connected to, or running on, IT Infrastructure and any other information technology hardware and software that is not included in IT Infrastructure, and shall include software interfaces and source code.

“IT Infrastructure” means information technology infrastructure including any platform hardware, mainframes, servers, storage devices and networks and network equipments such as hubs, routers and

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-15

EXECUTION VERSION

repeaters for LAN, WAN and wireless connections but excluding networks generally available to the public.

“IT Permitted Encumbrance” means (a) Agreements entered into in the Ordinary Course of Business granting non-exclusive licenses to third parties in the Parent IT System or Target Companies IT System; (b) leases, title retention agreements, and other financing arrangements; (c) liens (including mechanics’, carriers’, workers’, repairers’ and other similar liens, but excluding Tax liens) arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of a Target Company or Company Subsidiary, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings, and only to the extent that such liens do not or would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the asset to which such liens relate in the Ordinary Course of Business; and (d) security interests arising by operation of Law.

“IT Steering Committee” has the meaning given to the term “Steering Committee” in the IT Agreement.

“IT Systems” means, together, the Target Companies IT System, the Parent IT System and all other IT Applications and IT Infrastructure used by a Target Company or a Company Subsidiary as at Closing.

“IT Transition Plan” has the meaning given to the term “Transition Plan” in the IT Agreement.

“JLR Agreement” means any Agreement entered into in connection with Parent’s sale of the Jaguar and Land Rover businesses and to which a Target Company or Company Subsidiary is a party.

“Joint New DB Plan” means a defined benefit pension plan established pursuant to the Defined Benefits Pension Law of Japan (Law No. 50 of 2001, as amended) jointly established and managed by VCJ and FJL.

“Knowledge of Buyer” means of a fact, event, circumstance or occurrence known by the individuals listed on Schedule G after making reasonable inquiry.

“Knowledge of Parent” means of a fact, event, circumstance or occurrence known by the individuals listed on Schedule D after making reasonable inquiry.

“Law” means any applicable law, common law, statute, directive, ordinance, rules of any stock exchange or Governmental Entity, regulation or Order.

“Leadership Level 3 Employee” means an employee of Parent or a member of Parent Group whose salary grade is at Leadership Level 3 as designated in Parent’s employment policies (or the equivalent grade in any successor policies as notified to Buyers from time to time).

“Leadership Level 5 Employee” means an employee of Parent or a member of Parent Group whose salary grade is at Leadership Level 5 as designated in Parent’s employment policies (or the equivalent grade in any successor policies as notified to Buyers from time to time).

“Lease Finance” means, collectively, any and all lease and/or trade cycle management contracts relating to Vehicles entered into between Credit Company and a Target Company Customer and which are originated or purchased by Credit Company by way of Volvo Finance.

“Leased Foreign Real Property” has the meaning set forth in Section 3.13(b).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-16

EXECUTION VERSION

“Leased Local Real Property” has the meaning set forth in Section 3.13(b).

“Leased Real Property” means the Leased Local Real Property together with the Leased Foreign Real Property.

“Legal Data Room” means the IntraLinks workspace site entitled “Project Delta Data Room” as made available to Buyer Group, Geely Group and their respective representatives.

“Liabilities” means all liabilities, debts, duties and obligations of every description, whether deriving from Agreement, Claim, Order or Law, actual or contingent, determined or determinable, asserted or unasserted, ascertained or matured or unascertained or unmatured and whether owed or incurred severally or jointly, or as principal or surety.

“LLC Interest Assignment and Assumption Agreement” means the Limited Liability Company Interest Assignment and Assumption Agreement substantially in the form attached to this Stock Purchase Agreement as Exhibit II.

“Local Collective Agreements” has the meaning set forth in Section 3.17(b).

“Local GAAP” means the generally accepted accounting principles adopted to prepare the relevant accounts of a Person.

“Local Real Property Leases” means all leases, subleases and occupancy agreements, together with any amendments thereto, with respect to real property located in Sweden, in which a Target Company or Company Subsidiary is a lessee or has occupancy rights, except for those that are not, individually or in the aggregate, material to the operation of the Business.

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, penalty or settlement, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually incurred or suffered by the specified Person; but specifically excluding (a) any consequential, exemplary or punitive damage or other special damage, provided that such exclusions shall not apply to claims for indemnification with respect to Third Party Claims and there shall be no limit or restriction in any manner of any rights or remedies which any member of Buyer Group or Geely Group has based on fraud, or (b) any reduction of, or utilization of, any net operating loss carryforward, tax credit carryforward or similar Tax attribute or any Tax liability attributable to such reduction or utilization, except as otherwise provided in Section 6.2(a)(v) with respect to certain Deemed Tax Liabilities and except where such reduction or utilization is in breach of the warranty set out in Section 3.12(v) or the covenants set out in Section 6.6.

“Maintained Company Plan” has the meaning set forth in Section 6.18(a)(i).

“Market” means Belgium, Brazil, Germany, Ireland, Italy, Mexico, Spain, and Switzerland.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Material Environmental Permits” means all Permits required under Environmental Law for a Target Company or Company Subsidiary to operate its respective business, except for such Permits the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Business or result in a significant fine.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-17

EXECUTION VERSION

“Material IP Settlement Agreement” means any IP Settlement Agreement that is (a) material to the Business, or (b) if breached, terminated or not renewed would reasonably be expected to materially impair the operation of the Business.

“Material Jurisdictions” has the meaning set forth in Section 6.17.

“Material Non-Environmental Permits” has the meaning set forth in Section 3.27(c).

“Material Real Property Improvements” means the improvements, alterations and additions that are not deemed personal property by the Law of the applicable jurisdiction and that are (a) located on, and forming part of, the Owned Real Property, or (b) located on the Leased Real Property, to the extent a Target Company or Company Subsidiary is responsible for such improvements pursuant to the Real Property Leases, and that are material individually or in the aggregate to the operation of the Business; but specifically excluding, with respect to Owned Local Real Property, industrial assets that are subject to a pending or granted application under chapter 24 section 1 of the Swedish Real Property Code.

“Material Third Party Licenses In” means all Third Party Licenses In that are material to the operation of the Business.

“Material Third Party Licenses Out” means all Third Party Licenses Out that are material to the operation of the Business.

“Measuring Time” means 11:59 p.m. local time on the last day of the month preceding the Closing Date.

“Member State Filing Deadline” has the meaning set forth in Section 5.1(c).

“Model Year” shall have the meaning by which such term is defined or understood (as the case may be) in the EPA GHG Emissions Regulations..

“Net External Indebtedness” means the net amount of assets and liabilities of the Target Companies and Company Subsidiaries (including, where applicable, joint ventures in accordance with Schedule A-1) to be included in Net External Indebtedness as set forth in the Final Closing Statement in accordance with Schedule A-1, provided that if the resulting amount is a net liability then Net External Indebtedness shall be a positive number, and if the resulting amount is a net asset then Net External Indebtedness shall be a negative number.

“Net External Indebtedness Adjustment” means the amount, if any, payable by Sweden Buyer to Parent or, as applicable, by Parent to Sweden Buyer pursuant to Section 2.5(b)(ii).

“Net Initial Purchase Price” has the meaning set forth in Section 2.3.

“Net Working Capital” means the net amount of assets and liabilities (treating assets as positive numbers and liabilities as negative numbers) of the Target Companies and Company Subsidiaries to be included in Net Working Capital as set forth in the Final Closing Statement in accordance with Schedule A-1, provided that if the resulting amount is a net asset then Net Working Capital shall be a positive number and if the resulting amount is a net liability Net Working Capital shall be a negative number.

“Net Working Capital Adjustment” means the amount, if any, payable by Sweden Buyer to Parent or Parent to Sweden Buyer pursuant to Section 2.5(b)(iii).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-18

EXECUTION VERSION

“New Plan” has the meaning set forth in Section 6.18(a)(ii).

“Non-Controlled Company” means any entity of which any Target Company or Company Subsidiary owns, directly or indirectly, or controls (through agreement or otherwise) 50% or less but more than 40% of any outstanding securities or other ownership interests, including Volvo Trademark Holding AB.

“Non-Controlled IP” means any Intellectual Property Rights which are owned by any Non-Controlled Company and which are (i) in and to the Volvo brand (“Non-Controlled Volvo Brand IP”), or (ii)  material to the Business.

“Non-Controlled IP Knowledge of Parent” means of a fact, event, circumstance or occurrence actually known by the individuals listed on Schedule FF after making reasonable inquiry.

“Non-Controlled Volvo Brand IP” has the meaning set forth in the definition of Non-Controlled IP in this Appendix 1.

“Non-Production Agreements” means the Purchasing Agreements of a Target Company or Company Subsidiary other than the Production Agreements, relating to payment or receipt by a Target Company or Company Subsidiary of more than $5,000,000 per year.

“NSC Reorganization” means the transfer of the Embedded NSCs to Sweden Company, a Company Subsidiary or a third party importer as set forth on Schedule F in accordance with the Separation Arrangements.

“NSC Transitional Services Agreement” means the NSC Transitional Services Agreement to be entered into between Parent and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XIX.

“Order” has the meaning set forth in Section 3.2(d)(i).

“Ordinary Course of Business” means the ordinary course of business consistent with past practices.

“Outside Date” has the meaning set forth in Section 11.1(f).

“Owned Foreign Real Property” means all real property located outside of Sweden that is owned by a Target Company or Company Subsidiary, except for such real property that is not, individually or in the aggregate, material to the operation of the Business.

“Owned Local Real Property” means all real property located in Sweden that is owned by a Target Company or Company Subsidiary, except for such real property that is not, individually or in the aggregate, material to the operation of the Business.

“Owned Real Property” means the Owned Local Real Property together with the Owned Foreign Real Property.

“Parent” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Parent Assigned Intellectual Property” means the Intellectual Property Rights that are to be assigned to Sweden Company under the Intellectual Property Assignment Agreement, provided however, for representations and warranties provided in Section 3.14 and given as of the date of execution and delivery

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-19

EXECUTION VERSION

of this Stock Purchase Agreement, this definition shall be limited to those Intellectual Property Rights in existence at such time.

“Parent Defined Contribution Plan” has the meaning set forth in Section 6.20(a).

“Parent Group” means Parent and any Affiliates of Parent, other than Target Companies and the Company Subsidiaries.

“Parent Indemnitee” has the meaning set forth in Section 10.4.

“Parent IT System” means IT Applications and IT Infrastructure that are (a) owned by a member of the Parent Group or provided to a member of the Parent Group or a Target Company or Company Subsidiary pursuant to a third party Agreement under which a member of Parent Group is a party; (b) used by a Target Company or a Company Subsidiary (or any of their respective suppliers, dealers or customers in or in relation to one or more Vehicles) as at Closing; and (c) identified in Schedule W.

“Parent IT Transition Services” means the provision of the Parent IT System, along with technical assistance, support, maintenance and other services relating to the operation and installation of the Parent IT System in accordance with the terms of the IT Agreement.

“Parent Licensed Intellectual Property” means the Intellectual Property Rights that are to be licensed to Sweden Company under the Intellectual Property License Agreement; provided however, for representations and warranties provided in Section 3.14 and given as of the date of execution and delivery of this Stock Purchase Agreement, this definition shall be limited to those Intellectual Property Rights that are in existence at such time.

“Parent Senior Employee” means an employee of Parent or a member of Parent Group whose grade is at or above that of a Leadership Level 5 Employee.

“Parent Tax Group” means Parent and any other company or companies (other than any Target Company or Company Subsidiary) which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, Parent for any Tax purpose.

“Party” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Payment Currency” has the meaning set forth in Section 12.7.

“PDF” has the meaning set forth in Section 12.11.

“Pension Plan #3” has the meaning set forth in Section 5.10(a).

“Pension Plan #6” has the meaning set forth in Section 5.10(b).

“Permit” means a certificate, franchise, license, permit, order, concession, authorization, registration, declaration, filing, approval or similar right granted by a Governmental Entity.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-20

EXECUTION VERSION

“Permitted Encumbrances” means:

(a)           the documents and matters set forth on Schedule E and certain matters reflected in the Company Financial Statements and set forth in the documents listed on Schedule E, copies of which documents have been made available to Buyers; together with

(b)           (i) statutory liens for current Taxes not yet due, payable or delinquent, or which may be paid without interest or penalties, or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which contested amount adequate reserves are maintained on the Company Financial Statements, (ii) liens (including mechanics’, carriers’, workers’, repairers’ and other similar liens, but excluding Tax liens) arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of a Target Company or Company Subsidiary, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings, and only to the extent that such liens do not or would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the asset to which such liens relate in the Ordinary Course of Business, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation, but excluding Tax liens) that are incurred in the Ordinary Course of Business and none of which, individually or in the aggregate, materially impair the continued use and operation of the asset to which such liens relate in the Ordinary Course of Business, (iv) Encumbrances imposed by Law, including zoning, entitlement, conservation restriction and other land use and environmental regulations by a Governmental Entity, none of which, individually or in the aggregate, materially impair the current occupancy or current use of such real property, as applicable, (v) all covenants, conditions, restrictions, utility easements, easements, encroachments, joint facilities, charges, rights of way, other liens and any similar matter set forth in any state, local or municipal franchise on title to real property of a Target Company or Company Subsidiary, as applicable, which do not materially impair the current occupancy or current use of such real property, (vi) minor survey exceptions and matters as to real property of a Target Company or Company Subsidiary, as applicable, which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such real property, (vii) other liens or Encumbrances expressly disclosed in the Company Financial Statements or Schedule B, (viii) any Encumbrance affecting the fee interest of any Leased Property not created by a Target Company, a Company Subsidiary or Parent that is not otherwise a Permitted Encumbrance under any other clause of this definition, (ix) any Encumbrances with respect to chancel repair liability, (x) any track use Agreement with respect to any test track or proving grounds, and (xi) any industrial assets that are subject to a pending or granted application under chapter 24 section 1 of the Swedish Real Property Code, whether owned by a Target Company, a Company Subsidiary or a third party.

“Person” means an individual, association, a corporation, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

“Phase I Environmental Site Assessment” means the Phase I environmental site assessments prepared by the Environmental Consultants and made available to Buyer Group and Geely Group.

“PLA” has the meaning set forth in Section 5.23.

“Plan” means any employee benefit scheme, plan, program, policy, practice, or other arrangement providing benefits to any current or former Employee or any beneficiary or dependent thereof that is sponsored or maintained by Parent, Sweden Seller, a Target Company or Company Subsidiary or to which Parent, Sweden Seller, a Target Company or Company Subsidiary contributes or is obligated to

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-21

EXECUTION VERSION

contribute, including any pension, retirement, supplemental retirement, deferred compensation, bonus, incentive, vacation, insurance, stock purchase, stock option, equity award, severance, employment, change of control or fringe benefit plan, program or Agreement.

“PRC” means the People’s Republic of China which, for the purposes of this Stock Purchase Agreement, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region and the territory of Taiwan.

“Pre-Closing Period” has the meaning set forth in Section 6.2(a)(i).

“Products” means Vehicles and Vehicle parts and accessories.

“Product Recall” means a vehicle repair campaign (whether voluntary or required by a Governmental Entity) to address product safety defects or non-compliances or emissions defects or non-compliances where a Target Company or Company Subsidiary, their respective importer, national sales company or other market representative has reported the defect to a Governmental Entity and has directly notified each affected customer to deliver the vehicle in question to an authorized service provider for repair, and where the subject repair was performed at no cost to the customer.  For the avoidance of doubt, “Product Recalls” shall not include any campaigns or other actions to honor or otherwise satisfy any Vehicle warranty, extended warranty, extended service plan or similar plan or program.

“Product Regulatory Requirement” means a mandatory legal standard, certification or approval related to motor vehicle safety, emissions or the environment, that must be met or obtained by a Target Company or Company Subsidiary in order for Vehicles to be legally sold or imported in countries where a Target Company or Company Subsidiary sells or imports Vehicles.

“Product Supply Agreements” means all of the following Agreements: (a) the Agreement for the supply of engines and stampings dated as of the Closing Date among Ford Motor Company Limited, Ford-Werke GmbH, Ford España, S.L. and Sweden Company; (b) the Agreement for the supply of engines and stampings dated as of the Closing Date among Sweden Company, Ford Motor Company Limited and Ford España, S.L.; (c) the Agreement for the supply of DW10 engines dated as of the Closing Date among Sweden Company, Ford-Werke GmbH, and Ford España, S.L.; (d) the Agreement for the supply of conrods and brake discs dated as of the Closing Date among Sweden Company, Ford Motor Company Limited and Ford-Werke GmbH; and (e) the Agreement for the supply of camshafts dated as of the Closing Date among Sweden Company, Ford Motor Company Limited and Ford-Werke GmbH.

“Production Agreements” means the purchasing agreements of a Target Company or Company Subsidiary, as applicable, relating specifically to vehicle and component manufacturing and production, relating to payment or receipt by a Target Company or Company Subsidiary of more than $20,000,000 per year.

“Production Goods and Services” means goods and services including (a) production and service parts, components, assemblies and accessories, (b) raw materials, (c) tooling and (d) design, engineering or other services.

“Production Purchasing Global Terms and Conditions” means the primary contract terms and conditions that apply to the purchase of Production Goods and Services which in each case shall for the purposes of this Stock Purchase Agreement include applicable supplemental terms and conditions issued to address special product or local market requirements and applicable purchase orders that specify price and other key terms.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-22

EXECUTION VERSION

“Project Company” means (a) the Jiading Project Co. (as defined in recital (B) of the Framework Agreement on Geely’s Shanghai Project by and among Management Committee of Shanghai Jiading Industrial Park, Shanghai Jiading Industrial Park Development (Group) Co., Ltd., Zhejiang Geely Holding Group Co., Ltd., and Mr. Li Shufu, dated February 9, 2010), (b) the Daqing Volvo Company (as described in paragraph 3.1 of the Investment Cooperation Agreement by and between Daqing State Owned Assets Operating Co., Ltd. and Zhejiang Geely Holding (Group) Co., Ltd., dated February 7, 2010), (c) any company formed or otherwise set up to own or operate the Zhangjiakou base (as described in the Geely Group Zhangjiakou Investment Project Cooperation Agreement by and among People's Government of Zhangjiakou Municipality, Zhangjiakou Tongtai Highway Group Co., Ltd. and Zhejiang Geely Holding (Group) Co., Ltd., dated March 18, 2010), and (d) any other company Controlled by Zhejiang Geely Holding (Group) Co., Ltd. which is formed or otherwise set up to develop, manufacture or assemble Volvo Branded Vehicles in China, or which is engaged in the development, manufacture, or assembly of Volvo Branded Vehicles in China.

“Proposal” has the meaning set forth in Section 5.17.

“PSA” means PSA S.A., a company incorporated under the Laws of France.

“PSA Group” means PSA and its Affiliates.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchasing Agreements” means the Production Agreements and the Non-Production Agreements.

“PZEV” means partial zero emissions vehicle as defined by the California Air Resources Board.

“Real Property Leases” means the Local Real Property Leases together with the Foreign Real Property Leases.

“Relevant Employees” means those employees (including temporary, agency and permanent employees) and consultants of a member of Parent Group, a member of Buyer Group, or a member of Geely Group who would reasonably be expected to have access to Restricted Information following Closing.

“Relief” includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any interest in respect of Tax) and any reference to the “use” or “set-off” of relief shall be construed accordingly and shall include use or set-off in part.

“Reorganization” means the Separation Arrangements, and the transactions contemplated by them, including the NSC Reorganization, as well as the transfer, assignment, sale or licensing of any Intellectual Property Rights and any other transactions carried out or Agreements entered into in preparation for or in connection with the sale of the U.S. Company Interest and Sweden Company Shares.

“Replaced Company Plan” has the meaning set forth in Section 6.18(a)(ii).

“Replacement Canada Defined Contribution Plans” has the meaning set forth in Section 5.10(b).

“Replacement Policies” has the meaning set forth in Section 5.13(a).

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-23

EXECUTION VERSION

“Replacement Provider” means the third party or third parties appointed by a VAB Manufacturer to provide the Services in substitution for the VAB Suppliers.

“Replacement U.S. Defined Contribution Plans” has the meaning set forth in Section 5.11(c).

“Replacement Vehicle Finance Arrangements” has the meaning set forth in Section 5.15.

“Represented Employees” has the meaning set forth in Section 3.17(b).

“Request for Arbitration” has the meaning set forth in the ICC Rules.

“Required Terms” has the meaning set forth in Section 5.23.

“Restricted Information” means confidential information of a member of Parent Group, on the one hand, and a member of Buyer Group or a member of Geely Group, on the other hand, (or confidential information of a third party, including the PSA Group, that is in the possession of a member of Parent Group, or a member of Buyer Group or a member of Geely Group) that includes: (a) prices or pricing plans in relation to the supply of vehicles or parts to downstream customers of vehicles or parts, (b) margins or margin targets in relation to the supply of vehicles or parts to downstream customers, (c) raw material, component and manufacturing costs which would not normally be disclosed or made accessible as between competitors, (d) plant capacity, capacity utilization and allocation of capacity to different products which would not normally be disclosed or made accessible as between competitors, (e) product development and launch plans and activities (other than with respect to products jointly developed pursuant to a Separation Agreement) or (f) any other information that reveals current or future business plans or anticipated commercial conduct of a member of Buyer Group, a member of Geely Group or a member of Parent Group, or of a third party that is in the possession of a member of Buyer Group, a member of Geely Group or a member of Parent Group in relation to the supply of vehicles or parts to customers; in the case of each of (a) through (f) above, to the extent that the disclosure of such information by or to a member of Parent Group, on the one hand, or by or to a member of Buyer Group or a member of Geely Group, on the other hand, would give rise to an infringement of competition Law, but specifically excluding (x) information as to the total price paid for materials comprised in the goods (at the agreed cost disclosure level) to any customer of the goods provided pursuant to the Separation Agreements; and (y) information as to the actual capacity reserved by a customer where a customer has an obligation to share the available capacity with the supplier pursuant to the Product Supply Agreements.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit (including post-retirement medical, dental and welfare benefits and termination indemnity (or seniority) payments) payable or prospectively or contingently payable on or following retirement, leaving service, invalidity and death.

“Retail Finance” means, collectively, any and all retail installment credit contracts relating to Vehicles entered into between a member of Parent Group and a Target Company Customer and which are originated or purchased by a member of Parent Group by way of Volvo Finance.

“RMB” denotes the lawful currency of the PRC.

“S40 TLC”  means the Volvo S40 Vehicle Technology Licensing Contract among Sweden Company, Ford Global and CFMA.

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-24

EXECUTION VERSION

“S80 TLC” means the Volvo S80 LWB Vehicle Technology Licensing Contract among Sweden Company, Ford Global and CFMA.

“Schedule” means a schedule attached to this Stock Purchase Agreement, as the same may be amended or supplemented from time to time after the date of this Stock Purchase Agreement and prior to Closing in accordance with the terms of this Stock Purchase Agreement.

“Secondment Agreements” means the Ford Secondment Agreement and the Volvo Secondment Agreement.

“Seller Claim” has the meaning set forth in Section 10.4.

“Seller Financing Agreement” means the Seller Financing Agreement by and between Sweden Seller and the relevant member of Geely Group, substantially in the form attached hereto as Exhibit XXVIII and any financing documents to be delivered in connection therewith.

“Seller Financing Amount” means $200,000,000.

“SEK” denotes the lawful currency of Sweden.

“Separation Agreements” means the Agreements to be entered into by certain members of Parent Group, on the one hand, and certain Target Companies or Company Subsidiaries, on the other hand, in the forms attached to this Stock Purchase Agreement as Exhibit VI, Exhibit VII, Exhibit VIII, Exhibit IX, Exhibit X, Exhibit XI, Exhibit XII, Exhibit XIII, Exhibit XIV, Exhibit XV, Exhibit XVI, Exhibit XVII, Exhibit XVIII, Exhibit XIX, Exhibit XX, Exhibit XXI and Exhibit XXVI.

“Separation Arrangements” means, in relation to an Embedded NSC, as applicable (a) formation of a new entity in the jurisdiction listed for such Embedded NSC, (b) acquisition by Sweden Company or a Company Subsidiary of the shares of such new entity, (c) establishment of third party contractual arrangements and applications for, and receipt of, Permits, licenses and registrations, (d) transfer of assets and assumption of Liabilities, (e) separation of properties, (f) separation of employee pensions and benefits arrangements and (g) all other actions taken by a member of Parent Group, a Target Company or Company Subsidiary in connection with (a) through (f) above.

“Separation IP” means the Intellectual Property created, developed or invented by, or on behalf of, a Party or its Affiliates after Closing (a) in materials, documentation and other items, (b) in making those materials, documentation or other items, and (c) in any process used in making those materials, documentation or other items, in each case with respect to those materials, documentation or other items that are required to be delivered by that party or its relevant Affiliate pursuant to any of the Development Agreements.

“Services” means the respective services listed in Section 2.1.4 of the VAB Transitional Services Agreement.

“Shanghai Holdco” means Shanghai Geely Zhao Yuan International Investment Co., Ltd., a company organized under the Law of China.

“Shared Contract” means an Agreement, excluding any Excluded Contract, with a third party to which (a) a member of Parent Group is a party and pursuant to which a Target Company or Company Subsidiary is a party or receives a benefit or has an obligation to perform, or (b) a Target Company or Company

Appendix 1 to the Stock Purchase Agreement Definitions

App.1-25

EXECUTION VERSION

Subsidiary is a party and pursuant to which a member of Parent Group is a party or receives a benefit or has an obligation to perform.

“Sites” means any real property (a) owned, leased or occupied by a Target Company or Company Subsidiary as of the Closing Date, or (b) owned, leased or occupied by a Target Company or a Company Subsidiary during the five-year period prior to the Closing Date.

“Special GHG Credits” has the meaning set forth in Section 5.22(a).

“Specified Net Working Capital” means a negative amount of $1,343,000,000.

“Specified Representations” has the meaning set forth in Section 10.1(a).

“SSIP” has the meaning set forth in Section 5.10(b).

“Statutory Audit Companies” means the Target Companies and Company Subsidiaries set forth on Schedule Q.

“Stock Purchase Agreement” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Straddle Period” has the meaning set forth in Section 6.2(a)(i).

“Subsidiary” means a corporation, partnership, joint venture or other entity of which any Person (a) owns, directly or indirectly, or controls (through agreement or otherwise) more than 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or (b) has the right to appoint or remove a majority of the board of directors or other governing body.

“Surviving Contracts” has the meaning set forth in Section 6.10(a).

“Sweden Buyer” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Sweden Company” means Volvo Car Corporation, a corporation organized under the Law of Sweden.

“Sweden Company GHG Credit Shortfall” means, in respect of a Model Year, Target Group’s GHG Credit shortfall for Vehicles in that Model Year under the EPA GHG Emissions Standards, reduced by (i) the Special GHG Credits (without duplication in the calculation of such shortfall), (ii) any GHG Credits generated, or projected to be generated, by Target Group in prior or subsequent Model Years that are eligible under the EPA GHG Emissions Regulation to be applied by a member of Target Group to the applicable credit balance for the Model Year including any A/C leakage credits; and (iii) any portion of such actual GHG Credit shortfall under the EPA GHG Emissions Standards that is attributable to actual deviations from the Cycle Plan and the Business Plan to the extent of the sales plan contained therein.

“Sweden Company Management Team” means Steven Armstrong, Olle Axelson, Bengt Banck, Bernt Ejbyfeldt, Magnus Hellsten, Magnus Jonsson, Gerry Keaney, Stephen Odell, Stuart Rowley, Björn Sällström and Elisabet Wenzlaff.

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EXECUTION VERSION

“Sweden Company PZEV Credit Shortfall” means the total number of additional PZEV credits estimated as of the date of this Stock Purchase Agreement to be required by Sweden Company for the 2010, 2011, 2012, 2013, 2014 and 2015 model years as set forth on Schedule L.

“Sweden Company Shares” has the meaning set forth in the recitals to this Stock Purchase Agreement.

“Sweden Seller” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“Swedish Entities” means Sweden Company and each Company Subsidiary incorporated under the Law of Sweden.

“Swedish GAAP” means Swedish generally accepted accounting principles.

“Target Companies” means U.S. Company and Sweden Company.

“Target Companies IT System” means IT Applications and IT Infrastructure that are (a) owned by a Target Company or Company Subsidiary or provided to a member of Parent Group or a Target Company or Company Subsidiary pursuant to a third party agreement under which a Target Company or Company Subsidiary is a party; (b) used by Parent Group at Closing; and (c) to the Knowledge of Parent, listed in all material respects on Schedule T, as such Schedule may be updated between the date of this Stock Purchase Agreement and Closing.

“Target Companies IT Transition Services” means the provision of the Target Companies IT System, along with technical assistance, support, maintenance and other services relating to the operation and installation of the Target Companies IT System in accordance with the terms of the IT Agreement.

“Target Company Customers” means those obligors that finance or lease a Vehicle by way of Volvo Finance and for the avoidance of doubt such obligors shall include FSL Customers, Credit Insurance Customers and any Target Company Customers that enter into fleet and daily rental arrangements (including where such arrangements are negotiated directly with Target Company).

“Target Company Senior Employee” means an Employee whose salary grade is at or above that of a Leadership Level 5 Employee.

“Target Group” means the Target Companies and the Company Subsidiaries.

“Tax” or “Taxes” means all taxes of any kind, including all national, state, provincial, territorial, municipal or local income, profits, franchise, gross receipts, environmental, customs, import, export, net worth, sales, use, goods and services, value added, ad valorem, withholding, employment, social security, disability, occupation, pension, real property, tangible and intangible personal property, stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties, interest and other additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments and interest thereon) imposed by or on behalf of a Governmental Entity.

“Tax Authority” means any Governmental Entity competent to impose any Tax, or assess or collect any Tax.

“Tax Claim” means any claim pursuant to Section 6.2 or any claim for a breach of any of the warranties in Section 3.12 or for a breach of the covenants and undertakings set out in Section 6.6 (including, for the

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

avoidance of doubt, a claim for indemnification in respect of the breach of such warranties pursuant to Section 10.2(a)).

“Tax Liability” means:

(a)           an Actual Tax Liability; or

(b)           a Deemed Tax Liability.

“Tax Proceeding” has the meaning set forth in Section 6.5(a).

“Tax Refund Payment” has the meaning set forth in Section 6.2(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement required to be supplied to any Tax Authority in relation to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Temporary Lead-time Allowance Alternative Standards” are the final regulations, if any, promulgated by the U.S. Environmental Protection Agency with respect to optional interim fleet average green house gas emissions standards, flowing from the U.S. Environmental Protection Agency’s proposal to codify such regulations at 40 C.F.R. § 86.1818-12(e) in its Notice of Proposed Rulemaking published on September 28, 2009, and published at 74 Fed. Reg. 49454, as may be further described in EPA GHG Emissions Regulations.

 “Terms of Reference” has the meaning set forth in the ICC Rules.

“Theoretical Assets Allocated to VCJ” means the assets as calculated pursuant to Schedule P Part 1.

“Theoretical Assets Allocated to FJL” means the assets as calculated pursuant to Schedule P Part 2.

“Third Party Claim” has the meaning set forth in Section 10.7.

“Third Party IT Agreements” means all contracts or other agreements with third parties relating to the IT Systems, including software licenses and support agreements.

“Third Party Licenses In” means all licenses granted by third parties to a member of Parent Group, a Target Company or a Company Subsidiary of Intellectual Property Rights owned by or licensed to such third parties and which are used by a Target Company or Company Subsidiary (except for (a) licenses for off-the-shelf software, publications or newsletters, (b) IP Settlement Agreements, and (c) purchase orders), provided that “third party” shall include any entity of which any Target Company owns, directly or indirectly, or controls (through agreement or otherwise) 40% or less of any outstanding securities or other ownership interests.

“Third Party Licenses Out” means all licenses granted by a member of Parent Group, a Target Company or a Company Subsidiary to third parties of Company Intellectual Property or Parent Assigned Intellectual Property (except for (a) licenses for off-the-shelf software, publications or newsletters, (b) IP Settlement Agreements, and (c) purchase orders), provided that “third party” shall include any entity of which any Target Company owns, directly or indirectly, or controls (through agreement or otherwise) 40% or less of any outstanding securities or other ownership interests.

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EXECUTION VERSION

“Third Party Refund Payment” has the meaning set forth in Section 10.9.

“Third Party Supplier” means a Third Party with which Credit Company has a contractual arrangement for such Third Party to provide FSL or Insurance by way of Volvo Finance.

“Tooling Agreement” means the Tooling Agreement to be entered into between certain Parent Group Entities and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XVI.

“Total Pension Adjustment” means the Total Pension Adjustment calculated in accordance with Schedule A-2.

“Transaction Documents” means this Stock Purchase Agreement, the Separation Agreements and the Seller Financing Agreement.

“Transaction Financial Statements” means the Dearborn-administered Hyperion Enterprise (HE) consolidated accounts in respect of the Target Companies and the Company Subsidiaries as of the year ended December 31, 2008 set forth on Schedule BB.

“Transitional Services Agreement” means the Transitional Services Agreement to be entered into between Parent and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XVIII.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“UK Pensions Act” means the United Kingdom Pensions Act 2004.

“Undertakings” has the meaning set forth in Section 5.1(g).

“Undisclosed Individual” has the meaning set forth in Section 6.16(b).

“U.S.” and “United States” mean the United States of America.

“U.S. Buyer” has the meaning set forth in the preamble to this Stock Purchase Agreement.

“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended.

“U.S. Company” means Volvo Cars of North America, LLC, a Delaware limited liability company.

“U.S. Company Interest” has the meaning set forth in the recitals to this Stock Purchase Agreement.

“U.S. Dealer Agreement” means any dealer Agreement, sales Agreement, retailer Agreement, franchise Agreement, letter of intent, or similar Agreement, including any amendments, addenda, riders or other writings by and between U.S. Company, or its predecessors, on the one hand, and any dealers or prospective dealers in the United States, on the other hand, relating to the sale or distribution of Vehicles.

“U.S. Dollars,” “USD” and “$” each denote the lawful currency of the U.S.

“U.S. Employee Pension Participants” has the meaning set forth in Section 5.11(a).

“U.S. Employee Pensions Plans” has the meaning set forth in Section 5.11(a).

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EXECUTION VERSION

“U.S. Employee Pensions Plan Transferred Assets” has the meaning set forth in Section 6.21.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“U.S. Hourly Employee Pension Participants” has the meaning set forth in Section 5.11(b).

“VAB” means Volvo Auto Bank Deutschland GmbH, a German corporation.

“VAB Manufacturer” means Volvo Car Germany GmbH or Volvo Automobile (Schweiz) AG.

“VAB Supplier” means Volvo Car Holding Germany GmbH, VAB, VAL and VAF

“VAB Transitional Services Agreement” means the VAB Services Agreement to be entered into between certain Credit Company Affiliates and certain Target Companies and Company Subsidiaries, in the form attached to this Stock Purchase Agreement as Exhibit XXI.

“VAF” means Volvo Auto Finanz-Service Deutschland GmbH, a German corporation.

“VAL” means Volvo Auto Leasing Deutschland GmbH, a German corporation.

“VAT” means value added tax chargeable under or pursuant to the EC Council Directive 2006/112/EC on the common system of value added tax or any similar sales, purchase or turnover tax chargeable outside the European Union, including any sales tax imposed by any state or local government within the United States.

“VCJ” has the meaning set forth in Section 6.23(a)(i).

“VCJ Actuary” has the meaning set forth in Section 6.23(c).

“VCJ Amount” has the meaning set forth in Section 6.23(c).

“Vehicle” means a vehicle manufactured or distributed by a Target Company or Company Subsidiary.

“Vehicle Finance Arrangements” means collectively, Floor Plan Finance, Lease Finance and Retail Finance.

“Vehicle Finance Separation Agreement” means the Vehicle Finance Separation Agreement to be entered into between Credit Company and Sweden Company, in the form attached to this Stock Purchase Agreement as Exhibit XX.

“Volvo Assigned Patents” has the meaning set forth in the Intellectual Property License Agreement.

“Volvo Branded Vehicles” has the meaning set forth in the Intellectual Property License Agreement.

“Volvo Finance” means collectively the Volvo finance trade brand names set forth in Schedule 4 of the Vehicle Finance Services Agreement.

“Volvo Netherlands Defined Benefit Plan” has the meaning set forth in Section 5.12(a).

“Volvo Netherlands Funding Vehicle” has the meaning set forth in Section 5.12(a).

Appendix 1 to the Stock Purchase Agreement Definitions

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EXECUTION VERSION

“Volvo Secondment Agreement” means the Secondment Agreement to be entered into between Parent and Sweden Company in relation to Employees, in the form attached to this Stock Purchase Agreement as Exhibit XVII.

“Volvo Trademark Holding License Agreement” means the Volvo Cars Trademarks License Agreement between Volvo Trademark Holding AB and Sweden Company, effective on February 28, 1999.

“Volvo Trademark Holding Shareholders’ Agreement” means the Shareholders’ Agreement, by and among Volvo Trademark Holding AB, AB Volvo, Sweden Company and Parent, effective on March 31, 1999.

“Volvo U.S. Defined Benefit Plan” has the meaning set forth in Section 5.11(b).

“Working Capital Facility” has the meaning set forth in Section 5.18(d).

“Working Capital Forecast” has the meaning set forth in Section 5.24.

“Works” means any of the following, to the extent required by Environmental Law:

(a)	inspecting, investigating, assessing, sampling or monitoring measures in relation to a Hazardous Material;

(b)	carrying out of measures to prevent, treat, abate, remove, remediate, control or contain the presence, escape effect or potential effect of a Hazardous Material; and

(c)	restoring of the environment affected by any Hazardous Material.

Appendix 1 to the Stock Purchase Agreement Definitions

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